UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

SCHIFF NUTRITION INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)

Title of each class of securities to which transaction applies:

Class A common stock, par value $0.01 per share, of Schiff Nutrition International, Inc. (“Class A Common Stock”)

Class B common stock, par value $0.01 per share, of Schiff Nutrition International, Inc. (“Class B Common Stock”)

	(2)	Aggregate number of securities to which transaction applies: 21,858,086 shares of Class A Common Stock (including restricted stock awards), 7,486,574 shares of Class B Common Stock, options to purchase 2,786,143 shares of Class A Common Stock and 272,101 restricted stock units.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 21,858,086 shares of Class A Common Stock (including shares of Class A Common Stock issued pursuant to restricted stock awards) multiplied by $34.00 per share, (B) 7,486,574 shares of Class B Common Stock multiplied by $34.00 per share, (C) 2,786,143 shares of Class A Common Stock underlying options multiplied by $23.13 (which is the difference between $34.00 and the weighted average exercise price with respect to such options of $10.87 per share) and (D) 272,101 restricted stock units multiplied by $34.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00013640 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $1,071,413,361.59

	(5)	Total fee paid:

$146,140.79

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No:

	(3)	Filing party:

	(4)	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION

2002 South 5070 West

Salt Lake City, Utah 84104

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

November [—], 2012

To our Stockholders:

This notice of action by written consent and appraisal rights and the accompanying information statement are being furnished to the holders of Class A and Class B common stock of Schiff Nutrition International, Inc., a Delaware corporation, that we refer to as “Schiff” or the “Company,” in connection with the Agreement and Plan of Merger, dated as of October 29, 2012, and as it may be amended from time to time, by and among Bayer HealthCare LLC, a Delaware limited liability company that we refer to as “Parent,” Willow Road Company, a Delaware corporation and wholly-owned subsidiary of Parent that we refer to as “Merger Sub,” and Schiff. We refer to the Agreement and Plan of Merger as the “Merger Agreement” and to the merger of Merger Sub with and into Schiff, with Schiff surviving as a wholly-owned subsidiary of Parent, that is contemplated by the Merger Agreement as the “Merger.” Upon completion of the Merger, each share of Class A common stock, par value $0.01 (“Class A Common Stock”), and Class B common stock, par value $0.01 (“Class B Common Stock”), of Schiff (the Class A Common Stock and the Class B Common Stock, together, the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares and (ii) owned by the Company as treasury stock, by any of the Company’s subsidiaries or by Parent, Merger Sub or any of their respective subsidiaries, will be cancelled and converted automatically into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the “Merger Consideration.” A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

If the Merger is completed, you will be entitled to receive $34.00 in cash, without interest and less any applicable withholding taxes, for each share of Company Common Stock owned by you (unless you have properly exercised your appraisal rights under Section 262 of the DGCL with respect to such shares).

The Company’s board of directors (the “Company Board”) has (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) recommended that the Company’s stockholders vote their shares of Company Common Stock in favor of adopting the Merger Agreement.

Under Section 251 of the DGCL, the adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of stockholders holding in the aggregate shares of Company

Common Stock representing a majority of the voting power of the issued and outstanding shares of Company Common Stock. On October 29, 2012, Weider Health and Fitness and TPG STAR SNI, L.P. (collectively, the “Principal Stockholders”), which on such date beneficially owned 14,973,148 shares of Company Common Stock representing approximately 85.16% of the voting power of the issued and outstanding shares of Company Common Stock, executed a written consent in lieu of a meeting adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”) and delivered such Written Consent to the Company. While the Written Consent was effective upon its delivery to the Company in accordance with the DGCL, the Written Consent shall be of no further force or effect following termination, if any, of the Merger Agreement in accordance with its terms (including, without limitation, a termination of the Merger Agreement in connection with the Company executing a definitive agreement with a third party with respect to a superior proposal). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or to authorize the transactions contemplated thereby, and the Company will not be soliciting your adoption of the Merger Agreement and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement.

This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent, as contemplated by Section 228 of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Principal Stockholders, will have the right to seek an appraisal of, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration, as long as such holders did not consent to the adoption of the Merger Agreement. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the date of mailing of this notice and the accompanying information statement, or [—], 2012, and comply with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C.

This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your Company Common Stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Company Common Stock certificates and payment for your shares of Company Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

Tarang P. Amin

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated November [—], 2012 and is first being mailed to our stockholders on November [—], 2012.

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Termination Fee	55
Fees and Expenses	56
Amendment and Waiver	56
STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT	57
WHERE YOU CAN FIND MORE INFORMATION	60

ANNEXES
Annex A	Agreement and Plan of Merger
Annex B	Written Consent
Annex C	Section 262 of the Delaware General Corporation Law
Annex D	Opinion of Houlihan Lokey Capital, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Schiff stockholder. Please refer to the additional information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement.

Unless otherwise indicated or the context requires otherwise, all references to “Schiff,” the “Company,” “we,” “us” or “our” refer to Schiff Nutrition International, Inc.; all references to “Parent” refer to Bayer HealthCare LLC; all references to “Merger Sub” refer to Willow Road Company, a direct and wholly-owned subsidiary of Parent; all references to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of October 29, 2012, by and among Schiff, Parent and Merger Sub, a copy of which is attached as Annex A to this information statement, as it may be amended from time to time; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; and all references to the “Principal Stockholders” refer to Weider Health and Fitness and TPG STAR SNI, L.P. (“TPG”), which together owned approximately 34.28% of the outstanding shares of the Class A common stock, par value $0.01 (“Class A Common Stock”), and 100% of the outstanding shares of the Class B common stock, par value $0.01 (“Class B Common Stock”), of Schiff (the Class A Common Stock and the Class B Common Stock, together, the “Company Common Stock”) as of the date of the Merger Agreement.

Q:	What is the proposed transaction, and what are the reasons for it?

A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent. The reasons for the Merger are discussed in more detail in “The Merger—Recommendations of Our Board of Directors and Its Reasons for the Recommendations” beginning on page 8.

Q:	What will I be entitled to receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive $34.00 in cash (the “Merger Consideration”), without interest and less any applicable withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). For example, if you own 100 shares of Company Common Stock, you would be entitled to receive $3,400 in cash in exchange for your shares of Company Common Stock, without interest and less any applicable withholding taxes. You will receive no equity interest in Parent, and after the effective time of the Merger (the “Effective Time”), you will have no equity interest in the Surviving Corporation.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. The Effective Time is currently expected to occur before the end of calendar year 2012, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, the Company will remain a publicly traded company, and such shares will continue to be traded on the New York Stock Exchange (the “NYSE”).

Q:	Why am I not being asked to vote on the Merger?

A:	Section 251 of the DGCL requires the adoption of the Merger Agreement by the affirmative vote or written consent of Company stockholders holding in the aggregate shares of Company Common Stock representing a majority of the voting power of the issued and outstanding shares of Company Common Stock. On October 29, 2012, the Principal Stockholders, which on such date beneficially owned 14,973,148 shares of Company Common Stock representing approximately 85.16% voting power of the issued and outstanding shares of Company Common Stock, executed a written consent in lieu of a meeting, a copy of which is attached to this information statement as Annex B, adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), and delivered such Written Consent to the Company. Therefore, your vote is not required and is not being sought. A special meeting of Company stockholders is not required and will not be held. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the Written Consent delivered by the Principal Stockholders to the Company, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:	Did the Company Board approve and recommend the Merger Agreement?

A:	Yes. The Company’s board of directors (the “Company Board”) has (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) recommended that the Company’s stockholders vote their shares of Company Common Stock in favor of adopting the Merger Agreement (the “Company Board Recommendation”).

Q:	What happens if I sell my shares before completion of the Merger?

A:	If you transfer your shares of Company Common Stock, you will have transferred your right to receive the Merger Consideration in the Merger. To receive the Merger Consideration, you must hold your shares of Company Common Stock through completion of the Merger.

Q:	Should I send in my Company Common Stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions after completion of the Merger, describing how you may exchange your shares of Company Common Stock for the Merger Consideration. If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm, trust or other nominee, you should contact your bank, brokerage firm, trust or other nominee. Please do NOT return your Company Common Stock certificate(s) to the Company.

Q:	Will the Merger Consideration I receive in the Merger increase if the Company’s operations improve or if the price of Common Stock increases above the Merger Consideration?

A:	No. The value of the Merger Consideration is fixed. The Merger Agreement does not contain any provision that would adjust the Merger Consideration based on fluctuations in the price of shares of Company Common Stock, the amount of working capital held by the Company at the Effective Time or changes in the results of operations of the Company before the Effective Time.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:	Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement—Conditions to the Merger” beginning on page 54.

Q:	If I did not consent to the adoption of the Merger Agreement, am I entitled to appraisal rights?

A:	Yes. You are entitled to seek appraisal of the fair value of your shares of Company Common Stock under Section 262 of the DGCL in connection with the Merger so long as you follow precisely all the steps required to perfect your rights under Delaware law. See “The Merger—Appraisal Rights” beginning on page 35.

Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:	If, at any time prior to Noon, New York City time, on November 28, 2012 (subject to extension pursuant to the terms of the Merger Agreement), a third party makes an acquisition proposal to the Company that was not solicited in material breach of the terms of the Merger Agreement, the Company may, notwithstanding the delivery of the Written Consent to the Company, negotiate and discuss the proposal with the third party under certain circumstances specified in the Merger Agreement. If the Company Board determines in good faith that such acquisition proposal constitutes a superior proposal and the Company notifies Parent and complies with certain additional requirements in the Merger Agreement, including negotiating with Parent in good faith during a period of four business days so that Parent has the opportunity to submit a matching or topping proposal, then the Company may, prior to Noon, New York City time, on November 28, 2012 (subject to extension pursuant to the terms of the Merger Agreement), terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such superior proposal. See “The Merger Agreement—Non-Solicitation of Acquisition Proposals” beginning on page 50.

The Company must pay Parent a termination fee of $22.0 million concurrently with such termination. See “The Merger Agreement—Termination Fee” beginning on page 54.

Q:	Will I owe taxes as a result of the Merger?

A:	The receipt by a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 39) of cash in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. As a result, assuming you are a U.S. holder, you will generally recognize capital gain or loss in an amount equal to the difference between (x) the amount of cash you receive (determined before the deduction of any applicable withholding taxes) in the Merger and (y) the adjusted tax basis of your shares of Company Common Stock exchanged for cash in the Merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 39 for more information, including material U.S. federal income tax consequences of the Merger to non-U.S. holders. Because tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular circumstances, we urge you to consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local or foreign taxes.

Q:	Where can I find more information about the Company?

A:	We file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 60.

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Q:	Who can help answer my questions?

A:	If you have more questions about the Merger, please contact Lippert/Heilshorn & Associates, our Investor Relations contact, at (415) 433-3777. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including estimates, projections and statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include the ability of the Company, Merger Sub and Parent to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Merger and the possibility of any termination of the Merger Agreement.

The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the Merger; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; other risks and uncertainties pertaining to the business of the Company, including dependence on sales of Move Free®, MegaRed® and Airborne® products, dependence on individual customers, adverse publicity or consumer perception regarding the Company’s nutritional supplements and/or their ingredients, similar products distributed by other companies or the nutritional supplement industry generally, the impact of competitive products and pricing pressure (including expansion of private label products), the inability to successfully bid on new and existing private label business and the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from third-party suppliers outside the United States, including China); claims that the Company’s products infringe the intellectual property rights of others; the inability to enforce or protect intellectual property rights and proprietary techniques against infringement; the inability to successfully launch and maintain sales outside of the United States while maintaining the integrity of the products sold and complying with local regulations; the inability to appropriately respond to changing consumer preferences and demand for new products; the inability to gain or maintain market distribution for new products or product enhancements; litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and product liability claims; the inability or increased cost to obtain sufficient levels of product liability and general insurance; the inability to comply with existing or new regulations, both in the United States and abroad, and adverse actions regarding product formulation, claims or advertising; product recalls or a significant amount of product returns; dependence on a single manufacturing facility and potential disruptions of the Company’s manufacturing operations; the inability to maintain or attract key personnel; interruptions to the Company’s information technology systems; control by the Company’s principal stockholders; and other risks detailed in the Company’s public filings with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended May 31, 2012 and Quarterly Reports on Form 10-Q. The reader is cautioned not to unduly rely on these forward-looking statements. The Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

SUMMARY

This summary highlights selected information from this information statement and may not contain all the information about the Merger that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this information statement in its entirety, including the annexes, and the other documents to which we have referred you.

The Companies (page 1)

Schiff Nutrition International, Inc.

The Company is a leading nutritional supplement company offering vitamins, nutrition supplements and nutrition bars in the United States and abroad. The Company’s portfolio of well-known brands, including MegaRed®, Move Free®, Airborne®, Tiger’s Milk®, Digestive Advantage® and Schiff® Vitamins, is marketed primarily through the mass market (including club) and, to a lesser extent, health food store, distribution channels.

The Company’s principal offices are located at 2002 South 5070 West, Salt Lake City, Utah 84104, and its telephone number is (801) 975-5000. The Company was incorporated in Delaware in 1996.

For additional information about Schiff and its business, see “Where You Can Find More Information” beginning on page 60.

Bayer HealthCare LLC

The Bayer Group is a global enterprise with core competencies in the fields of health care, agriculture and high-tech materials. Parent, a subgroup of Bayer AG with annual sales of EUR 17.2 billion (2011), is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. Parent combines the global activities of the Animal Health, Consumer Care, Medical Care and Pharmaceuticals divisions.

Parent’s principal offices are located at 555 White Plains Road, Tarrytown, NY 10591, and its telephone number is (914) 366-1800. Parent was formed in Delaware on October 16, 2002.

Willow Road Company

Merger Sub is a Delaware corporation formed by Parent on October 26, 2012 solely for the purpose of facilitating Parent’s acquisition of Schiff. Merger Sub has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the Merger Agreement. Its principal offices are located at the same address as Parent’s principal offices.

The Merger (page 2)

On October 29, 2012, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. As a result, the Company will become a wholly-owned subsidiary of Parent. Since the Merger Consideration will be paid in cash, you will receive no equity interest in Parent, and after the Effective Time you will have no equity interest in the Surviving Corporation.

The Merger Consideration (page 43)

Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the consummation of the Merger, except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the DGCL for such shares and (ii) owned by the Company as treasury stock, by any of the Company’s subsidiaries or by Parent, Merger Sub or any of their respective subsidiaries, will be cancelled and converted into the right to receive the Merger Consideration, without interest, upon surrender of each respective share certificate and/or letter of transmittal, whichever is applicable.

Reasons for the Merger (page 8)

After consideration of various factors, the Company Board has (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) recommended that the Company’s stockholders vote their shares of Company Common Stock in favor of adopting the Merger Agreement.

For a discussion of the material factors considered by the Company Board in reaching its conclusions, see “The Merger—Recommendations of Our Board of Directors and Its Reasons for the Recommendations” beginning on page 8.

Required Stockholder Approval for the Merger (Annex B)

Under Delaware law, the adoption of the Merger Agreement by our stockholders requires the affirmative vote or written consent of stockholders of the Company holding in the aggregate shares of Company Common Stock representing at least a majority of the voting power of the issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”). On October 29, 2012, the Principal Stockholders, which on such date beneficially owned 14,973,148 shares of Company Common Stock representing approximately 85.16% of the voting power of the issued and outstanding shares of Company Common Stock, delivered the Written Consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. No further action by any other Company stockholder is required under applicable law or the Merger Agreement in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of Parent is required to complete the Merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Delaware law.

Opinion of Houlihan Lokey (page 11 and Annex D)

On October 29, 2012, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), rendered an oral opinion to the Company Board (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated October 29, 2012), as to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by the holders of the Class A Common Stock, collectively as a group, as of October 29, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Company Board and only addressed the fairness from a financial point of view of the Merger Consideration to be received by the holders of the Company’s Class A Common Stock, collectively as a group, in the Merger and does not address any other aspect or implication of the Merger. The summary of Houlihan Lokey’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute advice or a recommendation to the Company Board or any stockholder as to how to act with respect to the Merger or related matters.

The Merger Agreement

Treatment of Company Common Stock, Stock Options, Restricted Stock Units and Restricted Shares (page 28)

•

Company Common Stock. At the Effective Time, each share of Company Common Stock, other than shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the DGCL for such shares and (ii) owned by the Company as treasury stock, by any of the Company’s subsidiaries or by Parent, Merger Sub or any of their respective subsidiaries, will be cancelled and converted automatically into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes.

•

Company Options. Immediately prior to the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (each, a “Company Option”) under any stock option plan of the Company, including the Company’s 1997 Equity Participation Plan and the 2004 Incentive Award Plan, each, as amended, or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each such former holder of such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option, without interest and less any applicable withholding taxes.

•

Company RSUs. Immediately prior to the Effective Time, each outstanding restricted stock unit (each, a “Company RSU”) awarded pursuant to any Company Stock Option Plan will vest and become free of any restrictions and will be cancelled in exchange for a payment equal to the Merger Consideration, without interest and less any applicable withholding taxes, and the amount of any declared but unpaid dividends with respect to such Company RSU.

•

Company Restricted Shares. Immediately prior to the Effective Time, each outstanding restricted share (each, a “Company Restricted Share”) awarded pursuant to any Company Stock Option Plan will vest and become free of any restrictions and will be converted into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes, and the amount of any declared but unpaid dividends with respect to such Company Restricted Share.

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Conditions to the Consummation of the Merger (page 54)

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	the Company Stockholder Approval having been obtained, which occurred when the Principal Stockholders executed and delivered the Written Consent on October 29, 2012;

•	this information statement having been cleared by the SEC and mailed to stockholders of the Company at least twenty calendar days prior to the consummation of the Merger;

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated; and

•

(i) none of certain specified governmental entities having issued an order or taken any other action enjoining or otherwise prohibiting the consummation of the Merger, (ii) there being no proceeding pending or threatened in writing by any of certain specified governmental entities seeking to prohibit the consummation of the Merger and (iii) no law, order or injunction having been enacted or enforced that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•

the accuracy of the representations and warranties of the Company and compliance by the Company with its obligations under the Merger Agreement, subject to certain materiality and material adverse effect qualifiers;

•	the absence of a Company Material Adverse Effect (see page 46 for the definition of “Company Material Adverse Effect”); and

•	the delivery to Parent of a certificate signed on behalf of the Company certifying as to the matters described in the immediately preceding two bullet points.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•

the accuracy of the representations and warranties of Parent and Merger Sub and compliance by Parent and Merger Sub with their obligations under the Merger Agreement, subject to certain materiality and material adverse effect qualifiers; and

•	the delivery to the Company of a certificate signed on behalf of Parent certifying as to the matters described in the immediately preceding bullet point.

Non-Solicitation of Acquisition Proposals (page 50)

Under the terms of the Merger Agreement, the Company agreed to immediately cease, and cause its representatives to immediately cease, and cause to be terminated any solicitation, encouragement, activities, discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposal. Further, the Company has agreed not to, and to cause certain of its representatives, not to, directly or indirectly, solicit, initiate, seek, encourage or facilitate (whether publicly or otherwise) any inquiry, expression of interest, proposal or offer with respect to, or that may reasonably be expected to lead to, an acquisition proposal or enter into, participate in, maintain or continue any discussions or negotiations relating to, any acquisition proposal with any person other than Parent or Merger Sub.

Notwithstanding these restrictions and the delivery of the Written Consent by the Principal Stockholders to the Company, under certain circumstances, we may, prior to Noon, New York City time, on November 28, 2012 (subject to extension pursuant to the terms of the Merger Agreement), provide information in response to a request therefor by a person who has made a bona fide written acquisition proposal, and engage in negotiations or discussions with any person who has made a bona fide written acquisition proposal, if in each case, the Company Board determines in good faith (after consultation with outside legal counsel) (i) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (ii) after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes a Superior Proposal (see page 51 for the definition of “Superior Proposal”) or is reasonably likely to lead to a Superior Proposal, so long as we comply with specified terms of the Merger Agreement. Further, if the Company Board determines that an acquisition proposal is a Superior Proposal, we may, prior to Noon, New York City time, on November 28, 2012 (subject to extension pursuant to the terms of the Merger Agreement), terminate the Merger Agreement and enter into an alternative acquisition agreement with respect to such Superior Proposal, so long as we comply with specified terms of the Merger Agreement, including paying a $22.0 million termination fee to Parent. In particular, we must notify Parent at least four business days prior to the Company Board effecting a change of recommendation or causing the Company to terminate the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Superior Proposal. We must then negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such period to make such adjustments to the terms of the Merger Agreement so that such acquisition proposal ceases to constitute a Superior Proposal. See “The Merger Agreement—Recommendations of our Board of Directors and Its Reasons for the Recommendation” beginning on page 8.

Termination of the Merger Agreement (page 55)

The Merger Agreement may be terminated at any time before the Effective Time upon the mutual written consent of the Company and Parent and, subject to certain limitations described in the Merger Agreement, by either Parent or the Company, if any of the following occurs, among other things:

•	the Effective Time has not occurred on or before April 1, 2013 (the “Outside Date”); or

•

any court or governmental entity has issued an order, decree or ruling permanently enjoining or prohibiting the Merger and such order, decree or ruling has become final and nonappealable, and the party seeking to terminate the Merger Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, such order, decree or ruling.

In addition, the Company may terminate the Merger Agreement, subject to certain limitations described in the Merger Agreement, if, among other things:

•

Parent or Merger Sub breach or fail to perform any representation, warranty or covenant which breach or failure has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (see page 47 for the definition of “Parent Material Adverse Effect”) and is not cured (or is not curable) within 15 calendar days following written notice to Parent; or

•

the Company Board causes the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal (see page 51 for the definition of “Superior Proposal”) in accordance with the provisions of the Merger Agreement.

In addition, Parent may terminate the Merger Agreement, subject to certain limitations described in the Merger Agreement, if, among other things:

•

the Company breaches or fails to perform any representation, warranty or covenant, which breach or failure to perform results in the failure of certain relevant closing conditions and is not cured (or is not curable) within 15 calendar days following written notice to the Company; or

•	a Triggering Event (see page 55 for the definition of “Triggering Event”) has occurred.

A more detailed description of the foregoing circumstances and other circumstances under which the Company or Parent may terminate the Merger Agreement is provided in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 55.

Termination Fee (page 55)

If the Merger Agreement is terminated, the Company may be required under circumstances specified in the Merger Agreement to pay to Parent a termination fee of $22.0 million, as described under “The Merger Agreement—Termination Fee” beginning on page 55.

Interests of Our Directors, Executive Officers and Affiliates in the Merger (page 28)

You should be aware that the Company’s executive officers, directors and certain affiliates have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in “The Merger—Interests of Our Directors, Executive Officers and Affiliates in the Merger” beginning on page 28.

Material United States Federal Income Tax Consequences (page 38)

If you are a U.S. holder (as defined in “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 38), the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of shares of Company Common Stock receiving cash pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash the U.S. holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the exchanged shares of Company Common Stock.

If you are a non-U.S. holder (as defined in “The Merger—Material United States Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless (i) you are an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met or (ii) the gain is effectively connected with your conduct of a trade or business in the United States, and, if required by an applicable tax treaty, also attributable to a permanent establishment maintained by you in the United States.

Holders of shares of Company Common Stock should consult their tax advisor about the U.S. federal, state, local and foreign tax consequences of the Merger.

See “The Merger—Material United States Federal Income Tax Consequences” beginning on page 38.

Regulatory Matters (page 34)

The Merger is subject to review by the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The HSR Act provides that transactions like the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On November 2, 2012, each of Parent and the Company made the requisite filings with the Antitrust Division and the FTC pursuant to the HSR Act and requested early termination of the initial 30-day waiting period. The applicable waiting period under the HSR Act will expire at 11:59 p.m. New York City time on December 3, 2012, unless earlier terminated or extended.

Appraisal Rights (page 35)

Pursuant to Section 262 of the DGCL, stockholders (other than the Principal Stockholders) who do not wish to accept the consideration payable for their shares of Company Common Stock pursuant to the Merger may seek judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $34.00 per share that our stockholders are entitled to receive in the Merger. To qualify for these rights, you must make a written demand for appraisal on or prior to December [—], 2012, which is the date that is 20 days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 35. A copy of Section 262 of the DGCL is attached to this information statement as Annex C. We encourage you to read these provisions carefully and in their entirety.

Procedures for Receiving Merger Consideration (page 43)

Shortly after the Effective Time, a paying agent will mail a letter of transmittal and instructions to you and the other Company stockholders. The letter of transmittal and instructions will tell you how to receive the Merger Consideration in exchange for your shares of Company Common Stock.

Market Price of Class A Common Stock

Our Class A Common Stock is listed on the NYSE under the trading symbol “SHF”. The closing sale price of Class A Common on the NYSE on October 26, 2012, which was the last trading day before we announced the Merger, was $23.19. On November [—], 2012, the last trading day before the date of this information statement, the closing price per share of Class A Common Stock on the NYSE was $[—].

THE COMPANIES

Schiff Nutrition International, Inc.

The Company is a leading nutritional supplement company offering vitamins, nutrition supplements and nutrition bars in the United States and abroad. The Company’s portfolio of well-known brands, including MegaRed®, Move Free®, Airborne®, Tiger’s Milk®, Digestive Advantage® and Schiff® Vitamins, is marketed primarily through the mass market (including club) and, to a lesser extent, health food store, distribution channels.

The Company’s principal offices are located at 2002 South 5070 West, Salt Lake City, Utah 84104, and its telephone number is (801) 975-5000. The Company was incorporated in Delaware in 1996.

For additional information about Schiff and its business, see “Where You Can Find More Information” beginning on page 60.

Bayer HealthCare LLC

The Bayer Group is a global enterprise with core competencies in the fields of health care, agriculture and high-tech materials. Parent, a subgroup of Bayer AG with annual sales of EUR 17.2 billion (2011), is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. Parent combines the global activities of the Animal Health, Consumer Care, Medical Care and Pharmaceuticals divisions.

Parent’s principal offices are located at 555 White Plains Road, Tarrytown, NY 10591, and its telephone number is (914) 366-1800. Parent was formed in Delaware on October 16, 2002.

Willow Road Company

Merger Sub is a Delaware corporation formed by Parent on October 26, 2012 solely for the purpose of facilitating Parent’s acquisition of Schiff. Merger Sub has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the Merger Agreement. Its principal offices are located at the same address as Parent’s principal offices.

THE MERGER

Background to the Merger

In the ordinary course of business, the Company Board, the Transactions Committee of the Company Board (the “Committee”), which consisted, until September 3, 3012, of Messrs. Matthew T. Hobart, Michael Hyatt, William E. McGlashan, Roger Kimmel and Richard G. Wolford, and the Company’s senior management regularly review and assess various strategic alternatives available to the Company that may enhance stockholder value. In connection with this activity, the Committee generally oversees and manages such review and assessment and any related review or interaction with Company management. In the ordinary course, Mr. John Bailey, who is affiliated with TPG, has regularly assisted the Company with its business development efforts, including the Company’s acquisition of assets from Ganeden Biotech Inc. and purchase of Airborne Inc., and, at the Committee’s instruction, has served as a lead negotiator with third parties in these business development efforts.

During the week of April 2, 2012, Mr. Bailey had general conversations with several industry contacts, including Houlihan Lokey, who had advised the Company on the recent acquisition of Airborne Inc. The industry contacts, including Houlihan Lokey, indicated a belief that Parent would have a strong level of interest in the Company. Mr. Bailey indicated that he did not believe that the Company was in a position to enter into strategic discussions at such time given its recent acquisition of Airborne and other ongoing initiatives at the Company, but that he would be amenable to a meeting to discuss the industry and the overall strategic visions of each of the respective companies.

On May 8, 2012, Mr. Bailey met with several representatives of Parent at Houlihan Lokey’s offices in New York to discuss the industry and the Company’s strategic vision. Parent discussed the vision for Bayer HealthCare’s Consumer Care business as well and, as part of that discussion, indicated an interest in a possible transaction with the Company. Mr. Bailey indicated that while the Company was not looking for suitors, he acknowledged that a good faith indication of interest would be considered. He also outlined the level of due diligence and preparation that would be necessary for a proposed transaction of this nature with the Company. Mr. Bailey also stressed that any valuation of the Company would need to be very attractive in order to warrant consideration. Parent indicated that it would begin such preparation and diligence and would complete it in advance of any offer.

From May 8 through August 16, 2012, Mr. Bailey had periodic conversations with members of the Committee regarding his discussions with Parent. The Committee members provided Mr. Bailey with their feedback on these discussions.

On July 10, 2012, Mr. Bailey spoke by telephone with representatives of Parent. On the call, Parent indicated that it had completed a broad, cross-functional review of publicly available information and products sold at retail, and continued to be interested in having a broader strategic discussion at the appropriate time.

On July 25, 2012, Mr. Bailey received an email outlining Parent’s continued interest in the Company, the completion of its internal diligence and its intent to communicate a preliminary proposal during the week of August 13th.

On August 16, 2012, Mr. Bailey had a telephonic meeting with representatives of Parent, during which they outlined their interest in approaching the Company with a potential indication of interest in acquiring the Company at a price of $28 per share of Company Common Stock. After asking several clarifying questions around form of consideration and ability to finance, timeline for completion of diligence and approvals, Mr. Bailey stated that, for many reasons, an indication of interest at that level was unlikely to be one that the Company Board would support. He thanked representatives of Parent for their effort and time and encouraged them to reflect on the proposed indication of interest and come back if there was interest at a higher level.

On August 21, 2012, the Committee had a telephonic meeting during which Mr. Bailey reported on his latest discussion with representatives of Parent and their indication of interest in acquiring the Company at a price of $28 per share of Company Common Stock. The Committee agreed that a higher indication of interest would be required to continue discussions and authorized Mr. Bailey to communicate as such to Parent.

On August 30, 2012, Mr. Bailey and Mr. William McGlashan, a member of the Company Board and an affiliate of TPG, had a telephonic meeting with representatives of Parent, during which Parent’s representatives proposed a transaction price of $30-$32 per share of Company Common Stock, subject to completion of due diligence. Parent’s representatives stated their belief that in a transaction at this value, the Company would be exceptionally fully valued. Messrs. Bailey and McGlashan indicated that they would discuss the indication of interest with members of the Company Board. Mr. Bailey indicated that the Company would expect any definitive agreement to contain a “go-shop” provision enabling the Company to solicit alternative proposals after the execution of definitive documentation. Parent’s representatives did not respond to this comment.

On September 3, 2012, the Company Board held a telephonic meeting, the purpose of which was to discuss the recent indication of interest received from Parent. The Company Board discussed the process and strategy for engaging in further discussions with Parent and authorized Mr. Bailey to communicate to Parent that the Company was prepared to engage in discussions if Parent was prepared to work confidentially and quickly and to further increase the proposed price included in its indication of interest. The Company Board discussed the significant premium proposed and other terms of Parent’s indication of interest. The Company Board discussed the advisability of attempting to negotiate for a “go-shop” provision. The Company Board also discussed the role and membership of the Committee. The Company Board agreed that: (i) the Committee charter should be amended to specifically expand the authority of the Committee to include the review, evaluation and negotiation of strategic transactions involving the sale of the Company, (ii) the membership of the Committee would be Messrs. Eric Weider, Matthew Hobart, Michael Hyatt, William McGlashan and Rick Wolford and (iii) Mr. Hyatt should serve as chair of the Committee.

On September 4, 2012, Mr. Bailey had a telephonic discussion with representatives of Parent, during which he expressed the Company Board’s willingness to explore a potential transaction, but that the Company would not be willing to proceed unless Parent was willing to work confidentially and in a manner not disruptive to the Company’s business or prospects. Mr. Bailey also stated that the Company would not be willing to proceed unless Parent increased its proposed price. Mr. Bailey again advised Parent of the Company’s desire for a “go-shop” provision.

Later on September 4, 2012, the Committee held a telephonic meeting, during which Mr. Bailey provided an update on his discussions with representatives of Parent. The Committee discussed the selection of financial advisors for a potential transaction and authorized the Company to retain and negotiate agreements with each of Rothschild Inc. and Houlihan Lokey, as the Company’s financial advisors, with Houlihan Lokey’s services to also include rendering a fairness opinion, and with such agreements to be subject to the final approval of the Committee. The Committee also approved retaining Latham & Watkins LLP (“Latham & Watkins”) as the Company’s legal advisors for any potential sale transaction.

On September 10, 2012, Mr. Bailey had a telephonic discussion with representatives from Parent, during which Parent indicated that, after further analysis and discussion, it would be prepared to submit to the Company a formal, written, non-binding proposal at a valuation range of $32-$34 per share of Company Common Stock. Parent also undertook to work quickly and confidentially.

Also on September 10, 2012, Dr. Joerg Reinhardt, CEO of Bayer HealthCare, called Mr. Tarang Amin, the Company’s Chief Executive Officer, to underscore this message.

On September 11, 2012, representatives of Parent emailed Mr. Amin a preliminary, non-binding proposal letter indicating Parent’s interest in exploring a potential acquisition of the Company at a price range of $32 to $34 per share for the Company’s Class A Common Stock and Class B Common Stock. Parent proposed a three to four week timeline for due diligence and the negotiation of a definitive agreement with respect to such transaction. The letter included Parent’s proposal that the Company negotiate exclusively with Parent and not undertake discussions with any party that might approach the Company with an alternative proposal.

Later on September 11, 2012, the Committee held a telephonic meeting during which Mr. Bailey updated the Committee on his recent discussions with representatives of Parent. The Committee reviewed the terms of the preliminary proposal letter and discussed proposed responses. After this discussion, Mr. Kimmel, who was attending the meeting in his capacity as Vice Chairman of Rothschild Inc., departed the meeting. The Committee then discussed the terms of a proposed engagement letter with Rothschild Inc. The Committee authorized the officers of the Company to continue to negotiate the engagement letter with Rothschild Inc. for review and approval by the Committee. The Committee directed Mr. Bailey to seek clarification surrounding Parent’s request for exclusivity, to indicate that the Company would not be amenable to an exclusivity agreement and to reiterate the Company’s related expectation of a “go-shop” provision in any definitive agreement.

On September 12, 2012, Parent sent to the Company a preliminary list of due diligence requests.

On September 13, 2012, Mr. Bailey had a telephonic conversation with representatives of Parent to clarify and discuss certain terms of the preliminary proposal letter, including the request that the Company not conduct discussions concerning other possible acquisition transactions. Mr. Bailey rejected Parent’s request for an exclusivity agreement. The Parent representatives stated their belief that Parent’s proposal valued the Company exceptionally fully and informed Mr. Bailey that Parent’s willingness to bid at the proposed price in any competitive process could not be assured. They further stated that in light of the financial value set forth in Parent’s proposal, Parent would not accept a “go-shop” provision in any definitive agreement. Mr. Bailey noted that the request to not shop the Company was inconsistent with prior discussions where he had indicated the Company’s expectation of a “go shop” provision in any definitive agreement and also noted that he would need to discuss this further with the Committee.

On September 14, 2012, the Committee held a telephonic meeting. Prior to Mr. Kimmel joining the meeting, the Committee authorized and directed the officers of the Company to execute and deliver, on behalf of the Company, the engagement letter with Rothschild Inc. in substantially the form discussed with the Committee. After Mr. Kimmel joined the meeting on behalf of Rothschild Inc., Mr. Bailey updated the Committee on his discussions with representatives from Parent since the prior Committee meeting. The Committee again discussed the terms of the preliminary proposal letter received from Parent. Latham & Watkins made a presentation on, and led a discussion of, the Company Board’s fiduciary duties, and the Committee, together with Mr. Kimmel on behalf of Rothschild Inc., had a discussion regarding potential contract terms, Parent’s indication of interest and the potential timing of a transaction with Parent. The Committee then directed representatives of the Company to continue discussions with Parent concerning a potential Company sale transaction, including providing Parent with diligence materials and negotiating the terms of a possible definitive agreement, all subject to continued oversight by the Committee and ultimate approval by the Company Board of any definitive agreement, as well as making clear that deal protection provisions would remain an open point, subject to further discussion and negotiation.

Later on September 14, 2012, the Company executed its engagement letter with Rothschild Inc. as a financial advisor in connection with a potential Company sale transaction.

Between September 15, 2012 and September 19, 2012, representatives of the Company, Parent and Latham & Watkins negotiated the terms of a confidentiality agreement. In the course of discussions, Parent acceded to the Company’s proposal for a standstill agreement prohibiting Bayer AG and its affiliates from initiating a change of control of the Company without the consent of the Company Board.

On September 19, 2012, Bayer AG and the Company executed a confidentiality agreement, which included a standstill provision.

On September 21, 2012, the Company provided access to due diligence materials to Parent through an online data room.

On September 25, 2012, Mr. Bailey had a call with Parent to discuss the status of various diligence items. On the same day, Latham & Watkins sent to Parent’s legal counsel, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), an initial draft Merger Agreement with respect to the potential transaction to be negotiated concurrently with Parent’s completion of due diligence. The draft Merger Agreement provided that Parent would make a tender offer with closing conditioned upon the tender of a majority of the outstanding shares of Company Common Stock on a fully-diluted basis. The draft also provided for a 30-day “go-shop” period during which the Company could solicit alternative proposals from other parties, followed by a “no-shop” period during which the Company could pursue unsolicited alternative proposals.

On September 26, 2012, Latham & Watkins called Sullivan & Cromwell to discuss logistics and process with respect to both legal diligence and Parent’s review of the draft Merger Agreement.

On September 27 and 28, 2012, representatives of Parent, Merrill Lynch, Pierce, Fenner & Smith Incorporated (Parent’s financial advisor) and Sullivan & Cromwell conducted in-person due diligence sessions with members of the Company’s management, representatives of TPG, representatives of Rothschild Inc. and representatives of Houlihan Lokey. After these sessions, representatives of Parent met with Mr. Bailey and provided a general overview of the Bayer Group approval process that would be necessary in connection with the potential transaction.

On October 3, 2012, the Committee held a telephonic meeting, during which Mr. Bailey and Mr. Amin provided a summary of the in-person due diligence sessions held on September 27 and 28, 2012 and discussed Parent’s areas of due diligence focus and follow-up action items. The Committee also reviewed the terms of the Company’s engagement letter with Houlihan Lokey, a copy of which had been previously distributed to the Committee, and approved the engagement letter on the terms presented. Later on that day, the Company executed its engagement letter with Houlihan Lokey as a financial advisor in connection with a potential Company sale transaction.

On October 3, 2012, Sullivan & Cromwell called Latham & Watkins to discuss the transaction structure and the Company’s “go-shop” proposal.

On October 5, 2012, Sullivan & Cromwell sent to Latham & Watkins a revised draft of the Merger Agreement reflecting a structure under which the Merger Agreement would be adopted by written consent of the Company’s stockholders and under which the Company would have almost no ability to solicit, pursue or accept any alternative proposals following execution of the Merger Agreement.

On October 6, 2012, the Committee held a telephonic meeting, during which Mr. Bailey updated the Committee on his discussions with representatives from Parent and a representative of Latham & Watkins updated the Committee on their discussions with Sullivan & Cromwell and issues presented by the revised draft Merger Agreement. The Committee, as well as Mr. Kimmel who attended on behalf of Rothschild Inc., discussed various provisions in the revised draft Merger Agreement, after which the Committee requested that Mr. Bailey promptly communicate to Parent the Company’s objections to certain points in the revised draft Merger Agreement, including the removal of the “go-shop” provision. Later in the day on October 6, 2012, Mr. Bailey called certain representatives of Parent and communicated these objections.

On October 7, 2012, Messrs. Bailey and McGlashan called certain representatives of Parent again to reiterate the Committee’s objections and to realign the overall transaction process. Representatives of Latham & Watkins and Sullivan & Cromwell had a telephonic negotiating session concerning the Merger Agreement. Although progress was made on various points, representatives of Latham & Watkins indicated that the Company would not be prepared to discuss alternative proposal provisions further until Parent provided a more definitive indication of value. Later that day, Latham & Watkins delivered to Sullivan & Cromwell a material issues list of open points in the revised Merger Agreement.

On October 8, 2012, Mr. Bailey spoke to representatives of Parent to discuss the status of diligence items and key points in the revised Merger Agreement and indicated that the Company would not be prepared to discuss alternative proposal provisions further until Parent provided a more definitive indication of value and that a high value would be required for the Company to consider a definitive agreement that did not include a “go-shop” provision. Latham & Watkins and Sullivan & Cromwell conducted additional negotiations on October 8, 2012, but various material issues related to alternative proposals remained unresolved.

On October 9, 2012, Mr. Bailey had various calls with representatives from Parent to discuss the status of diligence and key points in the Merger Agreement, and Latham & Watkins sent a revised draft of the Merger Agreement to Sullivan & Cromwell later that day.

On October 11, 2012, Sullivan & Cromwell sent to Latham & Watkins a revised draft of the Merger Agreement. This draft reflected a resolution of additional issues in the agreement, but no resolution of the alternative proposal issues.

On October 13, 2012, Mr. Bailey had a call with certain representatives of Parent concerning the revised draft Merger Agreement and the transaction process generally.

Also on October 13, 2012, the Company Board held a telephonic meeting to review and approve financial projections prepared by the Company’s management for use by the Company Board and the Company’s financial advisors in considering the proposed transaction with Parent. Mr. Bailey and representatives of Latham & Watkins also updated the Company Board on the status of the diligence process and negotiations with Parent.

Later on October 13, 2012, Latham & Watkins had a telephonic negotiating session with Sullivan & Cromwell regarding outstanding issues in the draft Merger Agreement.

On October 15, 2012, Latham & Watkins sent to Sullivan & Cromwell a revised draft of the Merger Agreement. This draft reflected a resolution of additional issues in the agreement, but no resolution of the alternative proposal issues.

On October 16, 2012, Mr. Bailey had discussions with representatives from Parent, during which Parent further described its internal approval process, timing for remaining approvals and certain key points in the Merger Agreement.

On October 18, 2012, Sullivan & Cromwell sent to Latham & Watkins the proposed form of stockholder written consent and drafts of the stockholder support agreements.

On October 19 and 20, 2012, Mr. Bailey called certain representatives from Parent to discuss certain items in the disclosure schedules to the Merger Agreement.

On October 22, 2012, Mr. Bailey had a call with certain representatives of Parent, during which Parent indicated that the board of management of Bayer AG, the ultimate parent entity of Parent, expressed support for a proposed transaction at the upper end of the $32 to $34 range, subject to resolution of the alternative proposal provisions. Mr. Bailey asked Parent to have Sullivan & Cromwell send to Latham & Watkins a proposal regarding the alternative proposal provisions. Later in the day on October 22, 2012, Latham & Watkins and Sullivan & Cromwell negotiated open issues in the Merger Agreement, and Sullivan & Cromwell sent to Latham & Watkins a revised draft of the Merger Agreement. This draft proposed a structure under which the Merger Agreement would be submitted for approval by written consent of the Company’s stockholders and the Company Board would have a 30-day “window-shop” period in which it could terminate the Merger Agreement to accept an unsolicited superior proposal, subject to payment of a termination fee. The draft did not propose a transaction price or termination fee amount.

On October 23, 2012, Latham & Watkins had a teleconference call with Sullivan & Cromwell to negotiate the open issues in the Merger Agreement, and Latham & Watkins later sent to Sullivan & Cromwell a revised draft of the Merger Agreement.

On October 25, 2012, the Company Board had an in-person meeting, during which the directors discussed the current status of negotiations with Parent. Representatives of Latham & Watkins led a discussion with the Company Board concerning the Company Board’s fiduciary duties. Representatives of Rothschild Inc. then led a discussion concerning various Company valuation analyses and then (including Mr. Kimmel) left the meeting for the duration of the following discussion. Representatives of Houlihan Lokey then joined the meeting and led a discussion concerning recent mergers and acquisition transactions in the vitamins, minerals and supplements industry and such transactions’ impact on the value that the Company Board could expect in a potential sale transaction, as well as a discussion of possible other acquirors. As part of this discussion, representatives of Houlihan Lokey stated their belief that the Company was unlikely to find another buyer at this time willing to pay more than $34 per share of Company Common Stock. The Company Board discussed alternatives to a transaction with Parent and considered whether Parent’s proposal at $34 per share of Company Common Stock was the best available strategic option for the Company, including the possibility of continuing to operate as an independent company. Latham & Watkins reviewed the proposed structure of the transaction and the material terms of the draft Merger Agreement, including, among other matters, (i) Parent’s proposal that the Merger Agreement be adopted by written consent of the largest stockholders of the Company, rather than by a vote of stockholders at a stockholders’ meeting, (ii) the ability of the Company, notwithstanding such written consent, for a period of 30 days following execution of the Merger Agreement to terminate the Merger Agreement in order to accept an unsolicited superior proposal for the Company and (iii) the provisions concerning the termination fee proposed to be payable by the Company and the circumstances under which such fee would be payable.

On October 26, 2012, Mr. Bailey and Mr. Scott Milsten, General Counsel of the Company, and representatives from Parent, along with each party’s outside legal counsel had a teleconference call to discuss remaining open items. On this call, the Parent representatives stated that, subject to approval of the supervisory board of Bayer AG, Parent would be prepared to pay $34 per share of Company Common Stock, and would be willing to set the termination fee at $22 million, if the Company Board approved the Merger Agreement in substantially the same form as the last draft circulated between the parties’ counsel.

On October 26 and 27, 2012, the Company and Parent, acting through their respective legal advisors, negotiated most remaining terms of the draft Merger Agreement and related ancillary documents. After further discussions, the Company provided a revised draft of the Merger Agreement to Parent on October 27, 2012.

On October 29, 2012, the supervisory board of Bayer AG, the ultimate parent entity of Parent, approved the transaction at a price of $34 per share of Company Common Stock.

On October 29, 2012, at a meeting of the Company Board, Latham & Watkins reviewed with the Company Board the proposed final terms of the Merger Agreement. Houlihan Lokey then reviewed with the Company Board certain financial analyses as more fully described under “The Merger—Opinion of Houlihan Lokey” beginning on page 11, and rendered to the Company Board its opinion dated October 29, 2012, to the effect that, as of that date and based upon and subject to the various assumptions, qualifications and limitations in the review undertaken, and other matters set forth therein, the aggregate consideration of $34 per share to be received in the Merger by holders of shares of Class A Common Stock was fair, from a financial point of view, to such holders. After further deliberation and discussion, with Mr. Kimmel abstaining from the vote, the Company Board (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) recommended that the Company’s stockholders vote their shares of Company Common Stock in favor of adopting the Merger Agreement.

On October 29, 2012, Parent, Merger Sub and the Company entered into the Merger Agreement, and Weider Health and Fitness and TPG each entered into support agreements with respect to the Merger. Shortly following the execution of the Merger Agreement, Weider Health and Fitness and TPG each executed the Written Consent adopting the Merger Agreement, and the Company delivered to Parent a certified copy of the Written Consent as required under the terms of the Merger Agreement.

The transaction was announced pursuant to a joint press release issued by Parent and the Company prior to stock market open on October 30, 2012.

Recommendation of Our Board of Directors and Its Reasons for the Recommendation

Recommendation of the Schiff Board of Directors

On October 29, 2012, at a special meeting of the Company Board, after careful consideration, the Company Board:

•	determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders;

•	approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL; and

•	recommended that the Company’s stockholders vote their shares of Company Common Stock in favor of adopting the Merger Agreement.

Reasons for the Recommendation of the Company Board

In evaluating the Merger, the Company Board consulted with the Company’s senior management, Latham & Watkins and the financial advisors to the Company Board, Houlihan Lokey and Rothschild Inc., and, in the course of reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that the Company’s stockholders vote their shares of Company Common Stock in favor of adopting the Merger Agreement, the Company Board considered the following material factors and benefits of the Merger:

•

Premium to Market Price. The Company Board considered the fact that the Merger Consideration of $34.00 to be received by the Company stockholders in the Merger represents a significant premium over the market prices at which shares of Company Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger Consideration of $34.00 represented a premium of approximately:

•	46.6% over the $23.19 closing price per share of Class A Common Stock on October 26, 2012, the last trading day before the announcement of the execution of the Merger Agreement;

•	41.5% over the $24.04 average price per share of Class A Common Stock for the one-month period ended October 26, 2012;

•	58.2% over the $21.50 average price per share of Class A Common Stock for the three-month period ended October 26, 2012;

•	75.7% over the $19.35 average price per share of Class A Common Stock for the six-month period ended October 26, 2012; and

•	118.9% over the $15.53 average price per share of Class A Common Stock for the one-year period ended October 26, 2012.

•

Liquidity. The Merger Consideration consists solely of cash, which provides immediate liquidity and certainty of value to the Company’s stockholders compared to any transaction in which stockholders would receive shares of an acquirer’s stock.

•

Lack of Current Liquidity of the Class A Common Stock. The Principal Stockholders owned approximately 51.06% of the outstanding shares of Company Common Stock as a long-term investment as of the date of the Merger Agreement, and, as a result, a trading market existed for only a minority of the outstanding shares of Company Common Stock. The average daily trading volume of the Company Common Stock during the three months ended on October 26, 2012 was 82,488 shares.

•	Schiff’s Business and Financial Condition and Prospects. The Company Board considered its understanding of the Company’s current and historical financial condition, results of operations,

competitive position, strategic options and prospects, as well as the financial plan and prospects of the Company were it to remain an independent public company and the potential impact of those factors on the trading price of Company Common Stock (which cannot be quantified numerically).

•

Risks of Remaining Independent. The Company Board considered the advantages of entering into the Merger Agreement in comparison with the risks of remaining independent, including our management’s views on full year 2013 performance and long-term financial projections as a standalone company, the risks inherent in the nutritional supplement industry, potential changes in laws affecting that industry, the economy and capital markets as a whole, and the various additional risks and uncertainties that are listed in Item 1A of Part I or Part II, as applicable, of our most recent annual and quarterly reports.

•

Negotiations with Parent. The Company Board considered the course of negotiations between the Company and Parent, which resulted in an increase of $6.00, or approximately 21.43%, from the price per share of Company Common Stock range initially offered by Parent, and improvements to the terms of the Merger Agreement in connection with those negotiations, and the Company Board’s belief, based on these negotiations, that this was the highest price per share of Company Common Stock that Parent was willing to pay and that the terms negotiated were the most favorable terms to the Company to which Parent was willing to agree.

•

Support of the Principal Stockholders. The Company Board considered the support of the Principal Stockholders, which controlled approximately 85.16% of the aggregate voting power of shares of Company Common Stock as of the date of the execution of the Merger Agreement and which will be receiving the same form and amount of Merger Consideration for their shares of Company Common Stock as all other stockholders, as evidenced by their execution and delivery of support agreements.

•

Likelihood of Completion. The Company Board considered its understanding that the Merger likely would be completed based on, among other things, the absence of a financing condition or any condition requiring third party consents, the limited number of conditions to the Merger and Parent’s experience in completing acquisitions of other companies.

•

Opinion of Houlihan Lokey. The Company Board considered the financial analysis reviewed by Houlihan Lokey with the Company Board, and the oral opinion to the Company Board (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated October 29, 2012), with respect to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by the holders of the Class A Common Stock, collectively as a group, as of October 29, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, as more fully described under “The Merger—Opinion of Houlihan Lokey” beginning on page 11.

•

Terms of the Merger Agreement. The Company Board considered the provisions under the Merger Agreement that permit the Company to consider unsolicited alternative acquisition proposals or otherwise enter into an alternative acquisition agreement with respect to a superior proposal, including:

•

the Company’s ability, prior to Noon, New York City time, on November 28, 2012 (subject to extension pursuant to the terms of the Merger Agreement), to respond to persons submitting alternative acquisition proposals that did not result from a material breach of the nonsolicitation provisions in the Merger Agreement by the Company, and furnish information pursuant to an acceptable confidentiality agreement, if the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that the alternative acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal and the failure to take that action would be inconsistent with its fiduciary duties under applicable law, notwithstanding delivery of the Written Consent by the Principal Stockholders;

•

the ability of the Company Board, under certain circumstances prior to Noon, New York City time, on November 28, 2012 (subject to extension pursuant to the terms of the Merger Agreement), to change, qualify, withhold, withdraw or modify its recommendation that stockholders vote to adopt the Merger Agreement, subject to Parent’s right to terminate the Merger Agreement and receive a termination fee; and

•

the Company’s ability, prior to Noon, New York City time, on November 28, 2012 (subject to extension pursuant to the terms of the Merger Agreement), to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal, subject to certain conditions (including certain rights of Parent to match the superior proposal), provided that the Company concurrently pays a $22.0 million termination fee, which termination fee the board concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the Merger Agreement, including the Merger Consideration.

•

Availability of Appraisal Rights. The Company Board considered the availability of statutory appraisal rights to the Company’s stockholders who comply with all the required procedures under the DGCL, which would allow such stockholders to seek appraisal of the fair value of their shares of Company Common Stock as determined by the Court of Chancery of the State of Delaware (the “Chancery Court”).

The Company Board also considered a variety of risks and other potentially negative factors of the Merger, the Merger Agreement and the other transactions contemplated thereby, including the following:

•

No Stockholder Participation in Future Growth or Earnings. The nature of the transaction as a cash transaction would prevent stockholders from participating in any future earnings or growth of the Company, and stockholders would not benefit from any potential future appreciation in the value of the shares of Company Common Stock, including any value that could be achieved if the Company engaged in future strategic or other transactions or as a result of improvements to the Company’s operations.

•	Tax Considerations. An all cash transaction would be taxable to stockholders that are U.S. holders for U.S. federal income tax purposes.

•

Effect of Public Announcement. The Company Board considered the potentially negative effect of a public announcement of the Merger Agreement on the Company’s operations and employees and its ability to attract and retain key management and personnel.

•

Effect of Failure to Complete Transactions. The Company Board considered potential negative effects if the Merger and the other transactions contemplated by the Merger Agreement were not consummated, including:

•	the trading price of the Company Common Stock would likely be adversely affected;

•	the Company would have incurred significant transaction and opportunity costs attempting to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the Company could lose customers, suppliers, business partners and employees after the announcement of the entry into the Merger Agreement;

•	the Company’s business may be subject to significant disruption;

•	the market’s perceptions of the Company’s prospects could be adversely affected; and

•	the Company’s directors, officers and other employees would have expended considerable time and effort to consummate the Merger and the other transactions contemplated by the Merger Agreement.

•

Interim Restrictions on Business. The Company Board considered restrictions in the Merger Agreement on the conduct of the Company’s business prior to the consummation of the Merger that require the Company to operate its business in the ordinary course of business and other restrictions, other than with the consent of Parent, that could delay or prevent the Company from undertaking business opportunities that could arise prior to the consummation of the Merger.

•	Termination Fee. The Company Board considered the fact that, under certain circumstances, the Company may be required to pay to Parent a termination fee of $22.0 million.

•

Interests of the Company Board, Management and Certain Affiliates. The Company Board considered the possibility that the executive officers, directors and certain affiliates of the Company could have interests in the transactions contemplated by the Merger Agreement that would be different from, or in addition to, those of the Company’s stockholders.

The Company Board concluded that the risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits that it expected the Company and the Company’s stockholders would achieve as a result of the Merger. The foregoing discussion summarizes the material information and factors considered by the Company Board in their consideration of the Merger. The foregoing discussion of the Company Board’s reasons for its recommendation to accept the Merger is not intended to be exhaustive, but addresses the material information and factors considered by the Company Board in its consideration of the Merger. The Company Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific reasons underlying its determination and recommendation. Rather, the Company Board viewed its determinations and recommendations as being based on the totality of the information and factors presented to and considered by the Company Board.

Opinion of Houlihan Lokey

On October 29, 2012, Houlihan Lokey rendered an oral opinion to the Company Board (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated October 29, 2012), to the effect that, as of October 29, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Merger Consideration to be received in the Merger by the holders of the Company’s Class A Common Stock, collectively as a group, was fair, from a financial point of view.

Houlihan Lokey’s opinion was directed to the Company Board and only addressed the fairness from a financial point of view of the Merger Consideration to be received by the holders of Class A Common Stock in the Merger and does not address any other aspect or implication of the Merger. The summary of Houlihan Lokey’s opinion in this information statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute, advice or a recommendation to the Company Board or any stockholder as to how to act with respect to the Merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the following agreements and documents:

•	Final draft of the Merger Agreement;

•	Final draft of the Letter Agreement, dated October 29, 2012, between TPG, the Company and Merger Sub;

•	Final draft of the Letter Agreement, dated October 29, 2012, between Weider Health and Fitness, the Company and Merger Sub; and

•	Amended and Restated Certificate of Incorporation of Schiff Nutrition International, Inc.;

•	reviewed certain publicly available business and financial information relating to the Company that it deemed to be relevant;

•

reviewed certain information relating to the Company’s historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including (i) historical financial information of the Company pro forma for the Company’s acquisition of Airborne Inc. (“Airborne”), and (ii) financial projections (and adjustments thereto) relating to the Company for the fiscal years ending 2013 through 2017, which include certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the Company’s acquisition of Airborne, all as prepared by management of the Company (the “Synergies”);

•

spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume of the Class A Common Stock, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. In reaching its opinion conclusions, upon the advice of the management of the Company, Houlihan Lokey assumed that the estimated Synergies it reviewed were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company and that the Synergies will be realized in the amounts and the time periods indicated thereby, and Houlihan Lokey expressed no opinion with respect to such Synergies or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, or the

Company or any expected benefits of the Merger that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any respect from the drafts of said documents.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. Houlihan Lokey also expressed no opinion as to the price or range of prices at which (i) shares of Class A Common Stock will trade, or (ii) shares of Class B Common Stock may be transferable, at any time.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of the date of its opinion. Houlihan Lokey did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use of the Company Board (solely in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion of Houlihan Lokey was not intended to be, and does not constitute, a recommendation to the Company Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, Parent, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any support agreements, standstill agreements or other arrangements, agreements or understandings entered into in connection with the Merger or otherwise, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities (including, without limitation, the holders of Class B Common Stock), creditors or other constituencies of the Company or Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or the Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, the Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration between, amongst or within such classes or groups of security holders (including, without limitation, classes of Company Common Stock) or other constituents), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. In rendering its opinion, Houlihan Lokey was not requested to, and did not, take into account different classes or attributes of the Company Common Stock or the individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Company, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, Parent and the Merger or otherwise.

In preparing its opinion to the Company Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the Company Board in connection with its evaluation of the proposed Merger and was only one of many factors considered by the Company Board in evaluating the Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Company Board or management of the Company with respect to the Merger or the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Company and Parent, and the decision for the Company to enter into the Merger was solely that of the Company Board.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the Company Board in connection with Houlihan Lokey’s opinion rendered on October 29, 2012. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

•

Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA.

•	Earnings before interest, taxes, depreciation, and amortization, adjusted for certain non-recurring items, or Adjusted EBITDA.

Unless the context indicates otherwise, enterprise values derived from the selected companies analysis described below were calculated using (i) the closing price per share of Class A Common Stock and the common stock of the selected Vitamins, Minerals and Supplements (“VMS”) companies listed below as of October 26, 2012, and (ii) net debt amounts for the Company as indicated in the Company’s quarterly report on Form 10-Q for the quarter ended August 31, 2012 and for each of the selected companies listed below as indicated in public filings available as of October 29, 2012; transaction values for the target companies derived from the selected transactions analysis listed below were calculated as of the public announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. The calculations of Adjusted EBITDA for the latest twelve months for which financial information had been made public (“LTM”) for the Company were as of the twelve months ended August 31, 2012 (and are set forth as “Pro Forma Adjusted EBITDA” for the last twelve months ended August 31, 2012 as more fully described below under “Financial Projections”), and, for each of the selected companies listed below, is based on publicly available information as of October 29, 2012. Estimates of Adjusted EBITDA for the next fiscal year for which financial information has not been made public (“NFY”) for the Company were based on estimates provided by the management of the Company and were for the fiscal year ending May 31, 2013. Estimates of NFY Adjusted EBITDA for each of the selected VMS companies listed below were based on certain publicly available consensus research analyst estimates for those VMS companies and may have been calendarized to approximate the Company’s fiscal year end of May 31, 2013. Additionally, unless the context indicates otherwise, (i) financial information for the Company is pro forma for the Company’s acquisition of Airborne, including Synergies, the amounts and time periods of realization as estimated by the management of the Company, (ii) estimated Adjusted EBITDA for the Company includes stock based compensation as an expense (resulting in a lower Adjusted EBITDA than as more fully described below under “Financial Projections”) and (iii) calculations for “the present value of Tax Shield” referred to below were based on the present value of tax benefits assuming a weighted average cost of capital of 8%.

Selected Companies Analysis. Houlihan Lokey calculated certain multiples of enterprise value based on certain financial data for the Company and those publicly traded VMS companies identified by Houlihan Lokey that, in the judgment of Houlihan Lokey, were not part of larger, diversified pharmaceutical companies. The calculated multiples included (i) enterprise value as a multiple of LTM Adjusted EBITDA, and (ii) enterprise value as a multiple of estimated NFY Adjusted EBITDA. The list of selected companies and the related multiples for such selected companies are set forth below.

Enterprise Value as a Multiple of:
	LTM Adjusted EBITDA	NFY Adjusted EBITDA
Herbalife Ltd.	9.0x	8.3x
Nu Skin Enterprises Inc.	6.8x	6.2x
Glanbia plc	14.6x	13.9x
Vitamin Shoppe, Inc.	14.5x	12.8x
USANA Health Sciences Inc.	6.2x	5.6x
Atrium Innovations Inc.	6.3x	6.1x
Perrigo Co.	15.8x	13.2x
Prestige Brands Holdings, Inc.	12.7x	9.8x
The Hain Celestial Group, Inc.	16.9x	13.7x

The related mean and median multiples for such selected companies were as follows:

Enterprise Value as a Multiple of:
	LTM Adjusted EBITDA	NFY Adjusted EBITDA
Mean	11.4x	9.9x
Median	12.7x	9.8x

From this data, Houlihan Lokey selected implied enterprise value reference ranges for the Company using LTM Adjusted EBITDA multiples of 11.0x to 14.0x and 2013 FYE Adjusted EBITDA multiples of 9.0x to 12.0x. Houlihan Lokey selected these ranges based on a comparison of the Company’s estimated growth and profitability as compared to the selected companies. Houlihan Lokey then adjusted these ranges to reflect net debt outstanding and the present value of the Tax Shield, each as described above, as well as shares of Company Common Stock outstanding as of October 29, 2012 (as estimated by management of the Company) to arrive at a per share implied equity reference range. This analysis indicated the following implied per share reference range for the Company, as compared to the proposed per share Merger Consideration:

Implied Per Share Equity Reference Range for the Company based on LTM Adjusted EBITDA	Implied Per Share Equity Reference Range for the Company based on 2013 FYE Adjusted EBITDA	Per Share Merger Consideration
$16.34 – $21.87	$17.50 – $24.64	$34.00

Selected Transactions Analysis. Houlihan Lokey calculated certain enterprise value multiples based on the estimated purchase prices paid in the following selected publicly announced VMS transactions from 2009 to 2012 and from 2002 to 2012. These transactions constituted all VMS transactions during such time period identified by Houlihan Lokey, involving both publicly traded and privately held VMS companies, other than those transactions whose terms were not publicly disclosed. The calculated multiples included transaction value as a multiple of LTM Adjusted EBITDA. The list of selected transactions from 2009 to 2012 and the related multiples are set forth below.

Announcement Date	Acquiror	Target	Transaction Value/LTM EBITDA
08/20/2012	Church & Dwight Co. Inc.	Avid Health Inc.	11.2x
04/02/2012	Schiff Nutrition International, Inc.	Airborne Inc.	12.5x
01/19/2011	Glanbia PLC	Bio-Engineered Supplements & Nutrition	8.3x
01/04/2011	Atrium Biotech Investments (subsidiary of Atrium Innovations)	Seroyal International Inc.	7.5x
07/15/2010	The Carlyle Group	NBTY Inc.	7.7x
01/21/2010	Martek Biosciences Corp., Subsidiary of Royal DSM N.V.	Amerifit Brands, Inc.	8.9x
09/21/2009	Atrium Innovations Inc.	Garden of Life Inc.	11.2x

The list of additional selected transactions from 2002 to 2008 and the related multiples are set forth below.

Announcement Date	Acquiror	Target	Transaction Value/LTM EBITDA
08/25/2008	Glanbia PLC	Optimum Nutrition Inc.	NA
02/09/2007	Ares Management LLC and Ontario Teachers Pension	GNC Corporation	10.9	x
02/06/2006	CK Life Sciences International	Vitaquest International LLC	11.2	x
09/06/2006	Glanbia PLC	Seltzer Ingredients Inc.	NA
06/06/2005	NBTY Inc.	Solgar Inc.	NA
07/19/2004	Bayer AG	Roche Consumer Health	12.0	x
04/02/2004	Ripplewood Holdings LLC and Activated Holdings LLC	Shaklee’s Worldwide Business	8.0	x
10/16/2003	Apollo Management LLC	GNC Corp.	8.1	x
06/10/2003	NBTY Inc.	Rexall Sundown Inc.	NA
08/16/2002	Fremont Partners	Nellson Nutraceutical	9.5	x
09/03/2002	DSM N.V.	Roche’s Vitamins	5.9	x
04/10/2002	Herbalife Ltd. Backed by Whitney & Co. and Golden Gate Capital	Herbalife International Inc.	5.0	x

For the purposes of the table set forth above, “NA” means “not available.”

This analysis indicated the following mean and median multiples for the selected transactions:

Transaction Value as a Multiple of LTM Adjusted EBITDA
	Transactions from 2009–2012	All Transactions
Mean	9.6x	9.2x
Median	8.9x	8.9x

From this data, Houlihan Lokey selected implied transaction values reference ranges for the Company using LTM Adjusted EBITDA multiples of 9.0x to 13.0x. Houlihan Lokey selected these ranges based on a comparison of the Company’s estimated growth and profitability as compared to the target companies subject to the selected transactions. Houlihan Lokey then adjusted these ranges to reflect net debt outstanding and the present value of the Tax Shield, each as described above, as well as shares of Company Common Stock outstanding as of October 29, 2012 (as estimated by management of the Company) to arrive at a per share implied equity reference range. This analysis indicated the following per share reference range for the Company, as compared to the proposed per share Merger Consideration:

Implied Per Share Equity Reference Range for the Company based on LTM Adjusted EBITDA	Per Share Merger Consideration
$12.66 – $20.03	$34.00

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate through May 31, 2017, based on internal estimates provided by the management of the Company, as set forth below under “Financial Projections.” Houlihan Lokey calculated terminal values for the Company by applying a range of terminal value multiples of 10.5x to 11.5x to the Company’s fiscal year 2017 estimated EBITDA. Houlihan Lokey selected the terminal value multiple range based on a review of the LTM Adjusted EBITDA and NFY Adjusted EBITDA multiples for the selected companies referred to above. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 7.0% to 9.0%. Houlihan Lokey selected the discount rate range based upon a review of the Company’s observed weighted average cost of capital (“WACC”) and the observed WACCs of the selected companies referred to above. Houlihan Lokey then adjusted these ranges to reflect net debt outstanding and the present value of the Tax Shield as described above, except for the use of a WACC range of 7% to 9%, and to reflect the shares of Company Common Stock outstanding as of October 29, 2012 (as estimated by the management of the Company). The discounted cash flow analysis indicated the following implied per share reference range for the Company, as compared to the proposed per share Merger Consideration:

Implied Per Share Equity Reference Range for the Company	Per Share Merger Consideration
$29.97 – $35.51	$34.00

Other Factors

Historical Trading Ratio Analysis. Houlihan Lokey reviewed certain historical stock price information based on the average closing stock price for the Class A Common Stock over certain periods during the one year period ended October 29, 2012. This review indicated the following implied premium of per share Merger Consideration over the average closing stock price of Class A Common Stock:

Trading Period Prior to October 29, 2012	Class A Common Stock Closing Stock Price	Implied Premium of Per Share Merger Consideration over Average Closing Stock Price of Class A Common Stock
1 day	$23.19	46.6%
5 days	$23.32	45.8%
10 days	$23.68	43.6%
1 month	$24.04	41.5%
3 month	$21.50	58.2%
6 months	$19.35	75.7%
1 year	$15.53	118.9%

Premiums Paid Analysis. Additionally, Houlihan Lokey reviewed implied premiums paid in the following selected transactions involving public target companies in the branded consumer industry, including VMS companies, between 2009 and October 29, 2012 for each of one trading day, five trading days and one calendar month prior to the announcement of the applicable transaction. The list of selected transactions and the related multiples are set forth below.

Announcement Date	Acquiror	Target	Implied Premiums Paid
			1 Trading Day	5 Trading Days	1 Calendar Month
10/14/2011	Unilever	Concern Kalina OAO	54.5%	52.7%	129.3%
01/09/2011	DuPont Denmark Holding ApS	Danisco A/S	25.5%	27.5%	43.4%
11/08/2010	TPG Capital L.P.	Avon Products Company Limited	34.5%	37.0%	34.5%
09/27/2010	Conopco Inc. (Subsidiary of Unilever)	Alberto Culver Company	19.1%	18.4%	19.8%
07/15/2010	The Carlyle Group	NBTY Inc.	46.8%	55.6%	47.7%
01/14/2010	Shiseido Co. Ltd.	Bare Escentuals Inc.	42.9%	38.5%	46.2%
12/21/2009	Sanofi-Aventis	Chattem Inc.	33.6%	36.0%	40.7%

This analysis indicated the following mean and median premiums for the selected transactions:

Implied Premiums Paid
	1 Trading Day	5 Trading Days	1 Calendar Month
Mean	36.7%	38.0%	51.7%
Median	34.5%	37.0%	43.4%

Houlihan Lokey noted these implied premiums as compared to the corresponding implied premiums for the Merger Consideration over the closing stock price of the Company’s Class A Common Stock of 46.6%, 44.6% and 38.8% for the one trading day, five trading days and one calendar month prior to announcement of the Merger, respectively.

Other Matters

Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the Merger and provide financial advisory services, including an opinion to the Company Board regarding the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by the holders of Company Class A Common Stock. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Houlihan Lokey received $1,000,000 for its services upon the delivery of its opinion, regardless of the conclusion reached therein, and none of which was contingent upon the successful completion of any portion or aspect of the transactions contemplated by the Merger Agreement. In addition, Houlihan Lokey will be entitled to an additional fee based on the ultimate transaction value of the Merger, which fee was estimated at the signing of the Merger Agreement to be approximately $1,820,000, payable upon consummation of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to the Company and one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with TPG (TPG, collectively with private equity and investment funds affiliated or associated therewith and the portfolio companies thereof, “TPG Group”), which Houlihan Lokey understands collectively directly or indirectly own a significant interest in the Company, for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (a) having provided valuation and transaction advisory services to TPG, (b) having acted as financial advisor to TPG Group in connection with its acquisition of Ontex International (“Ontex”), which transaction closed in November, 2010, (c) having acted as financial advisor to British Vita Unlimited (“British Vita”), an affiliate of TPG Group, in connection with a sale of part of one of its divisions, which transaction closed in September 2012, and (d) having acted as financial advisor to the Company in connection with its acquisition of Airborne, which transaction closed in March 2012. In connection with the Ontex, British Vita and Airborne transactions, Houlihan Lokey has received aggregate fees of approximately $3,566,000. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Parent, TPG Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of their respective employees may have committed to invest in private equity or other investment funds managed or advised by TPG, other participants in the Merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with TPG Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, TPG Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation. Notwithstanding the foregoing, Houlihan Lokey has not provided investment banking, financial advisory or other financial services to Parent or any of its affiliates during the past two years in connection with which it would be entitled to any material compensation.

Financial Projections

Historically, the Company has prepared and provided public guidance as to certain of the Company’s projected annual financial performance measures with respect to the then current fiscal year in its press release announcing its financial results for the immediately preceding quarter or fiscal year and has publicly updated that guidance from time to time. A press release containing the Company’s most recent public guidance as to financial performance for fiscal year 2013 was furnished to the SEC in a Current Report on Form 8-K on September 18, 2012.

In connection with the Company Board’s evaluation of the Merger and the other transactions contemplated by the Merger Agreement, the Company’s management prepared projections of the Company’s stand-alone financial performance for each of fiscal years 2013, 2014, 2015 and 2016, as well as certain adjustments to fiscal year 2012 (the “Financial Information”). The Financial Information was provided to the Company Board on October 12, 2012 and reviewed and discussed at a meeting of the Company Board on October 13, 2012. The following is the Financial Information that was presented:

Financial Information (As of October 12, 2012)
($ in ‘000s)

Income statement
Fiscal Year End (FYE) 5/31	2012A1,2	2013E	2014E	2015E	2016E3	CAGR ‘13-’16
Joint	$96,953	$101,996	$105,056	$108,208	$111,454	3.0%
Growth		5.2%	3.0%	3.0%	3.0%
Mega Red	$71,560	$102,893	$128,617	$147,909	$170,096	18.2%
Growth		43.8%	25.0%	15.0%	15.0%
Airborne	$71,531	$81,200	$86,072	$91,236	$96,710	6.0%
Growth		13.5%	6.0%	6.0%	6.0%
Probiotics	$19,657	$28,828	$31,134	$33,625	$36,315	8.0%
Growth		46.7%	8.0%	8.0%	8.0%
Specialty	$20,420	$22,033	$22,033	$22,033	$22,033	—
Growth		7.9%	—	—	—
Bars	$9,240	$9,630	$9,630	$9,630	$9,630	—
Growth		4.2%	—	—	—
Direct	—	$1,986	$4,620	$14,810	$25,000	132.6%
Growth		—	132.6%	220.6%	68.8%

Total branded	$289,361	$348,566	$387,161	$427,450	$471,237	10.6%
Growth		20.5%	11.1%	10.4%	10.2%
Private label	$37,398	$36,498	$29,867	$24,441	$20,000	(18.2%)
Growth		(2.4%)	(18.2%)	(18.2%)	(18.2%)
Other	$45	—	—	—	—

Total Net Sales	$326,805	$385,064	$417,028	$451,891	$491,237	8.5%
Growth		17.8%	8.3%	8.4%	8.7%

Gross Margin
Forecast		51.9%	55.0%	56.0%	56.5%
Forecast pro forma	49.7%	54.0%	55.0%	56.0%	56.5%
Gross Profit
Forecast		$200,017	$229,365	$253,059	$277,549	11.5%
Forecast pro forma	$162,400	$208,068 [4]	$229,365	$253,059	$277,549	10.1%

Selling & Marketing	$74,906	$88,476	$98,002	$106,194	$115,441	9.3%
as % of net sales	22.9%	23.0%	23.5%	23.5%	23.5%

Other operating expenses	$53,161	$49,443	54,005	58,068	61,356	7.5%
as % of net sales	16.3%	12.8%	13.0%	12.9%	12.5%

EBIT
Forecast		$62,098	$77,359	$88,797	$100,753	17.5%
Margin		16.1%	18.6%	19.7%	20.5%
Forecast pro forma	$34,333	$70,149	$77,359	$88,797	$100,753	12.8%
Margin	10.5%	18.2%	18.6%	19.7%	20.5%

Non recurring adjustments
Transaction costs (2012A) Purchase
Accounting (2013E)	$7,866	$2,525	—	—	—

Financial Information (As of October 12, 2012)
($ in ‘000s)

Income statement
Fiscal Year End (FYE) 5/31	2012A1,2	2013E	2014E	2015E	2016E3	CAGR ‘13-’16

Adjusted EBIT
Forecast		$64,623	$77,359	$88,797	$100,753	16.0%
Margin		16.8%	18.6%	19.7%	20.5%
Forecast pro forma	$42,199	$70,149	$77,359	$88,797	$100,753	12.8%
Margin	12.9%	18.2%	18.6%	19.7%	20.5%
Depreciation	$4,232	$4,324	$3,025	$3,300	$3,900
Amortization	$2,029	$6,056	$6,000	$5,650	$5,800

D&A	$6,261	$10,380	$9,025	$8,950	$9,700

Stock based compensation	$2,911	$4,059	$5,500	$5,700	$6,100

Adjusted EBITDA
Forecast		$79,062	$91,884	$103,447	$116,553	13.8%
Margin		20.5%	22.0%	22.9%	23.7%
Forecast pro forma	$51,371	$84,588	$91,884	$103,447	$116,553	11.3%
Margin	15.7%	22.0%	22.0%	22.9%	23.7%

Cash flow items
FYE 5/31	2012A1,2	2013E	2014E	2015E	2016E
Capex	$2,732	$5,000	$3,000	$6,000	$4,000
as % of net sales	0.8%	1.3%	0.7%	1.3%	0.8%
as % of depreciation	65%	116%	99%	182%	103%

Working capital	$41,055	$35,700	$38,663	$41,895	$45,543
as % of net sales	12.6%	9.3%	9.3%	9.3%	9.3%

Change in working capital		$(5,355)	$2,963	$3,232	$3,648

Free cash flow calculation
FYE 5/31		2013E	2014E	2015E	2016E
EBIT		$62,098	$77,359	$88,797	$100,753
Plus: Amortization non deductible		$3,792	$3,481	$3,383	$3,300

EBITA		$65,890	$80,840	$92,180	$104,053
Less: taxes on EBITA		$(25,038)	$(30,719)	$(35,028)	$(39,540)
Plus: depreciation		$4,324	$3,025	$3,300	$3,900
Plus: deductible amortization		$2,264	$2,519	$2,267	$2,500
Plus: purchase accounting adjustment		$2,525	—	—	—
Less: capex		$(5,000)	$(3,000)	$(6,000)	$(4,000)
Less: change in working capital		$5,355	$(2,963)	$(3,232)	$(3,648)

Free Cash Flows (FCF)		$50,320	$49,701	$53,486	$63,265
Plus: stock based compensation		$4,059	$5,500	$5,700	$6,100

Adjusted FCF		$54,379	$55,201	$59,186	$69,365

Other
Corporate tax rate		38.0%	38.0%	38.0%	38.0%

Note

1	FYE 2012 figures represent pro forma financial figures following the Company’s acquisition of Airborne without adjustments for synergies.
2	For the purposes of this table, “2012A” refers to actual results for the 2012 fiscal year, “2013E,” “2014E,” “2015E” and “2016E” refer to estimated results for fiscal years 2013-2016, respectively, and “CAGR” refers to Compound Annual Growth Rate.
3	In addition, management confirmed to the Company’s financial advisors the use of the same net sales growth rate and adjusted EBITDA margin assumptions for fiscal year 2017 projections as those used for fiscal year 2016 projections.
4	Reflects adjustment for COGS synergies to be realized with respect to Airborne and a one-time inventory charge to cost of sales due to inventory purchase accounting, which flows through forecast pro forma figures for EBIT, Adjusted EBIT and Adjusted EBITDA.

The Financial Information was prepared for use only by the Company Board and its financial advisors in connection with the evaluation of the Merger and the other transactions contemplated by the Merger Agreement and was not intended to act as public guidance regarding the Company’s future financial performance. In addition, on September 27, 2012, in connection with an in-person due diligence presentation by the Company’s management, the Company provided to Parent financial projections with respect to Net Sales, Gross Profit, Contribution Margin, Operating Income, EBITDA and Adjusted EBITDA for fiscal year 2013 (including the information with respect to certain adjustments with respect to the Company’s Airborne acquisition set forth below), which were identical to the projections provided to the Company Board on October 12, 2012 and were provided to Parent in the interests of time in order to help facilitate Parent’s due diligence process.

As a result of the Company Board’s review on October 13, 2012 and in connection with additional review of the Financial Information by management with the Company’s financial advisors, the Financial Information was updated on October 29, 2012 in order to further update management’s assumptions and view of the Company’s prospects, and such updates reflected (i) a 4% growth compound annual growth rate in net sales of “Specialty” and “Bars” branded products, (ii) the removal of a purchase accounting adjustment to EBITA, as this was already accounted for in the adjustment for changes in working capital and (iii) the deductible amortization of certain intangible assets over a 15-year period. The following is the updated Financial Information that was presented:

Financial Information (As of October 29, 2012)
($ in ‘000s)
Income statement
Fiscal Year End (FYE) 5/31	2012A1,2	2013E	2014E	2015E	2016E3	CAGR ‘13-’16
Joint	$96,953	$101,996	$105,056	$108,208	$111,454	3.0%
Growth		5.2%	3.0%	3.0%	3.0%
Mega Red	$71,560	$102,893	$128,617	$147,909	$170,096	18.2%
Growth		43.8%	25.0%	15.0%	15.0%
Airborne	$71,531	$81,200	$86,072	$91,236	$96,710	6.0%
Growth		13.5%	6.0%	6.0%	6.0%
Probiotics	$19,657	$28,828	$31,134	$33,625	$36,315	8.0%
Growth		46.7%	8.0%	8.0%	8.0%
Specialty	$20,420	$22,033	$22,914	$23,830	$24,784	4.0%
Growth		7.9%	4.0%	4.0%	4.0%
Bars	$9,240	$9,630	$10,015	$10,415	$10,832	4.0%
Growth		4.2%	4.0%	4.0%	4.0%
Direct	—	$1,986	$4,620	$14,810	$25,000	132.6%
Growth		—	132.6%	220.6%	68.8%

Total branded	$289,361	$348,566	$388,428	$430,034	$475,191	10.9%
Growth		20.5%	11.4%	10.7%	10.5%
Private label	$37,398	$36,498	$29,867	$24,441	$20,000	(18.2%)
Growth		(2.4%)	(18.2%)	(18.2%)	(18.2%)
Other	$45	—	—	—	—

Total Net Sales	$326,805	$385,064	$418,295	$454,475	$495,191	8.7%
Growth		17.8%	8.6%	8.6%	9.0%

Gross Margin
Forecast		51.9%	55.0%	56.0%	56.5%
Forecast pro forma	49.7%	54.0%	55.0%	56.0%	56.5%

Gross Profit
Forecast		$200,017	$230,062	$254,506	$279,783	11.8%
Forecast pro forma	$162,400	$208,068 [4]	$230,062	$254,506	$279,783	10.4%

Selling & Marketing	$74,906	$88,476	$98,299	$106,802	$116,370	9.6%
as % of net sales	22.9%	23.0%	23.5%	23.5%	23.5%

Other operating expenses	$53,161	$49,443	$54,169	$58,400	$61,849	7.7%
as % of net sales	16.3%	12.8%	13.0%	12.9%	12.5%

Financial Information (As of October 29, 2012)
($ in ‘000s)
Fiscal Year End (FYE) 5/31	2012A1,2	2013E	2014E	2015E	2016E3	CAGR ‘13-’16

EBIT
Forecast		$62,098	$77,594	$89,304	$101,564	17.8%
Margin		16.1%	18.6%	19.7%	20.5%
Forecast pro forma	$34,333	$70,149	$77,594	$89,304	$101,564	13.1%
Margin	10.5%	18.2%	18.6%	19.7%	20.5%

Non recurring adjustments
Transaction costs (2012A) Purchase Accounting (2013E)	$7,866	$2,525	—	—	—

Adjusted EBIT
Forecast		$64,623	$77,594	$89,304	$101,564	16.3%
Margin		16.8%	18.6%	19.7%	20.5%
Forecast pro forma	$42,199	$70,149	$77,594	$89,304	$101,564	13.1%
Margin	12.9%	18.2%	18.6%	19.7%	20.5%

Depreciation	$4,232	$4,324	$3,025	$3,300	$3,900
Amortization	$2,029	$6,056	$6,000	$5,650	$5,800

D&A	$6,261	$10,380	$9,025	$8,950	$9,700

Stock based compensation	$2,911	$4,059	$5,500	$5,700	$6,100

Adjusted EBITDA
Forecast		$79,062	$92,119	$103,954	$117,364	14.1%
Margin		20.5%	22.0%	22.9%	23.7%
Forecast pro forma	$51,371	$84,588	$92,119	$103,954	$117,364	11.5%
Margin	15.7%	22.0%	22.0%	22.9%	23.7%
Cash flow items

FYE 5/31	2012A1,2	2013E	2014E	2015E	2016E
Capex	$2,732	$5,000	$3,000	$6,000	$4,000
as % of net sales	0.8%	1.3%	0.7%	1.3%	0.8%
as % of depreciation	65%	116%	99%	182%	103%
Working capital	$41,055	$35,700	$38,781	$42,135	$45,910
as % of net sales	12.6%	9.3%	9.3%	9.3%	9.3%
Change in working capital		($5,355)	$3,081	$3,354	$3,775
Free cash flow calculation

FYE 5/31		2013E	2014E	2015E	2016E
EBIT		$62,098	$77,594	$89,304	$101,564
Plus: Amortization non deductible		$4,004	$3,948	$3,598	$3,748

EBITA		$66,102	$81,542	$92,902	$105,312

Less: taxes on EBITA		$(25,119)	$(30,986)	$(35,303)	$(40,018)
Plus: depreciation		$4,324	$3,025	$3,300	$3,900
Plus: deductible amortization		$2,052	$2,052	$2,052	$2,052
Less: capex		$(5,000)	$(3,000)	$(6,000)	$(4,000)
Less: change in working capital		$5,355	$(3,081)	$(3,354)	$(3,775)

Free Cash Flows (FCF)		$47,714	$49,552	$53,597	$63,470
Plus: stock based compensation		$4,059	$5,500	$5,700	$6,100

Adjusted FCF		$51,773	$55,052	$59,297	$69,570

Other
Corporate tax rate		38.0%	38.0%	38.0%	38.0%

Note

1	FYE 2012 figures represent pro forma financial figures following the Company’s acquisition of Airborne without adjustments for synergies.
2	For the purposes of this table, “2012A” refers to actual results for the 2012 fiscal year, “2013E,” “2014E,” “2015E” and “2016E” refer to estimated results for fiscal years 2013-2016, respectively, and “CAGR” refers to Compound Annual Growth Rate.
3	In addition, management confirmed to the Company’s financial advisors the use of the same net sales growth rate and adjusted EBITDA margin assumptions for fiscal year 2017 projections as those used for fiscal year 2016 projections.
4	Reflects adjustment for COGS synergies to be realized with respect to Airborne and a one-time inventory charge to cost of sales due to inventory purchase accounting, which flows through forecast pro forma figures for EBIT, Adjusted EBIT and Adjusted EBITDA.

In addition to the Financial Information set forth above, Company management presented to the Company’s financial advisors and Parent information for the fiscal year ended May 31, 2012 reflective of certain synergies resulting from the Company’s Airborne acquisition and the elimination of certain non-recurring charges. The following is the additional information that was presented:

($ in ‘000s)

EBIT
FYE 2012A1	$34,333
Reconciliation
Plus: Depreciation	$198
Plus: Incremental Amortization	$(3,304)
Plus: Acquisition related	$3,471
Plus: Other non-recurring	$150
Plus: Airborne G&A synergies[2]	$8,072

As Adjusted with Synergies	$42,920

Pro Forma Adjusted EBITDA
FYE 2012A1	$51,371
Reconciliation
Less: Stock-Based Compensation	$(2,911)
Plus: Other non-recurring	$2,362
Plus: Airborne cogs synergies—realized	$779
Plus: Airborne G&A synergies[2]	$8,072

As Adjusted with Synergies	$59,673

1	Same figures as presented in financial information charts dated October 12 and 29, 2012 above.
2	General and administrative expenses at Airborne eliminated, with the exception of insurance expense.

Company management also prepared and presented to the Company’s financial advisors financial information for the last 12 months ended August 31, 2012. The following is the additional information that was presented:

Last Twelve Months (LTM) Ended August 31, 2012
($ in ‘000s)

Net sales	$337,597
Cost of goods sold	$171,388

Gross profit	$166,208

Total operating expenses	$127,114

Income from operations (EBIT)	$39,095
Other income (expense):
Interest income	$46
Interest expense	$(13,813)
Other, net	$56

Total other income (expense)	$(13,711)

Income before income taxes	$25,383
Income tax expense	$9,646

Net income	$15,738

Adjusted Pro Forma Net Income
Net income	$15,738
Less: PF Interest expense	$(2,339)
Less: PF Amortization expense	$(720)
Plus: Acquisition related	$4,387
Plus: Inventory charge	$1,550
Plus: Airborne cogs synergies—realized	$779
Plus: Other non-recurring	$1,982
Plus: Airborne G&A synergies	–

Total adjustments	$5,639
Less: tax expense	$(2,143)

Total AT adjustments	$3,496

Pro Forma Adjusted Net Income	$19,234

Adjusted Pro Forma EBITDA
EBIT	$39,095
Plus: Depreciation	$4,190
Plus: Amortization	$6,212
Plus: Acquisition related	$4,387
Plus: Inventory charge	$1,550
Plus: Airborne cogs synergies—realized	$779
Plus: Other non-recurring	$1,832
Plus: Airborne G&A synergies	–

Total adjustments	$18,950

Pro Forma Adjusted EBITDA	$58,045

The Financial Information was necessarily based on a variety of assumptions and estimates. The assumptions and estimates underlying the Financial Information may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. The assumptions and estimates used to create the Financial Information involve judgments made with respect to, among other things, sales growth rates, market size and growth rates, market share, future pricing, levels of operating expenses, and probability of success, all of which are difficult to predict. The Financial Information also reflects assumptions as to certain business decisions that do not reflect any of the effects of the Merger, or any other changes that may in the future affect the Company or its assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the Merger or otherwise. Accordingly, there can be no assurance that the assumptions and estimates used to prepare the Financial Information will prove to be accurate, and actual results may materially differ. The Financial Information is forward-looking statements and should not be relied upon as predictive of actual future results.

The inclusion of the Financial Information in this information statement should not be regarded as an indication that Schiff or any of its advisors or representatives considered or consider the Financial Information to be an accurate prediction of future events, and the Financial Information should not be relied upon as such. Neither of Schiff nor its advisors or representatives has made or makes any representation regarding the information contained in the Financial Information, and except as may be required by applicable securities laws, none of them intend to update or otherwise revise or reconcile the Financial Information to reflect circumstances existing after the date such Financial Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Financial Information are shown to be in error.

Schiff’s stockholders are cautioned not to place undue reliance on the Financial Information included in this information statement, and such projected financial information should not be regarded as an indication that the Company, the Company Board, Houlihan Lokey or any other person considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.

Although presented with numerical specificity, the Financial Information is not fact and reflect numerous assumptions and estimates as to future events and the probability of such events made by the Company’s management, including assumptions and estimates noted above. Moreover, the Financial Information is based on certain future business decisions that are subject to change. The Financial Information generally takes into account estimated taxes and existing net operating loss carry forwards.

The Financial Information should be read together with the historical financial statements of the Company, which have been filed with the SEC, and the other information regarding the Company contained elsewhere in this information statement. The Financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Financial Information does not purport to present operations in accordance with U.S. generally accepted accounting principles. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of such independent registered public accounting firm included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012 relates to the Company’s historical financial information. It does not extend to the Financial Information and should not be read as doing so.

The Financial Information does not and should not be read to update, modify or affirm any prior financial guidance issued by the Company. You are cautioned not to place undue reliance on this information.

Treatment of Company Options, Company RSUs and Company Restricted Shares

Treatment of Company Options. The Merger Agreement provides that, immediately prior to the Effective Time, each Company Option under any Company Stock Option Plans, whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each such former holder of such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option, without interest and less any applicable withholding taxes.

Treatment of Restricted Shares. Under the terms of the Merger Agreement, immediately prior to the Effective Time, each Company Restricted Share awarded pursuant to any Company Stock Option Plan will vest and become free of any restrictions and will be converted into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes, and the amount of any declared but unpaid dividends with respect to such Company Restricted Share.

Treatment of Company RSUs. Under the terms of the Merger Agreement, immediately prior to the Effective Time, each Company RSU awarded pursuant to any Company Stock Option Plan will vest and become free of any restrictions and will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration, without interest and less any applicable withholding taxes, and the amount of any declared but unpaid dividends with respect to such Company RSU.

Interests of Our Directors, Executive Officers and Affiliates in the Merger

Overview.

Our directors, executive officers and certain affiliates may have agreements or arrangements that provide them with interests in the Merger that differ from, or are in addition to, those of other Company stockholders. The Company Board was aware of these agreements and arrangements as they relate to our directors, executive officers and affiliates during its deliberations of the merits of the Merger Agreement and in determining to recommend to our stockholders that they vote their shares of Company Common Stock in favor of adopting the Merger Agreement.

Consideration for Company Common Stock at the Effective Time of the Merger.

At the Effective Time, shares of Company Common Stock beneficially owned by the executive officers and directors of the Company and their respect affiliates will be converted into the right to receive the same cash consideration on the same terms and conditions as the other stockholders of the Company.

As of November 1, 2012, TPG, which is affiliated with Matthew T. Hobart and William E. McGlashan, Jr. on the Company Board, beneficially owned, in the aggregate, 7,486,574 shares of Company Common Stock. If the Merger is completed, TPG will be entitled to receive an aggregate of $254,543,516 in cash, without interest and less any required withholding taxes.

As of November 1, 2012, Weider Health and Fitness, which is affiliated with Eric Weider on the Company Board, beneficially owned, in the aggregate, 7,486,574 shares of Company Common Stock. If the Merger is completed, Weider Health and Fitness will be entitled to receive an aggregate of $254,543,516 in cash, without interest and less any required withholding taxes.

As of November 1, 2012, the directors and named executive officers of the Company and their respective affiliates beneficially owned, in the aggregate, 15,612,156 shares of Company Common Stock, excluding vested and unvested equity awards, which are discussed below under “Company Options, Company RSUs and Company Restricted Shares to be Cashed Out in the Merger.” If the Merger is completed, the named executive officers and directors of the Company and their respective affiliates will be entitled to receive an aggregate of $530,813,304 in cash, without interest and less any required withholding taxes.

Company Options, Company RSUs and Company Restricted Shares to be Cashed Out in the Merger

Please see “The Merger Agreement—Treatment of Company Options, Company RSUs and Company Restricted Shares” beginning on page 28 for a discussion of the treatment of the outstanding vested and unvested Company Options, Company RSUs and Company Restricted Shares held by our directors and named executive officers at the closing of the Merger.

The table below sets forth information regarding the cash proceeds that each of the company’s directors and named executive officers would receive at the closing in the Merger with respect of the cash-out of equity-based compensation awards, assuming that the Effective Time occurs on December 6, 2012.

	Value of Vested Company Options	Value of Unvested Company Options that vest upon the Merger		Value of Company RSUs	Value of Unvested Company Restricted Shares	Value of Unpaid Dividend Acceleration	Total Cash Payment with Respect to all Equity Compensation
Directors
Tarang P. Amin*	$10,142,719.20	$17,043,995.88	(1)	—	$4,450,940.00	—	$31,637,655.08
Ronald L. Corey	$1,158,250.00	—		$2,125,544.00	$72,760.00	$84,570.90	$3,441,124.90
Matthew T. Hobart	—	—		—	—	—	—
Michael Hyatt	—	—		—	$376,686.00	—	$376,686.00
Eugene B. Jones	—	—		—	$376,686.00	—	$376,686.00
Roger H. Kimmel	$786,625.00	—		$1,886,898.00	$237,830.00	$100,189.80	$3,011,542.80
George F. Lengvari	—	—		—	$510,986.00	—	$510,986.00
William E. McGlashan, Jr.	—	—		—	—	—	—
Brian T. Swette	—	—		—	$343,366.00	—	$343,366.00
Eric Weider	—	—		—	—	—	—
Richard G. Wolford	—	—		—	$412,522.00	—	$412,522.00
Other Named Executive Officers
Joseph W. Baty	$872,100.00	$3,488,400.00		$4,077,892.00	—	$383,801.60	$8,822,193.60
Scott K. Milsten	$680,700.00	$2,722,800.00		—	—	—	$3,403,500.00
Jennifer Steeves-Kiss	$734,080.00	$2,936,320.00		—	—	—	$3,670,400.00

All Directors and Named Executive Officers (14 persons)	$14,374.474.20	$26,191,515.88		$8,090,334.00	$6,781,776.00	$568,562.30	$56,006,662.38

*	Mr. Amin is also a named executive officer.
(1)	Includes 143,183 options that vest if the 90 day trailing average closing price for the Class A Common Stock is at least $25.00 which may occur prior to the closing of the Merger.

Transaction Bonus Agreements.

In October 2012, we entered into transaction bonus agreements with each of Tarang P. Amin, Scott K. Milsten and Jennifer Steeves-Kiss, pursuant to which the Company will pay to each such executive officer a lump-sum cash bonus of $5,000,000, $450,000 and $450,000 respectively, less any applicable withholding taxes, if (i) the closing of the Merger occurs on or before December 31, 2012 and (ii) such executive officer remains employed by the Company through the closing of the Merger, or has been terminated without “cause” (as defined in each executive officer’s employment agreement and described below). These transaction bonuses were awarded to encourage a fast and successful Merger and to encourage Messrs. Amin and Milsten and Ms. Steeves-Kiss to remain employed with the Company through the closing of the Merger. In determining the amounts of these transaction bonuses, the Company Board and the Compensation Committee of the Company Board considered, among other factors, management performance, in particular, the efforts devoted by these individuals in the months preceding the negotiation of the Merger Agreement, the fully valued price to be paid by Parent in connection with the Merger, and the fact that these executives could owe excise taxes under Section 280G of the Code in respect of the amounts that they are otherwise receiving in connection with the Merger.

Pro Rata Bonuses.

The Company has determined to pay accelerated pro-rata annual bonuses under the Company’s annual bonus program based on the Company’s performance through the date of the Merger and pro-rated based on the number of months plus any partial month in the fiscal year elapsed. Assuming a closing of the Merger on December 6, 2012 and that 200% of target performance is achieved, Messrs. Amin, Baty and Milsten and Ms. Steeves-Kiss will receive pro-rata bonuses in the amount of $525,000, $208,541.67, $151,666.67 and $128,333.33 respectively.

Executive Employment Agreements.

Agreement with Mr. Amin. Under the terms of Mr. Amin’s existing employment agreement, if he is terminated “without cause” or he resigns for “good reason” (each as defined below), Mr. Amin will be entitled to the following payments and benefits, subject to the execution of a general release of claims and continued compliance with the restrictive covenants under the employment agreement:

•	a severance payment equal to two times his annual base salary in effect on the date of such termination, payable in equal installments over the twelve-month period following such termination;

•

a pro-rata bonus, payable at the time the Company’s annual bonuses for such fiscal year would otherwise have been paid, provided that Mr. Amin has been employed for at least six months of the fiscal year in which such termination occurs. However, Mr. Amin’s transaction bonus agreement provides that if he is terminated during fiscal 2013, the pro rata bonus payable as severance, if any, will be calculated based solely on his annual bonus opportunity and performance from and after the closing of the Merger and will not include the pro rata bonus paid in connection with the Merger; and

•

continued medical and dental coverage under COBRA and reimbursement to Mr. Amin of any premium costs charged to him for such coverage for the eighteen-month period following such termination; provided, however, that the coverage will terminate if the executive becomes eligible to receive medical and dental coverage from a subsequent employer.

Under the employment agreement, “cause” is generally defined as the executive’s (a) breach of his obligations under the employment agreement which constitutes material nonperformance by the executive of his obligations and duties under the employment agreement, which the executive has failed to remedy after the Company Board has given the executive written notice of, and at least 15 days to remedy, such breach; (b) commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company; (c) material breach of the restrictive covenants in the employment agreement; (d) conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; (e) failure to carry out, or comply with, in any material respect, any lawful directive of the Company Board which the executive has failed to remedy after the Company Board has given the executive written notice of, and at least 15 days to remedy, such failure; or (f) unlawful use or possession of illegal drugs. “Good reason” is generally defined as any one of the following conducts or events that is not cured by the Company within 30 days after the executive’s notice in writing to the Company of his intent to terminate his employment for good reason: (a) a material default in the Company’s performance of its obligations under the employment agreement; (b) a significant diminution of the executive’s responsibilities, duties or authority as president and chief executive officer of the Company, or a material diminution of the executive’s base compensation, unless such diminution is mutually agreed between the executive and the Company; or (c) the relocation of the executive’s principal office, without his consent, to a location that is in excess of 50 miles from the San Francisco Bay area.

Agreement with Mr. Baty. Under the terms of the existing employment agreement with Mr. Baty, if Mr. Baty terminates his employment for “good reason” or the Company terminates his employment without “cause” (each as defined below) during the 90-day period prior to or the 12-month period following the consummation of a change in control, he will be entitled to the following payments and benefits, subject to the execution of a general release of claims:

•

a severance payment equal to 150 percent of the sum of: (i) his then annual base salary; plus (ii) the greater of (a) his prior year’s bonus, (b) the average of his annual bonuses for the past three years and (c) 50 percent of his annual base salary, payable in 36 semi-monthly installments;

•

continued medical and dental coverage under COBRA with the Company reimbursing him for any difference between the COBRA premium costs charged to him for such coverage for the eighteen-month period following such termination and the rate he would pay as an active employee; provided, however, that the coverage will terminate if the executive becomes eligible to receive medical and dental coverage from a subsequent employer; and

•	tax gross-up payments to the extent the executive would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

For this purpose, “cause” is generally defined as (a) gross, fraudulent or willful misconduct; (b) substantial and willful failure to perform specific and lawful directives of the Company Board or superior employee of the Company; (c) willful and knowing violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (d) conviction of or plea of guilty or nolo contendere to felony or fraud; (e) drug, alcohol or substance abuse; or (f) material breach of the employment agreement. “Good reason” is generally defined as any one of the following conducts or events which occurs without the executive’s consent, and is not cured by the Company within 30 days after the executive’s notice in writing to the Company within 90 days of the first happening of the conduct or event (and the executive terminates employment with the Company no later than 180 days after the first happening of such conduct or event specified in the notice): (a) a material diminution of the executive’s authority, responsibility, duties or compensation; or (b) a relocation of the executive’s principal place of business to a location that represents a material change in geographic location (including any involuntary relocation that is more than 50 miles from the executive’s current principal place of business). The Merger will constitute a “change in control” for purposes of Mr. Baty’s employment agreement.

Agreements with Mr. Milsten and Ms. Steeves-Kiss. Pursuant to the existing employment agreements with each of Mr. Milsten and Ms. Steeves-Kiss, if the Company terminates the executive’s employment without “cause” or the executive resigns for “good reason” (each as defined below), the executive will be entitled to the following payments and benefits, subject to the execution of a general release of claims and continued compliance with the restrictive covenants in his or her employment agreement:

•	a severance payment equal to the executive’s annual base salary in effect on the date of such termination, payable in equal installments over the twelve-month period following such termination;

•	the amount of any annual bonus earned for any previous fiscal year that has not been paid; and

•

continued medical and dental coverage under COBRA with the Company reimbursing the executive for any difference between the COBRA premium costs charged to the executive for such coverage for the twelve-month period following such termination and the rate the executive would pay as an active employee; provided, however, that the coverage will terminate if the executive becomes eligible to receive medical and dental coverage from a subsequent employer.

Under the agreements, “cause” is generally defined as the executive’s: (a) gross or willful misconduct at any time during the executive’s employment by the Company; (b) substantial and willful failure to perform specific and lawful directives of the Company Board or a superior employee of the Company, in any material respect, which the executive has failed to remedy after the Company has given executive written notice of, and at least 20 days to remedy; (c) for Ms. Steeves-Kiss only, willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; (d) conviction of or plea of guilty or nolo contendere to a felony or fraud during the executive’s employment with the Company; (e) unlawful use (including being under the influence) or possession of illegal drugs; or (f) material breach of the terms of the employment agreement which is not corrected after written notice and a reasonable cure period not to exceed 20 days. “Good reason” is generally defined as any one of the following conducts or events which occurs without the executive’s consent, and is not cured by the Company within 20 days after the executive’s notice in writing to the Company within 90 days of the first happening of the conduct or event (and the executive terminates employment with the Company no later than 180 days after the first happening of such conduct or event specified in the notice): (a) the Company’s material diminution of the executive’s authority, responsibilities, duties or compensation; (b) any relocation of the executive’s principal place of business without executive’s consent to a location that is in excess of 50 miles from its location on the date of the employment agreement; or (c) a material default in the performance of the Company’s obligations under the employment agreement.

Golden Parachute Compensation.

The following table sets forth the estimated amounts of compensation that each of our named executive officers, Tarang P. Amin, Joseph W. Baty, Scott K. Milsten and Jennifer Steeves-Kiss, could receive that are based on or otherwise relate to the Merger. These amounts have been calculated assuming the Merger is consummated on December 6, 2012 and, where applicable, assuming each named executive officer experiences a qualifying termination of employment (as discussed in more detail above under “Executive Employment Agreements”) as of December 6, 2012. Certain of the amounts payable may vary depending on the actual date of consummation of the Merger and any qualifying termination. Receipt of compensation under the executive employment agreements is conditioned on the execution of a release of claims against the Company and, for Messrs. Amin and Milsten and Ms. Steeves-Kiss, continued compliance with the restrictive covenants in his or her employment agreement.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total
Tarang P. Amin	$6,425,000.00	$21,494,935.88	$27,026.64	—	—	$27,946,962.52
Joseph W. Baty	$1,179,471.05	$7,950,093.60	$11,200.68	—	—	$9,140,765.33
Scott K. Milsten	$926,666.67	$2,722,800.00	$11,522.40	—	—	$3,660,989.07
Jennifer Steeves-Kiss	$853,333.33	$2,936,320.00	$5,749.20	—	—	$3,795,402.53

(1)	The estimated amounts for each named executive officer are as follows:

Name	Cash Severance	Transaction Bonus($)	Pro-Rata Bonus($)
Tarang P. Amin	$900,000.00	$5,000,000.00	$525,000.00
Joseph W. Baty	$970,929.38	—	$208,541.67
Scott K. Milsten	$325,000.00	$450,000.00	$151,666.67
Jennifer Steeves-Kiss	$275,000.00	$450,000.00	$128,333.33

Cash severance is a “double-trigger” amount payable only if the executive’s employment is terminated without cause or for good reason. Transaction bonuses are “single-trigger” payable upon consummation of the Merger, assuming the Merger closes in 2012 and the executives remain employed by the Company through the closing of the Merger or are terminated without cause (as defined in the applicable employment agreement). The Pro-Rata Bonus is “single-trigger” payable upon consummation of the Merger.

(2)	All equity payments are “single-trigger” and represent cash payments in exchange for the cancellation of unvested and unexercised in-the-money Company Options, unvested Company RSUs and unvested Company Restricted Shares immediately prior to the Effective Time:

Name	Aggregate Value of “in-the money” Company Stock Options that would Vest(a)	Aggregate Value of Company RSUs	Aggregate Value of Unpaid Dividends on RSUs and Restricted Shares	Aggregate Value of Company Restricted Shares that would Vest	Total
Tarang P. Amin	$17,043,995.88	—	—	$4,450,940.00	$21,494,935.88
Joseph W. Baty	$3,488,400.00	$4,077,892.00	$383,801.60	—	$7,950,093.60
Scott K. Milsten	$2,722,800.00	—	—	—	$2,722,800.00
Jennifer Steeves-Kiss	$2,936,320.00	—	—	—	$2,936,320.00

(a)	Includes 143,183 options that vest if the 90 day trailing average closing price for the Class A Common Stock is at least $25.00 which may occur prior to the closing of the Merger.

(3)	All amounts are “double-trigger.” In the case of Mr. Amin, the amount represents the cost of continued medical and dental coverage under COBRA and reimbursement of any premium costs charged to him for such coverage for a period of 18 months. In the case of Messrs. Baty, Milsten and Ms. Steeves-Kiss, the amounts represent the cost of continued medical and dental coverage under COBRA and reimbursement for any difference between the COBRA premium costs charged to him or her and the rate he or she would pay as an active employee, for a period of 18 months for Mr. Baty, and 12 months, in the case of Mr. Milsten and Ms. Steeves-Kiss. However, the coverage will terminate if the named executive officer becomes eligible to receive medical and dental coverage from a subsequent employer.

Directors’ and Officers’ Insurance and Indemnification.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe such conduct was unlawful. In addition, the Company may advance expenses incurred in connection with any such proceeding upon, in the case of a current director or officer, receipt of an undertaking to repay the amounts so advanced if indemnification is ultimately not permitted. In the case of actions brought by or in the right of the corporation, such indemnification is limited to expenses and no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court or the Chancery Court determines that such indemnification is proper under the circumstances.

The Company has entered into indemnification agreements with its directors and executive officers (the “Indemnification Agreements”). The Indemnification Agreements provide rights that supplement those provided under the DGCL and in the Company’s certificate of incorporation and bylaws. The Indemnification Agreements provide for the indemnification of and advancement of expenses to the indemnitee to the fullest extent permitted by applicable law if indemnitee is named in or made a party to or a participant in any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the fact that the indemnitee is or was a director or officer of the Company, by reason of any action taken by him or of any action on his part while acting as director or officer of the Company or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of another subsidiary, corporation, limited liability company, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by indemnitee in connection with any such proceeding. Under the Indemnification Agreements, indemnification will not be provided where (i) indemnitee is actually reimbursed pursuant to an insurance policy as may exist for the indemnitee’s benefit, except in respect of any indemnification exceeding the reimbursement under such insurance policy, (ii) the payment of profits arises from violations of Section 16(b) of the Exchange Act or (iii) claims are initiated or brought voluntarily by indemnitee, with certain limited exceptions.

The Company also maintains insurance on behalf of its directors and officers insuring them against liability asserted against them in their capacities as directors or officers or arising out of such status.

Pursuant to the Merger Agreement, for a period of six years from and after the Effective Time, Parent has agreed to indemnify and hold harmless all past and present directors and officers of the Company to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to applicable law, the Company’s certificate of incorporation and bylaws and the Indemnification Agreements arising out of acts or omissions in their capacity as directors or officers of the Company or any of its subsidiaries occurring at or prior to the Effective Time. Parent has also agreed to cause the Indemnification Agreements to continue in full force and effect in accordance with their terms following the Effective Time and advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceedings with respect to such matters in accordance with the procedures set forth in the Indemnification Agreements.

The Merger Agreement further provides that, for a period of six years from and after the Effective Time, Parent must cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy. In no event will the Surviving Corporation be required to spend an annual premium amount greater than 250% of the last annual premium paid prior to the date of the Merger Agreement by the Company to obtain such insurance. In lieu of the foregoing, the Company may choose to purchase a six-year prepaid tail policy with terms and conditions substantially similar to its existing policy, and Parent must cause the surviving corporation to maintain such policy in full force and effect and continue to honor the obligations thereunder. If substantially equivalent insurance is unavailable, Parent will buy the best available coverage.

Employee Matters.

For 12 months following the Effective Time, Parent will provide, and will cause to be provided, to each employee of the Company who continues to be employed by Parent or any of its subsidiaries annual base salary or base wages and short-term target cash incentive compensation opportunities that are no less favorable than the annual base salary or base wages and short-term target cash incentive compensation opportunities provided to such Company employees immediately prior to the Effective Time. After the Effective Time, Parent must also provide pension, health and welfare benefits to such Company employees who work more than 20 hours per week that are at least as favorable in the aggregate to those provided to similarly situated employees of Parent, although Parent may elect to continue Company employees who work more than 20 hours per week in their existing Company benefit plans for a transition period. The Merger Agreement further requires that the Company or the surviving corporation, as applicable, honor in accordance with their terms certain employment, severance and change of control agreements and arrangements previously disclosed to Parent.

Under the Merger Agreement, Parent must use its reasonable best efforts to credit each Company employee for his or her years of service with the Company prior to the Effective Time for purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting under any equity incentive plan) under the 401(k) plan, severance pay plan, vacation plan, short term disability plan, active employee medical, dental, vision and prescription drug plan, active employee life insurance plan and service award of Parent (the “New Plans”) and its subsidiaries in which Company employees first become eligible to participate after the Effective Time; provided, that the foregoing will not apply for purposes of qualifying for subsidized early retirement benefits, retiree medical benefits or life benefits, or to the extent that its application would result in a duplication of benefits with respect to the same period of service.

In addition, Parent must use its commercially reasonable efforts to cause (i) each Company employee to be immediately eligible to participate, without any waiting time, in any and all New Plans and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company benefit plans in which such employee participated immediately prior to the Effective Time.

Certain Interests of the Principal Stockholders.

Certain directors of the Company were nominated by the Principal Stockholders and may also serve as executive officers or managers of such entities.

Agreement with Rothschild.

Roger Kimmel, a director of the Company, has been Vice Chairman of Rothschild Inc., an investment banking firm, since January 2001. Pursuant to a letter agreement, dated as of September 14, 2012, Rothschild Inc. has provided management, financial advisory and investment banking services to the Company. In connection therewith, the Company is required to pay an advisory fee to Rothschild Inc. upon the closing of the Merger, which would amount to approximately $4,237,573.63.

Regulatory Matters

The Merger is subject to review by the Antitrust Division and the FTC under the HSR Act. The HSR Act provides that transactions like the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On November 2, 2012, each of Parent and the Company made the requisite filings with the Antitrust Division and the FTC pursuant to the HSR Act and requested early termination of the initial 30-day waiting period. The applicable waiting period under the HSR Act will expire at 11:59 p.m. New York City time on December 3, 2012, unless earlier terminated or extended. The Antitrust Division or FTC could extend the initial 30-day waiting period and request additional information and documentary material from the parties (a “Second Request”), thus extending the review period until such time as the parties substantially comply with the Second Request and following an additional 30-day review period thereafter.

Under the Merger Agreement, both the Company and Parent have agreed to use their reasonable best efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity in connection with the execution of the Merger Agreement and completion of the Merger. Except as noted above with respect to the required filings under the HSR Act, the expiration of 20 days from the dissemination of this information statement to the Company’s stockholders and the filing of a certificate of merger in Delaware at or before the Effective Time, and the satisfaction of our filing obligations under the Exchange Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

Appraisal Rights

Holders of shares of Company Common Stock who do not vote in favor of or consent to the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, holders of shares of Company Common Stock who do not vote in favor of or consent to the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Chancery Court, and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Chancery Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date (which may be fixed in advance by the corporation (not more than ten (10) days prior to the date of the notice), or if not fixed in advance, will either be the day before the notice is given (if sent prior to the Effective Time) or will be the date of the Effective Time (if sent following the Effective Time)) that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Company Common Stock and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Filing Written Demand. Holders of shares of Company Common Stock who desire to exercise their appraisal rights must demand in writing appraisal of their shares of Company Common Stock no later than twenty (20) days after the date of mailing of the information statement (which includes the notice of written consent and appraisal rights), or [—], 2012. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to the Company at 2002 South 5070 West, Salt Lake City, Utah 84104, Attention: General Counsel.

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the Company, as the Surviving Corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Chancery Court will be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation. Within ten days after the Effective Time, the Surviving Corporation must notify each holder of Company Common Stock of the Effective Time, provided that if such notice is sent more than 20 days following the mailing of this information statement, which includes notice of the adoption of the Merger Agreement, then the notice of the Effective Time need only be given to each stockholder who has made a written demand for appraisal in accordance with Section 262 of the DGCL, and who has not voted in favor of or consented to the adoption of the Merger Agreement.

Filing a Petition for Appraisal. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of Company Common Stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Chancery Court demanding a determination of the fair value of the shares held by all dissenting holders. The Surviving Corporation is under no obligation to, and has no present intention to, file such a petition, and holders should not assume that the Surviving Corporation will file a petition. Within 120 days after the Effective Time, any holder of Company Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request for the statement has been received by the Surviving Corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Company the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of Company Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Chancery Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Chancery Court may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Chancery Court may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After the Chancery Court determines the holders of Company Common Stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Chancery Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Chancery Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining fair value, the Chancery Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Parent nor the Company currently anticipate offering more than the applicable Merger Consideration to any of our stockholders exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Chancery Court and taxed upon the parties as the Chancery Court deems equitable under the circumstances. Upon application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Company Common Stock under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as indicated above, at any time within 60 days after the Effective Time, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the Merger Consideration offered pursuant to the Merger Agreement.

Failure to comply strictly with the requirements of Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material U.S. federal income tax consequences to holders of shares of Company Common Stock of the exchange of shares of Company Common Stock for cash pursuant to the Merger. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this information statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders of shares of Company Common Stock who hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder of shares of Company Common Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of shares of Company Common Stock subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	insurance companies;

•	banks or other financial institutions;

•	mutual funds;

•	tax-deferred or other retirement accounts;

•	holders subject to the alternative minimum tax;

•	partnerships, S corporations or other pass-through entities;

•	tax-exempt organizations;

•	brokers, dealers or traders in securities, commodities or currencies;

•	controlled foreign corporations or passive foreign investment companies;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders who hold their shares of Company Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	non-U.S. holders (as defined below) owning (actually or constructively) more than five percent of the Company Common Stock at any time during the previous five years; and

•	holders who will own, actually or constructively, any stock of Parent or the Surviving Corporation at the Effective Time.

In addition, this discussion does not address the U.S. federal income tax consequences to holders of Company Common Stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Company Common Stock who is treated, for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner of shares of Company Common Stock who is not a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) or a U.S. holder.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold shares of Company Common Stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

U.S. Holders

Payments with Respect to Shares of Company Common Stock

The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares of Company Common Stock exchanged for cash pursuant to the Merger. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Company Common Stock exceeded one year. Long-term capital gains for noncorporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of shares of Company Common Stock (i.e., shares of Company Common Stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to U.S. holders pursuant to the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption must complete and return the IRS Form W-9 included as part of the letter of transmittal, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding, provided that they appropriately establish an exemption. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Payments with Respect to Shares of Company Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met;

Unless a tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States, and non-U.S. holders that are foreign corporations may also be subject to a 30% branch profits tax (or applicable lower treaty rate). Gains described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to a non-U.S. holder pursuant to the Merger will be subject to information reporting and, in certain circumstances, backup withholding. Non-U.S. holders generally can avoid backup withholding by providing a properly executed IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business) or otherwise establishing an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the Company Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 60.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement: were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Effect of the Merger; Directors and Officers; Certificate of Incorporation and Bylaws

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the Surviving Corporation, the Company will continue to exist following the Merger as a wholly-owned subsidiary of Parent.

The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

The certificate of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended so as to read as set forth in the form of certificate of incorporation attached as an exhibit to the Merger Agreement, until thereafter amended in accordance with its terms or the terms of the Merger Agreement or as provided by applicable law. In addition, the Company and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be amended so as to read as set forth in the form of bylaws attached as an exhibit to the Merger Agreement, until thereafter amended in accordance with their terms or as provided by applicable law.

Closing; When the Merger Becomes Effective

The closing of the Merger is required to take place no later than the second business day after the satisfaction or (to the extent permitted by applicable law and the Merger Agreement) waiver of the conditions to the Closing (described under “The Merger Agreement—Conditions to the Merger” beginning on page 54) (other than the conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions) or on such other date that the Company and Parent may agree in writing.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Parent may agree and specify in the certificate of merger).

Merger Consideration

Conversion of Company Common Stock

At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held by stockholders who are entitled to demand and properly demand appraisal under Section 262 of the DGCL, shares held in treasury or shares owned by Parent, Merger Sub or any other subsidiary of Parent or the Company, will automatically be cancelled and converted into the right to receive the Merger Consideration, upon surrender of each respective share certificate and/or letter of transmittal, as applicable.

Treatment of Company Options and Other Equity-Based Awards

Company Options. Pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each outstanding Company Option under any Company Stock Option Plan, whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each such former holder of such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such option, without interest and less any applicable withholding taxes.

Company RSUs. Pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each outstanding Company RSU awarded pursuant to any Company Stock Option Plan will vest and become free of any restrictions and will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration, without interest and less any applicable withholding taxes, and the amount of any declared but unpaid dividends with respect to such Company RSU.

Company Restricted Shares. Pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each outstanding Company Restricted Share awarded pursuant to any Company Stock Option Plan will vest and become free of any restrictions and will be converted into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes, and the amount of any declared but unpaid dividends with respect to such Company Restricted Share.

Procedures for Payment of Merger Consideration

At or prior to the Effective Time, Parent will designate a reputable bank or trust company, mutually agreeable to both Parent and the Company, to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger. At or promptly after the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the paying agent the aggregate Merger Consideration to which holders of shares of Company Common Stock will be entitled at the Effective Time pursuant to the Merger

Agreement, together with the aggregate payments for Company Options and Company RSUs (except to the extent that Parent determines to make any such payments with respect to Company Options and Company RSUs to employees through the payroll of the Surviving Corporation).

As promptly as practicable after the Effective Time, Parent will cause the paying agent to mail to each holder of record of a certificate or certificates that represented shares of Company Common Stock (“Certificates”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares of Company Common Stock were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement: (i) a letter of transmittal and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.

Upon surrender of Certificates and Book-Entry Shares for cancellation to the paying agent or to another agent as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares will be entitled to receive the Merger Consideration for each share of Company Common Stock formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered will be cancelled. Until surrendered as contemplated by the Merger Agreement, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by the Merger Agreement, without any interest accruing thereon.

Each of Parent and the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so withheld and deducted by the Surviving Corporation or Parent, as the case may be, such withheld and deducted amounts (i) must be remitted by Parent or the Surviving Corporation, as applicable, to the applicable governmental entity and (ii) will be treated for all purposes of the Merger Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Certificates and Book Entry Shares should not be surrendered for exchange by Company stockholders prior to the completion of the Merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the Merger Agreement provides will be mailed to Company stockholders promptly following the completion of the Merger.

Transfers of Ownership and Lost Stock Certificates

If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or will be otherwise in proper form for transfer, and the persons requesting such payment must have paid any transfer or similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate.

In the event that any Certificates have been lost, stolen or destroyed, the paying agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the payment of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the paying agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by the Company to Parent. Specifically, the representations and warranties of the Company in the Merger Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules delivered by the Company to Parent) relate to the following subject matters, among other things:

•	organization, qualification and subsidiaries;

•	capitalization;

•	due authorization of the transactions contemplated under the Merger Agreement;

•	non-contravention of laws, charter documents and contracts;

•	required filings and consents;

•	permits and compliance with laws;

•	SEC filings and financial statements;

•	internal controls;

•	state takeover laws;

•	undisclosed liabilities;

•	absence of certain changes since June 1, 2012;

•	employee benefit plans;

•	labor and other employment matters;

•	contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	tax matters;

•	insurance;

•	properties and assets;

•	real property;

•	delivery of fairness opinion;

•	required vote of the Company’s stockholders to adopt the Merger Agreement;

•	brokers and financial advisors;

•	related party transactions;

•	certain regulatory matters; and

•	accuracy of information included in this information statement.

The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub to the Company. Specifically, the representations and warranties of Parent and Merger Sub in the Merger Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules delivered by Parent to the Company) relate to the following subject matters, among other things:

•	organization and qualification;

•	due authorization of the transactions contemplated under the Merger Agreement;

•	non-contravention of laws, charter documents and contracts;

•	required filings and consents;

•	litigation;

•	ownership of Company Common Stock;

•	sufficiency of funds;

•	ownership of Merger Sub;

•	no prior activities of Merger Sub;

•	management arrangements;

•	brokers and financial advisors; and

•	accuracy of information included in this information statement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the completion of the Merger.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the Merger Agreement refer to the concept of a “Company Material Adverse Effect” or “Parent Material Adverse Effect.”

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (i) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by the Company of any of its material obligations under the Merger Agreement; provided, however, that, for purposes of (i), none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

•	any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States;

•	general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein;

•	any change that generally affects the nutritional supplement industry in the United States;

•

any change proximately caused by the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated by the Merger Agreement, including the Merger, including any litigation resulting therefrom; provided, that this exception does not apply to specified representations to the extent that the purpose of such representations is to address consequences resulting from the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated by the Merger Agreement, including the Merger;

•	any change proximately caused by the Company’s compliance with the terms of the Merger Agreement, or action taken, or failure to act, to which Parent has consented;

•

acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement;

•	changes in laws after the date of the Merger Agreement;

•	changes in GAAP after the date of the Merger Agreement;

•

any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the Merger Agreement; or

•	a decline in the price of the Company Common Stock on the New York Stock Exchange or any other market in which such securities are quoted for purchase and sale;

provided, further, that (A) the events set forth in the third, sixth, seventh and eighth sub-bullets above (changes generally affecting the nutritional supplement industry, acts of war, changes in laws and GAAP) may be taken into account to the extent that such events have a material and disproportionate impact on the Company and its subsidiaries and (B) the underlying cause of the events set forth in the last two sub-bullets above (failure to meet projections or declines in trading price) that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account.

The Merger Agreement also provides that a “Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under the Merger Agreement.

Interim Operations of the Company

From the date of the Merger Agreement through the Effective Time, the Company has agreed (and has agreed to cause its subsidiaries) to conduct its operations in the ordinary course of business and use commercially reasonable efforts to preserve substantially intact its business organization and maintain existing relations and goodwill with customers, suppliers and employees in the ordinary course of business consistent with past practice.

In addition, during the same period, the Company has also agreed that, subject to certain exceptions, it will not, and will not permit its subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned):

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or any of its subsidiaries, other than the issuance of shares of Company Common Stock upon the vesting of outstanding Company RSUs or Company Restricted Shares or the exercise of outstanding Company Options as of the date of the Merger Agreement in accordance with their terms;

•

sell, pledge, dispose of, let lapse, abandon, assign, transfer, lease, license, guarantee or encumber any material property or assets of the Company or its subsidiaries (including any registered intellectual property and unregistered owned intellectual property), except (i) to the extent required pursuant to contracts in effect prior to the date of the Merger Agreement, (ii) pursuant to the sale, purchase or licensing of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business consistent with past practice or (iii) for non-exclusive licenses in the ordinary course of business consistent with past practice with a fair market value not in excess of $2,500,000 in the aggregate;

•

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company) or enter into any agreement with respect to the voting or registration of its capital stock;

•

reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

•

merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, or otherwise enter into any agreements imposing material restrictions on the assets, operations or businesses of the Company or any of its subsidiaries;

•	enter into a new line of business (other than currently-projected extensions of existing product lines);

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $2,500,000, or in the aggregate not in excess of $5,000,000;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person (other than a wholly-owned subsidiary of the Company) for borrowed money;

•	make any loans, advances, guarantees or capital contributions to, or investments in, any other person (other than any wholly-owned subsidiary of the Company) in excess of $2,500,000 in the aggregate;

•

terminate, cancel or amend certain material contracts, or cancel, modify or waive any rights thereunder, or enter into or amend any contract that, if existing on the date hereof, would be among such material contracts;

•

make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date of the Merger Agreement, other than capital expenditures that are not, in the aggregate, in excess of $2,500,000;

•

except to the extent required by (i) applicable law, (ii) the existing terms of any of the Company’s benefit plans or (iii) contractual commitments or corporate policies with respect to severance or termination pay as in existence on the date of the Merger Agreement and as disclosed to Parent: (A) increase in any manner the compensation, bonus or benefits payable or to become payable to its service providers (except for increases in the ordinary course of business consistent with past practice in base salaries or base wages of employees of the Company or any of its subsidiaries), (B) grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any service provider, or establish, adopt, enter into or amend any Company benefit plan, (C) grant any new awards under any Company benefit plan, (D) amend or modify any outstanding award under any Company benefit plan, (E) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company benefit plan or remove any existing restrictions in any Company benefit plans or awards made thereunder, (F) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company benefit plan, to the extent not already provided in any such Company benefit plan or (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable laws;

•	forgive any loans to service providers or any of their respective affiliates;

•	make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

•

encourage customers to make payments earlier than would otherwise reasonably be expected (based on past practice) to be made to the Company or any of its subsidiaries, or agree to payment terms or conditions with suppliers that are not consistent in all material respects with past practice;

•

compromise, settle or agree to settle any proceeding (including any proceeding relating to the Merger Agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $2,500,000 individually or $5,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries;

•

(i) make, change, or rescind any material tax election, (ii) file any material amended tax return of the Company or any of its subsidiaries, (iii) or adopt or change any material method or period of tax accounting, (iv) settle or compromise any material claim relating to taxes; (v) surrender any material claim for a refund of Taxes; (vi) enter into any “closing agreement” as described in Section 7121 of the Code with respect to material taxes; or (vii) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

•

write up, write down or write off the book value of any assets, except for depreciation and amortization and normal valuation adjustments to accounts receivable and inventory in accordance with GAAP consistently applied;

•	pre-pay any long-term debt; or

•	authorize or enter into any contract or otherwise make any commitment, in each case to do any of the foregoing.

Necessary Efforts

The Merger Agreement requires the Company and Parent to use their reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement, including actions required to obtain, or cause their affiliates to obtain, any government clearances or approvals required for the consummation of the transactions contemplated by the Merger Agreement under applicable antitrust laws; provided, that Bayer AG and its affiliates will not be required to agree to sell, divest, transfer or dispose of any of the assets or businesses held by any of them in conjunction with seeking such approvals (a “Structural Remedy”). The Merger Agreement also requires that the parties make, or cause their affiliates to make, all necessary filings under applicable law with respect to the Merger, including the HSR Act, within five business days after the date of the Merger Agreement. Further, as soon as reasonably practicable following the execution and delivery of the Written Consent and not later than five business days thereafter, the Company must have also filed this information statement on Schedule 14C relating to the Merger and the Merger Agreement in accordance with federal proxy rules.

Written Consent

Pursuant to the terms of the Merger Agreement, immediately after the execution of the Merger Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company will submit the form of stockholder written consent attached to the Merger Agreement with respect to the adoption of the Merger Agreement to the Principal Stockholders. Upon the execution and delivery of the form of stockholder written consent to the Company in accordance with the DGCL, the Company must deliver a copy of the executed form of stockholder written consent to Parent, certified as correct and complete by an executive officer of the Company. If the form of stockholder written consent is not executed by stockholders representing the required vote to adopt the Merger Agreement or a copy of the executed stockholder written consent is not delivered by the Company to Parent, in each case within 24 hours of the execution of the Merger Agreement, Parent will have the right to terminate the Merger Agreement, as described below.

On October 29, 2012, the Principal Stockholders, which on such date beneficially owned 14,973,148 shares of Company Common Stock representing approximately 85.16% voting power of the issued and outstanding shares of Company Common Stock, delivered the Written Consent to the Company adopting the Merger Agreement and approving in all respects the Merger and the other transactions contemplated by the Merger Agreement.

Non-Solicitation of Acquisition Proposals

Pursuant to the Merger Agreement, the Company must, and must cause its representatives to:

•	immediately cease and cause to be terminated any solicitation, encouragement, activities, discussions or negotiations with any persons that may be ongoing with respect to any Acquisition Proposal;

•	take the necessary steps to promptly inform such persons of the Company’s non-solicitation obligations under the Merger Agreement;

•

immediately instruct each person that has previously executed a confidentiality agreement in connection with such person’s consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished to such person or to any person’s representatives by or on behalf of the Company or any of its subsidiaries; and

•	enforce (and not release, waive, amend or modify the provisions of) any confidentiality, non-solicit, non-use or standstill agreements entered into with any person.

Further, the Company must, and must cause its representatives to not, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any person other than Parent or Merger Sub;

•

furnish to any Person other than Parent or Merger Sub any non-public information that the Company believes or should reasonably expect would be used for the purposes of formulating any Acquisition Proposal;

•

enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or contract providing for or otherwise relating to any Acquisition Proposal (other than an acceptable confidentiality agreement in accordance with the terms of the Merger Agreement); or

•	submit any acquisition proposal or any matter related thereto to the vote of the stockholders of the Company.

No later than 48 hours after the date of the Merger Agreement, the Company must notify Parent in writing of the identity of any person that submitted an Acquisition Proposal within one year prior to the date of the Merger Agreement.

From and after the date of the Merger Agreement, the Company must promptly (and in any event within 24 hours) provide Parent with (i) a written description of any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or any request for information that would reasonably be expected to lead to an Acquisition Proposal, that is received by the Company or any subsidiary or representative of the Company, including in such description the identity of the person from which such inquiry, expression of interest, proposal, offer or request for information was received and (ii) a copy of each material written communication and a summary of each material oral communication transmitted by or on behalf of such person or its representatives to the Company or its representatives or transmitted on behalf of the Company or its representatives to that person.

If prior to Noon, Eastern time, on November 28, 2012 (subject to extension pursuant to the terms of the Merger Agreement, the “Subsequent Time”), (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in material breach of the provisions of the Merger Agreement, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, then, prior to but not after the Subsequent Time, notwithstanding the execution and delivery of the Written Consent to the Company in accordance with the Merger Agreement, the Company may take the following actions: (A) furnish information with respect to the Company and any of its subsidiaries to the person making such Acquisition Proposal and/or (B) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) may not, and may not allow any of its subsidiaries or representatives to take such actions without first entering into an acceptable confidentiality agreement under the terms of the Merger Agreement and (y) must promptly provide to Parent any information concerning the Company or any of its subsidiaries provided to such other person which was not previously provided to Parent or its representatives. The Company must promptly (and in any event within 24 hours) notify Parent orally and in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to the provisions described in this paragraph.

The Merger Agreement defines an “Acquisition Proposal” as any offer or proposal concerning any:

•

merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries;

•

sale, lease or other disposition of assets of the Company (including equity interests of a Company subsidiary) or any Company subsidiary representing 20% or more of the consolidated assets of the Company and its subsidiaries;

•

issuance or sale by the Company of equity interests representing 20% or more of the voting power (or 20% or more of the aggregate number of all outstanding shares of Company Common Stock) of the Company;

•

transaction in which any person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 20% or more of the voting power (or 20% or more of the aggregate number of all outstanding shares of Company Common Stock) of the Company; or

•	any combination of the foregoing (in each case, other than the Merger).

The Merger Agreement defines a “Superior Proposal” as a written and bona fide Acquisition Proposal for 50.1% or more of the voting power or assets of the Company made by a third party that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the availability of committed financing) and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger.

Company Board Recommendation

Subject to the provisions described below, neither the Company Board nor any committee thereof may:

•

withhold, withdraw or qualify (or modify in a manner adverse to Parent) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of the Merger Agreement, the Merger or any of the other transactions contemplated thereby;

•	adopt, approve, recommend, or otherwise declare advisable (or publicly propose to adopt, approve, recommend or otherwise declare advisable) the adoption of any Acquisition Proposal;

•	submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company; or

•	authorize, commit, resolve or agree to take any such actions.

Notwithstanding the foregoing, if (i) the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged or facilitated in material breach of the provisions of the Merger Agreement and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal and (ii) the Company Board determines in good faith, after consultation with its financial advisor and its outside counsel, that changing the Company Board Recommendation with respect to such Superior Proposal is necessary in order for the members of the Company Board to comply with their fiduciary duties under applicable Law, then the Company Board may, at any time prior to but not after the time at which the Written Consent is executed and delivered pursuant to the terms of the Merger Agreement, make such a change in the Company Board Recommendation.

Further, if the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged or facilitated in material breach of the provisions of the Merger Agreement and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of the Merger Agreement that have been irrevocably agreed to by Parent during the notice period (as described below), then the Company Board may, at any time prior to but not after the Subsequent Time, take such actions and, as further described below, terminate the Merger Agreement; provided, that the following conditions must have been met:

•

the Company has, prior to the Subsequent Time, provided prior written notice to Parent, at least four business days in advance, of the Company’s intention to take such action with respect to such Superior Proposal, which specifies the material terms and conditions of such Superior Proposal, and the Company contemporaneously provides to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal; and

•

during such four-day notice period, the Company negotiates and causes its representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

•

after the expiration of the four-day notice period, the Company Board determines in good faith, after consultation with its financial advisor and its outside counsel, and after taking into account any amendments to the Merger Agreement that Parent and Merger Sub have irrevocably agreed in writing to make, that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) changing the Company Board Recommendation and causing the Company to enter into such alternative acquisition agreement with respect to such Superior Proposal is necessary in order for the members of the Company Board to comply with their fiduciary duties under applicable law.

In the event of any material revisions to the financial or other material terms of such Acquisition Proposal, the Company will be required to deliver, prior to the Subsequent Time, a new written notice (provided that the required notice period will be shortened from four business days to two business days) to Parent and to comply with the above requirements. In the event that any notice period described in the foregoing paragraph is scheduled to expire after the Subsequent Time, the Subsequent Time will be extended until Noon, New York City time, on the calendar day immediately following the final day of such notice period.

Employee Benefit Matters

Pursuant to the terms of the Merger Agreement, for 12 months following the Effective Time, Parent will provide, and will cause to be provided, to each employee of the Company and its subsidiaries who continues to be employed by Parent or any of its subsidiaries annual base salary or base wages and short-term target cash incentive compensation opportunities that are no less favorable than the annual base salary or base wages and short-term target cash incentive compensation opportunities provided to such Company employees immediately prior to the Effective Time. After the Effective Time, Parent must also provide pension, health and welfare benefits to such Company employees who work more than 20 hours per week that are at least as favorable in the aggregate to those provided to similarly situated employees of Parent, although Parent may elect to continue Company employees who work more than 20 hours per week in their existing Company benefit plans for a transition period. The Merger Agreement further requires that the Company or the Surviving Corporation, as applicable, honor in accordance with the terms of employment, severance and change of control agreements and arrangements previously disclosed to Parent.

Under the Merger Agreement, Parent must use its reasonable best efforts to credit each Company employee for his or her years of service with the Company for purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting under any equity incentive plan), under the New Plans in which Company employees first become eligible to participate after the Effective Time; provided, that the foregoing will not apply for purposes of qualifying for subsidized early retirement benefits, retiree medical benefits or life benefits, or to the extent that its application would result in a duplication of benefits with respect to the same period of service.

In addition, Parent must use its commercially reasonable efforts to cause (i) each Company employee to be immediately eligible to participate, without any waiting time, in any and all New Plans and (ii) for purposes of each such New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company employee, all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such Company employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company benefit plans in which the employee participated immediately prior to the Effective Time.

Indemnification and Insurance

Pursuant to the Merger Agreement, for a period of six years from and after the Effective Time, Parent has agreed to indemnify and hold harmless all past and present directors and officers of the Company to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to applicable law, the Company’s certificate of incorporation and bylaws and the Indemnification Agreements arising out of acts or omissions in their capacity as directors or officers of the Company or any of its subsidiaries occurring at or prior to the Effective Time. Parent has also agreed to cause the indemnification agreements in existence on the date of the Merger Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time and advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceedings with respect to such matters in accordance with the procedures set forth in the Indemnification Agreements.

For six years after the Effective Time, Parent must cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company’s existing certificate of incorporation. The Merger Agreement also requires that Parent cause the indemnification agreements in existence on the date of the Merger Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

The Merger Agreement further provides that, for a period of six years from and after the Effective Time, Parent must also cause the surviving corporation to maintain for the benefit of the Company’s directors and officers, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy. In no event will the surviving corporation be required to spend an annual premium amount greater than 250% of the last annual premium paid prior to the date of the Merger Agreement by the Company to obtain such insurance. In lieu of the foregoing, the Company may choose to purchase a six-year prepaid tail policy with terms and conditions substantially similar to its existing policy, and Parent must cause the surviving corporation to maintain such policy in full force and effect and continue to honor the obligations thereunder. If substantially equivalent insurance is unavailable, Parent will buy the best available coverage.

Conditions to the Merger

The Merger Agreement provides that the obligations of the parties to consummate the Merger are subject to the satisfaction or written waiver of certain conditions.

The following are conditions to the respective obligations of each party to consummate the Merger:

•	the Company Stockholder Approval having been obtained, which occurred when the Principal Stockholders executed and delivered the Written Consent on October 29, 2012;

•	this information statement having been cleared by the SEC and mailed to stockholders of the Company at least twenty calendar days prior to the consummation of the Merger;

•	the waiting period under the HSR Act applicable to the Merger has expired or terminated;

•	no U.S. governmental entity has issued an order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or imposing a Structural Remedy;

•

there is not pending, or threatened in writing, any proceeding by any U.S. governmental entity seeking to restrain or prohibit the consummation of the Merger, other than any stockholder litigation; and

•

there is no statute, rule, regulation, judgment, order or injunction that has been enacted which has the effect of making the Merger illegal, or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

The following are conditions to the obligations of Parent and Merger Sub to consummate the Merger:

•

the representations and warranties pertaining to certain of the Company’s outstanding equity interests, due authorization of the transactions contemplated by the Merger Agreement and that there has not been a Company Material Adverse Effect since June 1, 2012 are true and correct in all respects, certain of the Company’s representations and warranties relating to the Company’s capitalization are true and correct in all material respects and all the other representations and warranties of the Company are true and correct, except as has not had an would not be reasonably expected to have a Company Material Adverse Effect, in each case as of the date of the Merger Agreement and as of the closing date;

•	the Company has performed and complied in all material respects with its covenants in the Merger Agreement or any breach or failure to do so has been cured;

•	since the date of the Merger Agreement, no event has occurred which has had a Company Material Adverse Effect; and

•

Parent has received a certificate executed by an executive officer of the Company dated as of the closing date certifying the satisfaction of the prior three conditions (accuracy of representations and warranties, performance of covenants and absence of a Company Material Adverse Effect).

The following are conditions to the obligations of the Company to consummate the Merger:

•

the representations and warranties of Parent and Merger contained in the Merger Agreement are true and correct in all respects as of the date of the Merger Agreement and as of the closing date, unless any such inaccuracy does not have a Parent Material Adverse Effect;

•	each of Parent and Merger Sub has performed and complied in all material respects with its covenants in the Merger Agreement or any breach or failure to do so has been cured; and

•

the Company has received a certificate executed by an executive officer of Parent dated as of the closing date certifying the satisfaction of the prior two conditions (accuracy of representations and warranties and performance of covenants).

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned by mutual written consent prior to the Effective Time, or by either party in the event (i) the Effective Time has not occurred on or before the Outside Date, which is April 1, 2013, or (ii) a final and non-appealable order or ruling has been issued by a court or other governmental entity restraining, enjoining or otherwise prohibiting the Merger or imposing a Structural Remedy, and the terminating party has used its reasonable best efforts to resist, resolve or lift, as applicable, such order or ruling.

The Merger Agreement may be terminated by the Company (i) concurrently with the Company Board’s causing the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal in accordance with the Merger Agreement or (ii) if there is an uncured inaccuracy in any representation or warranty of Parent or Merger Sub contained in the Merger Agreement or Parent or Merger Sub has breached any of their covenants in the Merger Agreement, in each case, in a manner that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and such inaccuracy or breach is not capable of cure or at least fifteen calendar days has elapsed since the date of delivery of written notice by the Company to Parent of such inaccuracy or breach.

The Merger Agreement may be terminated by Parent (i) if a Triggering Event (as described below) has occurred, (ii) if there is an uncured inaccuracy in any representation or warranty of the Company contained in the Merger Agreement or the Company has breached any of its covenants in the Merger Agreement such that relevant conditions to closing are not satisfied and such inaccuracy or breach is not capable of cure or at least fifteen calendar days has elapsed since the date of delivery of written notice by Parent to the Company of such inaccuracy or breach or (iii) if, within 24 hours after the execution and delivery of the Merger Agreement by the parties, (A) the Written Consent evidencing the adoption of the Merger Agreement by the requisite vote of the Company’s stockholders under applicable law has not been delivered to the Company or (B) the Company has not delivered to Parent a certified copy of such Written Consent.

The Merger Agreement specifies that a “Triggering Event” will be deemed to occur if (i) the Company Board withdraws or changes its recommendation to the Company’s stockholders regarding the Merger, (ii) the Company enters into an alternative acquisition agreement, (iii) the Company Board publicly recommends to its stockholders any competing acquisition proposal from a third party, (iv) an Acquisition Proposal has been publicly disclosed (other than by commencing a tender or exchange offer) and the Company Board fails to publicly reaffirm its recommendation to the Company’s stockholders regarding the Merger within seven calendar days after Parent’s request therefor, (v) a tender or exchange offer relating to securities of the Company has been commenced, and the Company Board fails to recommend against acceptance by the Company’s stockholders of such tender or exchange offer within ten business days of such commencement or (vi) the Company Board formally resolves to take or announce its intention to take any of the foregoing actions.

Termination Fee

If (i) the Merger Agreement is terminated by the Company in order to accept a Superior Proposal in accordance with the Merger Agreement or (ii) the Merger Agreement is terminated by Parent due to the occurrence of a Triggering Event, as described above, the Company will be required to pay to Parent a termination fee equal to $22.0 million (the “Termination Fee”).

The Company will also be required to pay the Termination Fee if Merger Agreement is terminated because:

•	the Effective Time has not occurred on or before the Outside Date and prior to the date of such termination, an Acquisition Proposal from a third party has been made known to the Company Board;

•

there is an uncured inaccuracy in any representation or warranty of the Company contained in the Merger Agreement or the Company has breached any of its covenants in the Merger Agreement such that relevant conditions to closing are not satisfied and such inaccuracy or breach is not capable of cure or at least fifteen calendar days has elapsed since the date of delivery of written notice by Parent to the Company of such inaccuracy or breach, and prior to the date of such termination, an Acquisition Proposal from a third party has been made known to the Company Board; or

•

(i) the Written Consent evidencing the adoption of the Merger Agreement by the requisite vote of the Company’s stockholders under applicable law has not been delivered to the Company or (ii) the Company has not delivered to Parent a certified copy of such Written Consent, in each case within 24 hours after the execution and delivery of the Merger Agreement by the parties, and in each case, if the Company enters into a definitive written agreement providing for the consummation of any Acquisition Proposal or if any Acquisition Proposal is consummated on or prior to the 12-month anniversary of the termination of the Merger Agreement. As used in this section, “Acquisition Proposal” has the meaning described in “The Merger Agreement—Non-Solicitation of Acquisition Proposals” beginning on page 50, except that the references to “20%” will be deemed to be references to “a majority.”

Fees and Expenses

All costs and expenses (including fees and expenses payable to representatives) incurred in connection with the Merger Agreement, the transaction documents, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expense, whether or not the Merger is consummated.

Amendment and Waiver

The Merger Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of the Company or of Merger Sub; provided, however, that, after adoption of the Merger Agreement by such stockholders, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any such extension or waiver or any failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information that has been provided to us regarding the beneficial ownership of our Class A Common Stock and Class B Common Stock as of November 1, 2012 for (i) each person or entity who is known to us to beneficially own more than 5 percent of the outstanding shares of our Class A Common Stock or Class B Common Stock; (ii) each person who is a director of the Company; (iii) each of the named executive officers of the Company; and (iv) all current directors and executive officers as a group. The Class B Common Stock is entitled to 10 votes per share and converts on a one for one basis into shares of the Class A Common Stock.

Except as noted, the person or entity listed has sole voting and investment power with respect to the shares shown in this table.

	Shares Beneficially Owned(1)				Percent of Total Voting Power
	Number of Shares		Percent
	Class A(2)	Class B	Class A(3)	Class B
Directors and Named Executive Officers:
Eric Weider(4)	7,579,459	7,486,574	34.68%	100.00%	85.24%
George F. Lengvari(5)	65,826	—	0.30%	0.00%	0.07%
Tarang P. Amin	703,640	—	3.22%	0.00%	0.72%
Ronald L. Corey	84,871	—	0.39%	0.00%	0.09%
Matthew T. Hobart	—	—	0.00%	0.00%	0.00%
Michael Hyatt	45,701	—	0.21%	0.00%	0.05%
Eugene B. Jones	45,701	—	0.21%	0.00%	0.05%
Roger H. Kimmel	177,787	—	0.81%	0.00%	0.18%
William E. McGlashan, Jr.	—	—	0.00%	0.00%	0.00%
Brian T. Swette	21,901	—	0.10%	0.00%	0.02%
Richard G. Wolford	12,505	—	0.06%	0.00%	0.01%
Joseph W. Baty	243,564	—	1.11%	0.00%	0.25%
Scott K. Milsten	30,000	—	0.14%	0.00%	0.03%
Jennifer Steeves-Kiss	32,000	—	0.15%	0.00%	0.03%
Directors and executive officers as a group (14 persons)	9,042,955	7,486,574	41.37%	100.00%	86.12%

Other Stockholders:
Weider Health and Fitness(4) 21100 Erwin Street Woodland Hills, CA 91367	7,486,574	7,486,574	34.25%	100.00%	85.14%
TPG STAR SNI, L.P.(6) 301 Commerce St., Suite 3300 Fort Worth, Texas 76102	7,486,574	7,486,574	34.25%	100.00%	85.14%
GAMCO Investors Inc.(7) One Corporate Center Rye, NY 10580-1422	3,779,795	—	17.29%	0.00%	3.91%
FMR LLC(8) 82 Devonshire Street Boston, Massachusetts 02109	2,268,415	—	10.38%	0.00%	2.35%

(1)

Based on 21,858,086 shares of Class A Common Stock and 7,486,574 shares of Class B Common Stock outstanding on November 1, 2012. Except for information based on Schedules 13D or 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of November 1, 2012 and includes shares underlying options exercisable within 60 days of that date held by each person, as if such shares were outstanding on that date.
(2)	Includes shares of Class A Common Stock which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of November 1, 2012 and unvested shares of restricted stock as of November 1, 2012, as set forth in the table below. The shares of restricted stock are subject to certain vesting and forfeiture requirements.

Director or Named Executive Officer	Options	Company Restricted Shares
Eric Weider(4)	—	—
George F. Lengvari(5)	—	17,446
Tarang P. Amin	540,003	130,910
Ronald L. Corey	40,000	2,140
Matthew T. Hobart	—	—
Michael Hyatt	—	13,124
Eugene B. Jones	—	13,124
Roger H. Kimmel	27,500	9,040
William E. McGlashan, Jr.	—	—
Brian T. Swette	—	11,581
Richard G. Wolford	—	12,505
Joseph W. Baty	38,000	—
Scott K. Milsten	30,000	—
Jennifer Steeves-Kiss	32,000	—
Directors and executive officers as a group (14 persons)	707,503	209,870

Includes 143,183 unvested options beneficially owned by Tarang P. Amin that vest if the 90 day trailing average closing price for the Class A Common Stock is at least $25.00, which may occur prior to the closing of the Merger. Does not include 57,661, 54,753 and 119,938 restricted stock units that are currently vested or vest within 60 days of November 1, 2012 and are held by Messrs. Corey, Kimmel and Baty, respectively, for a total of 232,352 of such restricted stock units held by all current directors and executive officers as a group. Each restricted stock unit represents the right to receive one share of our Class A Common Stock. Each of the holders has elected to defer the receipt of the shares to be issued upon conversion of the restricted stock units until a specified future date that is not within 60 days of November 1, 2012.

(3)	Does not give effect to the conversion of Class B Common Stock.
(4)	Eric Weider has sole voting and investment power over 92,885 of the 7,579,459 shares of Class A Common Stock shown above. As disclosed on a Schedule 13D filed on October 18, 2010, Weider Health and Fitness is the record holder of 7,486,574 shares of the Class B Common Stock, and is a direct, wholly owned subsidiary of MLE Holdings Company (“MLE”). Eric Weider currently has direct and indirect control of MLE (and certain of its affiliates). Weider Health and Fitness, Eric Weider and MLE (together, the “Weider Persons”) have shared dispositive power over the 7,486,574 shares of the Class B Common Stock held by Weider Health and Fitness. Eric Weider disclaims beneficial ownership of the shares of Class B Common Stock that may be deemed beneficially owned by him, except to the extent of his pecuniary interest in such shares, which pecuniary interest is derived from his direct and indirect ownership interest in MLE.

The Weider Persons may be deemed to have shared voting power with the TPG Persons (as defined in footnote 6 below) over the 7,486,574 shares of the Company’s Class A Common Stock and the 7,486,574 shares of the Company’s Class B Common Stock held by TPG and the Weider Persons, respectively, as a result of certain provisions in that certain Stockholders Agreement, dated as of October 14, 2010 (the “Stockholders Agreement”), by and between Weider Health and Fitness and TPG. Except to the extent the Weider Persons may be deemed to have beneficial ownership over such shares as a result of the Stockholders Agreement pursuant to Rule 13d-4 under the Exchange Act, the Weider Persons expressly disclaim beneficial ownership of these shares for purposes of Section 13(d) of the Exchange Act.

The shares of Class A Common Stock and the shares of Class B Common Stock that may be beneficially owned by the TPG Persons and the Weider Persons collectively represented 85.14 percent of the total voting power of our shares of Common Stock as of November 1, 2012.

(5)	Does not include 410,997 shares of Class A Common Stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee, and Mr. Lengvari has neither the power to dispose of nor to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.
(6)	Based on a Schedule 13D filed on October 18, 2010 by Tarrant Capital Advisors, Inc. (“Tarrant Capital Advisors”), and its sole stockholder, David Bonderman and James G. Coulter (together with TPG, the “TPG Persons”), TPG directly owns 7,486,574 shares of the Class A Common Stock. Tarrant Capital Advisors is the sole stockholder of Tarrant Advisors, Inc., which is the general partner of TPG Ventures Professionals, L.P., which is the general partner of TPG Ventures Partners, L.P., which is the managing member of TPG Ventures Holdings, L.L.C., which is the sole member of TPG STAR Advisors, L.L.C., which is the general partner of TPG STAR GenPar, L.P., which in turn is the general partner of TPG STAR, L.P., which is the sole manager and controlling member of TPG. Due to their affiliations, Tarrant Capital Advisors and Messrs. Bonderman and Coulter are deemed to have beneficial ownership of the shares owned directly by TPG to the extent of the greater of their respective direct or indirect pecuniary interests in the profits or capital accounts of TPG. Tarrant Capital Advisors and Messrs. Bonderman and Coulter expressly disclaim beneficial ownership of shares in excess of such amounts.

The TPG Persons may be deemed to have shared voting power with the Weider Persons over the 7,486,574 shares of the Class A Common Stock and 7,486,574 shares of the Company’s Class B Common Stock held by the TPG Persons and the Weider Persons, respectively, as a result of certain provisions in the Stockholders Agreement. Except to the extent the TPG Persons may be deemed to have beneficial ownership over such shares as a result of the Stockholders Agreement pursuant to Rule 13d-4 under the Exchange Act, the TPG Persons expressly disclaim beneficial ownership of such shares for purposes of Section 13(d) of the Exchange Act.

The shares of Class A Common Stock and the shares of Class B Common Stock that may be beneficially owned by the TPG Persons and the Weider Persons collectively represented 85.14 percent of the total voting power of our shares of Common Stock as of November 1, 2012.

(7)	Based on a Schedule 13D/A filed on March 21, 2011 by GAMCO Investors Inc. (“GAMCO Investors”), and Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management, Inc. (“GAMCO Asset”), Teton Advisers, Inc. (“Teton Advisers”) and MJG Associates, Inc. (“MJG”) own 879,000, 2,074,755, 823,040 and 3,000 shares of Class A Common Stock, respectively. Due to their affiliations, Mario Gabelli, GAMCO Investors and GGCP, Inc. (“GGCP”), are deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, GAMCO Asset, Teton Advisers and MJG. Subject to certain limitations, each of Gabelli Funds, GAMCO, Teton Advisers and MJG has sole disposition and voting power over the shares of Class A Common Stock held by it, except that GAMCO Asset does not have sole voting power over 18,700 of its shares. Mario Gabelli, GAMCO Investors and GGCP have indirect voting power with respect to shares beneficially owned directly by Gabelli Funds, GAMCO Asset, Teton Advisers, and MJG. Subject to certain limitations, a Proxy Voting Committee has indirect voting power over the shares held by Gabelli Funds.
(8)	Based on a Schedule 13G filed on September 10, 2012 with the SEC by FMR LLC with respect to beneficial ownership of 2,268,415 shares. FMR LLC has sole voting power with respect to 131,822 of these shares and sole dispositive power over all of these shares, which are held by various investment companies for which Fidelity Management and Research Company, a wholly-owned subsidiary of FMR LLC, acts as investment advisor.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other documents with the SEC. These reports and other documents contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.schiffnutrition.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

Schiff Filings	Periods
Annual Report on Form 10-K	Fiscal Year ended May 31, 2012
Quarterly Reports on Form 10-Q	Fiscal Quarter ended August 31, 2012
Current Reports on Forms 8-K and 8-K/A	Filed June 13, 2012 and October 30, 2012
Portions of Definitive Proxy Statement on Schedule 14A Incorporated by Reference in the Form 10-K	Filed September 21, 2012

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

SCHIFF NUTRITION INTERNATIONAL, INC.

2002 SOUTH 5070 WEST

SALT LAKE CITY, UTAH 84104

(801) 975-5000

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy upon request.

Please direct your inquiry or request by mail or telephone to the Company at the above address and telephone number. If you want to receive separate copies of the information statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated November [—], 2012. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ TARANG P. AMIN
Tarang P. Amin
President and Chief Executive Officer

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 29, 2012 (this “Agreement”), is entered into by and among Bayer HealthCare LLC, a Delaware limited liability company (“Parent”), Willow Road Company, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Schiff Nutrition International, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock”), of the Company (the Class A Common Stock and the Class B Common Stock, together, the “Company Common Stock”) (which shares of Company Common Stock are hereinafter referred to as the “Shares”) (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive $34.00 (the “Merger Consideration”), payable net to the holder in cash, without interest;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL and (iii) recommended that the Company’s stockholders vote their Shares in favor of adopting this Agreement (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and Merger Sub and their respective stockholders and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement and with the approval of the Company, certain stockholders of the Company are entering into stockholder support agreements with Parent and Merger Sub (the “Support Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be amended so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, will continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company will cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, will be converted into the right to receive the Merger Consideration, payable to the holder in cash, without interest, upon surrender of the certificate formerly representing such Shares in accordance with Section 2.2. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent will designate a reputable bank or trust company, mutually agreeable to both Parent and the Company, to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or promptly after the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Option Payments and RSU Payments (except to the extent that Parent determines to make any such Option Payments or RSU Payments to employees through the payroll of the Surviving Corporation). Such funds will be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the

“Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent, and will otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered will forthwith be cancelled. All cash paid upon the surrender for exchange of Certificates and Book-Entry Shares will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any other transfer or similar Taxes incurred in connection with the transactions contemplated by this Agreement will be paid by the Person required to make such payment by applicable Law. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without any interest accruing thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.2(b)) they will be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds (including any interest accrued with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest. If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Except for payments to employees of the Company with respect to Company Restricted Shares, Option Payments or RSU Payments, before making any such deduction or withholding, Parent or the Surviving Corporation, as applicable, shall give the Company notice of the intention to make such deduction or withholding, and such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a commercially reasonable period of time before such deduction or withholding is required, in order for the Company to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in all negotiations and Proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4 Treatment of Company Options, Company RSUs and Restricted Shares; Stock Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (the “Company Options”), under any stock option plan of the Company, including the 1997 Equity Participation Plan or the 2004 Incentive Award Plan, or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”). From and after the Effective Time, any such cancelled Company Option will no longer be exercisable by the former holder thereof, but will only entitle such holder to the payment of the Option Payment.

(b) Treatment of Company RSUs. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding restricted stock unit awarded pursuant to any Company Stock Option Plan (the “Company RSUs”), will vest and become free of any restrictions and will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration and the amount of any declared but unpaid dividends with respect to such Company RSU (such amounts payable hereunder being referred to as the “RSU Payments”). To the extent any such canceled Company RSU is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Code so that the RSU Payments cannot be paid to the holder within such period without the holder’s incurrence of a penalty Tax and interest penalties under Section 409A of the Code, then any RSU Payments otherwise payable to the holder of such canceled Company RSU will be distributed in accordance with Section 409A of the Code and the applicable Treasury Regulations thereunder.

(c) Treatment of Company Restricted Shares. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding restricted share awarded pursuant to any Company Stock Option Plan (the “Company Restricted Shares”), will vest and become free of any restrictions and will be converted into the right to receive the Merger Consideration in accordance with Section 2.1(a) and the amount of any declared but unpaid dividends with respect to such Company Restricted Share.

(d) Termination of Company Stock Option Plans. After the Effective Time, all Company Stock Option Plans will be terminated and no further Company Options, Company RSUs, Company Restricted Shares or other rights with respect to Shares will be granted thereunder.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.4. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company Options, Company RSUs, Company Restricted Shares or other rights with respect to Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof (but excluding any disclosure contained in such Company SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of factors or risks that are predictive, cautionary or forward looking in nature), (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to which the matter disclosed reasonably relates, but only to the extent that such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company (each, a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent and Merger Sub accurate and complete copies of the currently effective amended and restated certificate of incorporation of the Company (the “Company Certificate”) and amended and restated bylaws of the Company (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, and each of these organizational and governing documents is in full force and effect on the date hereof. The Company is not in violation of the Company Certificate or Company Bylaws, and the Company Subsidiaries are not in material violation of their respective organizational or governing documents.

(d) Section 3.1(d) of the Company Disclosure Schedule sets forth an accurate and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class B Common Stock, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the date of this Agreement, there are 21,836,586 shares of Class A Common Stock issued and outstanding (including 209,870 shares of Class A Common Stock subject to Company Restricted Shares). As of the date of this Agreement, there are 7,486,574 shares of Class B Common Stock issued and outstanding and no shares of Company Preferred Stock issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 2,807,643 shares of Class A Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans and (ii) 272,101 shares of Class A Common Stock reserved for issuance pursuant to outstanding Company RSUs. Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list of (A) each holder of Company Options, Company Restricted Shares and Company RSUs, (B) the number of Company Options, Company Restricted Shares and Company RSUs held by such holder as of the date hereof, (C) the number and class of Shares subject to each such Company Option and Company RSU (i.e., the original amount less exercises and any cancellations), (D) the exercise price of each such Company Option and (E) the amount of declared but unpaid dividends with respect to each Company Restricted Share and Company RSU. Neither the Company nor any of the Company Subsidiaries has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any Company Subsidiary on any matter.

(c) Except for Company Options to purchase not more than 2,807,643 shares of Class A Common Stock and 272,101 shares of Class A Common Stock issuable pursuant to outstanding Company RSUs, as of the date of this Agreement, there are no options to acquire Shares. Other than as set forth in the previous sentence, there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements, commitments or other Contracts of any character obligating the Company or any Company Subsidiary to issue or sell any Shares or other Equity Interests of the Company or any Company Subsidiary or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of the Company Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. As of the date of this Agreement, there are no outstanding rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or other Equity Interests of the Company or any Company Subsidiary.

(d) As of the date of this Agreement, the sum of (i) the issued and outstanding shares of Class A Common Stock (including shares of Class A Common Stock subject to Company Restricted Shares) plus (ii) the shares of Class A Common Stock subject to outstanding Company Options plus (iii) the shares of Class A Common Stock subject to outstanding Company RSUs does not exceed 25,040,912.

(e) There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of or (iv) granting any preemptive or antidilutive rights with respect to, any Shares or other Equity Interests in the Company or any Company Subsidiary.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (i) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (ii) the record owner(s) thereof. The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than Liens for Taxes not yet due and payable), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

(g) Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Option Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such a share of Company Common Stock on the date of such grant, (iii) has a grant date identical to or after the date on which such Company Option was actually approved by the Company Board or an authorized committee or subcommittee thereof, and (iv) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Financial Statements, respectively.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or written consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by which the Company Board (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in accordance with the requirements of the DGCL and (iii) recommended that the Company’s stockholders vote their Shares in favor of adopting this Agreement, and, as of the date hereof, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming the accuracy of the representations set forth in Section 4.6(a) and that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (c) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract; or (d) assuming that all consents from third parties to any applicable Contracts described in Section 3.4 of the Company Disclosure Schedule have been obtained and all filings and notifications described in Section 3.5 of the Company Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, constitute or result in the loss or impairment of, payment of any additional amounts with respect to, or the consent of any other Person being required in respect of, the Company’s or any of the Company Subsidiaries’ right to own or use any Intellectual Property Rights, except, with respect to any of clauses (b), (c) and (d), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (d) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the United States Securities and Exchange Commission (the “SEC”) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of the New York Stock Exchange (the “NYSE”) and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary holds all material authorizations, permits, certificates, exemptions, approvals, orders, consents, franchises, variances, exemptions and registrations of any Governmental Entity (the “Company Permits”) necessary for the operation of the Business. The Company and each Company Subsidiary is in compliance with the terms of the Company Permits, except where the failure to be in compliance with any Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No suspension, modification, revocation or cancellation of any of the Company Permits is pending.

(b) Since May 31, 2009, (i) neither the Company nor any Company Subsidiary has been in conflict with, default under or violation of, or has been investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or was bound, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (ii) no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary has been pending or, to the knowledge of the Company, threatened, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(c) None of the Company, the Company Subsidiaries or any of their Representatives has directly or indirectly offered, paid or accepted any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977. None of the Company, the Company Subsidiaries or any of their Representatives has directly or indirectly made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or pay for special concessions already obtained or (iv) in connection with the approval or regulatory status of the Company Products or the facilities in which the Company Products are manufactured, packaged or stored, or from which the Company Products are initially distributed.

3.7 SEC Filings; Financial Statements.

(a) Since May 31, 2010, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents, including the related notes and schedules (collectively, the “Company Financial Statements”) (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (B) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments).

(b) Neither the Company nor any of the Company Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company SEC Documents.

(c) Without limiting the generality of Section 3.7(a), since May 31, 2010, (i) Deloitte & Touche LLP and KPMG LLP have not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act, and neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness or manner of the filing of the certification required by the Sarbanes-Oxley Act and made by the Company’s principal executive officer and principal financial officer and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

3.8 Internal Controls. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that receipts and expenditures of the Company are being made in accordance with authorizations of management of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9 State Takeover Laws. Assuming the accuracy of the representations set forth in Section 4.6(a), no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law, including Section 203 of the DGCL will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

3.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in or reserved against on the May 31, 2012 audited consolidated balance sheet of the Company included in the Company Financial Statements prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, (c) incurred pursuant to this Agreement or in connection with the transactions contemplated hereby or (d) as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities or obligations.

3.11 Absence of Certain Changes or Events. From June 1, 2012 through the date of this Agreement:

(a) The Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business.

(b) There has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) There has not been any declaration, accrual, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of the Company Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Company Subsidiary to the Company or to any wholly-owned Company Subsidiary).

(d) There has not been any material change in any method of financial accounting or financial accounting practice or internal controls (including internal controls over financial reporting) by the Company or any Company Subsidiary.

(e) Except to the extent required by applicable Laws, there has not been (A) any (x) increase in the compensation payable or to become payable to the directors, officers or employees of the Company or the

Company Subsidiaries or (y) payment to any director or officer of the Company or the Company Subsidiaries of any material bonus, making to any director or officer of the Company or the Company Subsidiaries of any material profit-sharing or similar payment, or grant to any director or officer of the Company or the Company Subsidiaries of any rights to receive severance, termination, retention or Tax gross-up compensation or benefits (in each case, except for increases, payments or grants in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company or any Company Subsidiary.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided to Merger Sub complete and accurate copies of (i) each such Company Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, and any other material notice or description provided to retired, former or current employees, officers, consultants, independent contractors or directors of the Company or any Company Subsidiary (“Service Providers”), (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan.

(b) Each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable laws.

(c) The Company has no Company Benefit Plans that are maintained primarily for the benefit of Service Providers outside of the United States.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. None of the Company, any Company Subsidiary, any Company Benefit Plan, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on the Company or any Company Subsidiary.

(e) No Proceeding has been brought, or is overtly threatened in written communication with the Company, against or with respect to any Company Benefit Plan, including any audit or inquiry by the IRS or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(f) No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

(g) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code. The Company has made available to Parent copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(h) The Company does not have any liability in respect of, or obligation to provide, post-retirement health, medical, disability, life insurance benefits or other welfare benefits for Service Providers (or the spouses, dependent or beneficiaries of any Service Providers), whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar law.

(i) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Service Provider to any compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(j) No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code. Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) is set forth in Section 3.12(j) of the Company Disclosure Schedule and has been maintained and operated in material good faith documentary and operational compliance with Section 409A or the Code or an available exemption therefrom, other than any instance where such non-compliance can be corrected without a material Liability to the Person either under an Internal Revenue Service correction program or under the principles set forth in Proposed Treasury Regulation 1.409A-4.

3.13 Labor and Other Employment Matters.

(a) The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours.

(b) The Company is not and has not been a party to any collective bargaining, employee association or works council or similar Contract, and there are not, to the knowledge of the Company, any union, employee association or works council organizing activities concerning any Service Provider. The Company has not recognized any trade union, whether voluntarily or in terms of any statutory procedure as set out in any applicable law. There have been no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of the Company, threatened, against the Company. There is no unfair labor practice charge against the Company or any of the Company Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority and there is no pending or, to the knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

(c) In the three years prior to the date of this Agreement, the Company has not effectuated a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq., affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of the Company.

(d) The Company has made available to Parent with respect to each current Service Provider (other than non-employee directors of the Company or any Company Subsidiary), including any current Service Provider who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall the following as of the date hereof: (i) the name of such Service Provider and the date as of which such Service Provider was originally hired by the Company or any Company Subsidiary, as applicable, and whether such Service Provider is on an active or inactive status, (ii) such Service Provider’s title, pay grade and supervisor name, (iii) such Service Provider’s annualized compensation as of the date of this Agreement, including base salary, vacation and paid time off accrual amounts, bonus and commission potential, severance pay potential and any other compensation forms, if applicable, (iv) whether such Service Provider is not fully available to perform work because of a qualified disability or other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Law) and the anticipated date of return to full service, (v) whether such Service Provider is employed by the Company or one of the Company Subsidiaries, and, if by any of the Company Subsidiaries, the name of the Company Subsidiaries, (vi) the facility at which such Service Provider is deemed to be located, and (vii) any outstanding equity awards held by such Service Provider.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company or any Company Subsidiary is a party to or bound by which falls within any of the following categories:

i. any Contract that (A) limits or restricts in any material respect to the Company or any Company Subsidiary from competing or engaging in any line of business or in any geographic area, (B) grants any “most favored nation” status to Persons other than the Company or the Company Subsidiaries or (C) is a minimum purchase or “take or pay” Contract;

ii. any Contract that by its terms limits the payment of dividends or other distributions to stockholders by the Company or any Company Subsidiary;

iii. any Contract relating to indebtedness for borrowed money or any financial guaranty in excess of $2,500,000 individually;

iv. any Contract that contains a put, call or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $2,500,000;

v. any material lease, sublease or other Contract with respect to the Leased Real Property;

vi. any Contract with any customers or licensees of, or suppliers to, the Company or any Company Subsidiary which involved payments to or from the Company or any Company Subsidiary in the most recent 12 month period of in excess of $2,500,000;

vii. any Contract containing any standstill or similar provision pursuant to which the Company or any Company Subsidiary would be prohibited from acquiring assets or securities of another Person;

viii. any Contract evidencing a partnership, joint venture or other similar arrangement;

ix. any Contract between or among the Company or any Company Subsidiary, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of 5% or more of any class of capital stock of the Company (other than the Company) or any affiliate of the foregoing, on the other hand, other than employment, indemnification, stock option or similar Contracts entered into in the ordinary course of business;

x. any Contract relating to an acquisition, divestiture, merger or similar transaction that has continuing indemnification or other contingent payment obligations;

xi. any Contract that is a license or other Contract pursuant to which (A) the Company or any of the Company Subsidiaries has licensed or otherwise granted rights in or to any of the Company’s Intellectual Property Rights to any Person (other than standard non-disclosure Contracts and standard non-exclusive licenses granted in the ordinary course of business), or (B) any Person has licensed or sublicensed to the Company or any of the Company Subsidiaries, or otherwise authorized the Company or any of the Company Subsidiaries to use, any third-party Intellectual Property Rights that are material to the Company (other than non-disclosure Contracts and standard, unmodified, off-the-shelf Software commercially available on standard terms from third-party vendors (e.g., Microsoft Windows));

xii. any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

xiii. any other Contract which by its terms would prohibit the consummation of the Merger or any other transaction contemplated by this Agreement.

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” Accurate and complete copies of each Company Material Contract have been made available by the Company to Parent, or publicly filed with the SEC, in each case prior to the date of this Agreement.

(b) (i) Each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought; (ii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; and (iii) none of the Company or any Company Subsidiary has received written notice of any material violation or material default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a material violation of or material default under) any Company Material Contract.

3.15 Litigation.

(a) There is no civil, criminal or administrative suit, claim, action, hearing, arbitration, investigation or other proceeding (a “Proceeding”), other than civil claims exclusively for money damages not in excess of $500,000, pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, award, decree, ruling or determination of any Governmental Entity (each, an “Order”).

3.16 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries is now and since January 1, 2009 has been in compliance in all material respects with all applicable Environmental Laws. The Company has obtained, or has made timely and complete application for renewal of, and is in compliance in all material respects with, all Environmental Permits necessary for the conduct and operation of the Business as now being conducted.

(b) There is not now and since January 1, 2009 there has not been any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company and the Company Subsidiaries, any property previously owned, leased or operated by the Company and the Company Subsidiaries at the time the Company or the Company Subsidiaries, as applicable owned, leased or operated said property, except in compliance with, and as would not result in material liability under, any applicable Environmental Laws.

(c) Since January 1, 2009, the Company and the Company Subsidiaries have not received any written notice of alleged liability for, or any investigation or written inquiry regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law.

(d) Neither the Company nor any of the Company Subsidiaries is subject to any Order or Contract with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations under any Environmental Law.

(e) The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments, and other material environmental information in its possession relating to the Company, the Company Subsidiaries and their current or former properties or operations.

3.17 Intellectual Property.

(a) General. Section 3.17(a)(i)-(iv) of the Company Disclosure Schedule sets forth with respect to the Intellectual Property Rights registered or applied for in the name of the Company or any Company Subsidiary (“Registered Intellectual Property,” and together with other Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary, the “Owned Intellectual Property”): (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the respective jurisdiction where filed, the date filed or issued, and the present status thereof; (ii) for each trademark, tradename or service mark that is registered, for which a pending application for registration has been filed, the application serial number or registration number, the jurisdiction where filed, the date filed or granted, and the class of goods covered, in each case, if applicable; (iii) for any URL or Internet domain name, the registration date, any renewal date and name of the Internet domain name registrar; and (iv) for each copyrighted work for which a registration has been filed, the registration number, date of registration and the jurisdiction in which the copyright has been filed. All Intellectual Property Rights issued or registered to the Company or any Company Subsidiary are subsisting, and to knowledge of the Company, valid and enforceable. Section 3.17(a) of the Company Disclosure Schedule lists all material licenses granted to the Company or any of the Company Subsidiaries to Intellectual Property Rights applicable to the Company Products and the Business (“Licensed Intellectual Property”), other than standard, unmodified, off-the-shelf Software commercially available on standard terms from third-party vendors (e.g., Microsoft Windows).

(b) Sufficiency. The Company and the Company Subsidiaries own or have valid and sufficient rights to all Intellectual Property Rights and to use Technology that claim or cover the Company Products, or that are incorporated in or necessary for the design, manufacture, use, distribution or sale of the Company Products as currently marketed (collectively referred to herein as the “Material Intellectual Property”). To the knowledge of the Company, the Material Intellectual Property (other than standard, unmodified, off-the-shelf Software commercially available on standard terms from third-party vendors (e.g., Microsoft Windows)) constitutes all Intellectual Property Rights and Technology necessary for the conduct of the Business as presently conducted, including for the design, manufacture, use, distribution and sale of the Company Products. Nothing in this subsection (b) shall be deemed a representation or warranty of non-infringement of third party Intellectual Property Rights.

(c) Ownership. The Company or each Company Subsidiary exclusively owns the Owned Intellectual Property, free and clear of Liens (other than Permitted Liens). The Company and each Company Subsidiary’s rights in and to the Owned Intellectual Property will not be impaired or cease to be valid and enforceable, and no license to Licensed Intellectual Property will terminate or expire, or be modified adversely to the Company or any of the Company Subsidiaries, in each case by reason of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. To the knowledge of the Company, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, will trigger or create any license under or Lien on any Intellectual Property Rights owned or held by Parent or any of its affiliates under the terms of any Contract to which the Company or any Company Subsidiary is a party. All of the Company’s and each Company Subsidiary’s current and former employees, officers, contractors and consultants have executed valid and enforceable Intellectual Property Rights assignment and confidentiality agreements for the benefit of the Company and such Company Subsidiary.

(d) Absence of Claims; Non-infringement. To the knowledge of the Company, neither the conduct of the Business nor the design, manufacture, use, distribution or sale of the Company Products by the Company or any Company Subsidiary infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person. No Proceedings have been instituted in the last three years or are pending, or to the knowledge of the Company are threatened against, the Company or any Company Subsidiary, that challenge the Company’s or any Company Subsidiary’s ownership of Owned Intellectual Property or right to use the Licensed Intellectual Property. To the knowledge of the Company, no interference, opposition, reissue, reexamination, or other similar proceeding is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any of the Owned Intellectual Property is being or has been, contested or challenged. Since May 31, 2009, the Company has not received any written notice alleging the invalidity or unenforceability of the Owned Intellectual Property (excluding, for clarity, all correspondence with patent authorities with respect to ordinary course patent prosecution activities), or any misappropriation of any other Person’s Trade Secrets by the research, development, manufacture, use, distribution or sale of any Company Product. Since May 31, 2009, no Person has notified the Company that it is claiming any ownership of or right to use any Owned Intellectual Property. The Owned Intellectual Property is not subject to any outstanding Order of an arbitrator or court or other Governmental Entity affecting adversely the rights of the Company or any Company Subsidiary with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution). To the knowledge of the Company, no Person has infringed upon, misappropriated or otherwise violated any rights in or to any of the Material Intellectual Property, or is currently doing so.

(e) Licenses to Third Parties. Section 3.17(e) of the Company Disclosure Schedule lists all Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right to use (whether or not currently exercisable), the Owned Intellectual Property. Neither the Company nor any Company Subsidiary is bound by, and no Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any of the Owned Intellectual Property anywhere in the world.

(f) Protection of Intellectual Property Rights. All of the registrations and pending applications with or to governmental or regulatory bodies with respect to the Owned Intellectual Property have been timely and duly filed, and prosecution of such applications has been diligently conducted, except in each case as the Company or a Company Subsidiary has elected in its reasonable business judgment to abandon or permit to lapse a registration or application, and as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has taken reasonable steps (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with its assets or the Business) to safeguard and maintain the secrecy and confidentiality of Trade Secrets that are material to the Business.

(g) Software. The Company and each of the Company Subsidiaries maintain and use reasonable efforts to enforce policies and procedures regarding data security, privacy, data transfer and the use of data that enable the Company and the Company Subsidiaries to comply with all applicable Laws, except where the failure to maintain and be in compliance with such policies would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has used commercially reasonable efforts to prevent the introduction into any Software owned by the Company or the Company Subsidiaries, or into any computer system or network owned or controlled by the Company or any Company Subsidiary, and to the knowledge of the Company, such Software, systems and networks do not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed. To the knowledge of the Company, since May 31, 2010, no Person has gained unauthorized access to any of the computer systems, networks or data used by the Company or any of the Company Subsidiaries that would compromise to any material degree the value or confidentiality of such computer systems, networks or data or that would necessitate that the Company or any Company Subsidiary notify a third Person of such unauthorized access.

3.18 Tax Matters.

(a) Tax Returns. The Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company or any Company Subsidiaries, and all such Tax Returns are true, complete and accurate in all material respects. No claim has been made in the past three years in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to material Taxes in such jurisdiction.

(b) Payment of Taxes. All material Taxes of the Company and each Company Subsidiary due and payable (whether or not shown or required to be shown on any Tax Return) have been timely paid except for those Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(c) Audits, Investigations or Claims. No deficiencies for any amount of material Taxes have been proposed or assessed in writing against any of the Company and the Company Subsidiaries by any Governmental Entity. Neither the Company nor any of the Company Subsidiaries (i) is the subject of any currently ongoing Tax audit or other proceeding with respect to material Taxes and (ii) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(d) Tax Sharing Agreements. Neither the Company nor any Company Subsidiary has any liability under any agreement for the sharing, indemnification or allocation of Taxes (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which do not relate to Taxes).

(e) Other Entity Liability. None of the Company or any Company Subsidiary has any liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by Contract or otherwise (excluding customary Tax indemnification provisions in ordinary course commercial Contracts not primarily relating to Taxes, such as gross-up obligations in financing agreements or Tax escalation provisions in leases).

(f) Withholding. Each of the Company and the Company Subsidiaries has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Spin-Offs. Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two years.

(h) Listed Transactions. Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.19 Insurance. The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since May 31, 2010, neither the Company nor any Company Subsidiary has received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

3.20 Properties and Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiaries, as the case may be, have valid and subsisting ownership interests in all of the material tangible personal property reflected in the May 31, 2012 audited consolidated balance sheet included in the Company SEC Reports prior to the date hereof as being owned by the Company or any Company Subsidiaries or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (ii) the tangible personal property owned by the Company or the Company Subsidiaries is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

3.21 Real Property.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased or subleased by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company and each Company Subsidiary have a valid and subsisting leasehold interest in all Leased Real Property leased by them, in each case free and clear of all Liens, other than Permitted Liens.

(b) Neither the Company nor any of the Company Subsidiaries owns any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

(c) Neither the Company nor any Company Subsidiary has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Leased Real Property.

3.22 Opinion of Financial Advisor. The Company Board has received the opinion (the “Fairness Opinion”) of Houlihan Lokey Capital, Inc. (“Houlihan”) to the effect that, based upon and subject to the assumptions, qualifications and other matters set forth therein, as of the date of such opinion, the aggregate Merger Consideration to be received in the Merger by the holders of Class A Common Stock is fair to such stockholders from a financial point of view.

3.23 Required Vote. Assuming the accuracy of the representations set forth in Section 4.6(a), the affirmative vote or written consent of the holders of Shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon (the “Required Vote”) is the only vote required of the holders of any class of capital stock of the Company to adopt this Agreement (the “Company Stockholder Approval”).

3.24 Brokers. Except for the Company’s obligations to Houlihan and to Rothschild, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger. The Company has heretofore made available to Parent accurate and complete copies of all agreements between the Company and each of (a) Houlihan and (b) Rothschild, pursuant to which either such firm would be entitled to any payment, commission, fees or expenses in connection with the Merger or any other transactions contemplated by this Agreement.

3.25 Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any material Contract or transaction with, any holder of 5% or more of the Company Common Stock or any director, officer, or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors and officers of the Company or the Company Subsidiaries.

3.26 Certain Regulatory Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

(a) Each Company Product subject to the Federal Food, Drug and Cosmetic Act (the “FDCA”), the Food and Drug Administration (“FDA”) regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction has, since May 31, 2009, been manufactured, packaged, labeled, marketed, sold and distributed in compliance with all applicable requirements under the FDCA or similar applicable Laws.

(b) Since May 31, 2009, (i) neither the Company nor any Company Subsidiary has received any written notice or other communication from the FDA or any other Governmental Entity in any domestic or foreign jurisdiction alleging any violation of any Law by the Company or any Company Subsidiary applicable to any Company Product and (ii) no Governmental Entity in any domestic or foreign jurisdiction having legal responsibility for the regulation of the Company Products has served any written notice, warning letter, untitled letter, regulatory letter, FDA Form 483, or any other similar written communication on the Company or any Company Subsidiary (A) alleging or asserting that their businesses were or are in violation of any Law; (B) alleging or asserting that the Company or any Company Subsidiary was or is the subject of any pending or threatened Governmental Entity investigation, Proceeding or inquiry, (C) revoking, or threatening to revoke, or refusing, or threatening to refuse, to renew any Company Permits (D) contesting any authorization for use, use of, or labeling or promotion of any Company Products; (E) commencing, or threatening in writing to initiate, any action to request the recall of any Company Products; (F) commencing, or threatening in writing to initiate, any action to enjoin, limit or challenge the manufacture, distribution, marketing, labeling, advertising or promotion of any Company Products, regardless of where manufactured; or (G) commencing or threatening in writing to initiate an import detention, import alert, or any other restriction on the importation of any Company Products or ingredients used to formulate Company Products.

(c) Since May 31, 2009, the Company and the Company Subsidiaries have at all times marketed and distributed the Company Products in material compliance with applicable Laws and Orders, and none of the marketing and promotional materials used with respect to any Company Products, including without limitation the labels and labeling and websites for the Company Products, is or has been false or misleading in any material respect.

(d) To the knowledge of the Company, the manufacture of the Company Products by, or on behalf of, the Company and the Company Subsidiaries has, since May 31, 2009, been conducted in compliance with applicable Laws and Orders, including the FDA’s good manufacturing practice regulations and regulations governing dietary supplement quality control. The processes used to produce the Company Products are designed so that each Company Product will conform to the specifications established therefor over the shelf life of such Company Product and will be safe for its intended use.

(e) Since May 31, 2009, neither the Company nor any of the Company Subsidiaries has either voluntarily or involuntarily initiated, conducted or issued any recall, field notification, field correction, market withdrawal or replacement, inventory destruction, safety alert, stock recovery or replacement or other notice relating to an alleged lack of safety or regulatory compliance of any Company Product. To the knowledge of the Company, there are no facts or circumstances that, individually or in the aggregate, would be reasonably expected to cause (1) the recall, market withdrawal or replacement of any Company Product; (2) a change in the marketing classification or a material change in the labeling of any such Company Product; or (3) a termination or suspension of the marketing, or seizure, of a Company Product.

(f) To the knowledge of the Company, no officer, employee or representative of the Company or any Company Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, such as FDA Compliance Policy Guide 120.100. To the knowledge of the Company, the Company and the Company Subsidiaries have not used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations in connection with a Company Product, and none of the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations.

(g) Since March 30, 2012, the Company and each Company Subsidiary has complied with, and is currently in compliance, in all material respects, with all provisions of the Stipulated Final Judgment and Order for Injunctive and Other Equitable Relief entered into between Airborne, Inc. and the FTC, including but not limited to, substantiation requirements, compliance monitoring requirements, reporting requirements, and record-keeping requirements.

3.27 Information Statement. The Information Statement (and any amendment thereof) will not, when filed with the SEC and when first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of the Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent that such relationship is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Schedule), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Parent is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite limited liability company power and authority, and Merger Sub has all requisite corporate power and authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and Merger Sub has all necessary limited liability company or corporate, respectively, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to the adoption of this Agreement (following its execution) by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws or similar organizational and governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to, any Contract, to which Parent, Merger Sub or any Parent Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition laws set forth in Section 4.4 of the Parent Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) compliance with the applicable requirements of the Securities Act, (e) compliance with any applicable foreign or state securities or Blue Sky Laws, (f) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (g) such filings as may be required under the rules and regulations of the NYSE and (h) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Litigation.

(a) There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or challenges the validity of the Merger.

(b) Neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Ownership of Company Common Stock.

(a) Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement and the Support Agreements).

(b) Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company) (other than as contemplated by this Agreement and the Support Agreements).

4.7 Sufficient Funds. Parent and Merger Sub will have all of the funds available as and when needed that are necessary to consummate the Merger and to perform their respective obligations under this Agreement.

4.8 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9 Management Arrangements. As of the date hereof, except as previously disclosed to the Company, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.10 Brokers. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.11 Information Statement. The information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Information Statement (and any amendment thereof) will not, at the date first mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as permitted by any other provision of this Agreement, unless Parent will otherwise agree in writing (which agreement will not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, conduct its operations in the ordinary course of business and use commercially reasonable efforts to preserve substantially intact its business organization and maintain existing relations and goodwill with customers, suppliers and employees in the ordinary course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as permitted by any other provision of this Agreement, the Company will not (unless required by applicable Law), and will not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, other than the issuance of Shares upon the vesting of Company RSUs or Company Restricted Shares or the exercise of Company Options outstanding as of the date hereof in accordance with their terms;

(c) sell, pledge, dispose of, let lapse, abandon, assign, transfer, lease, license, guarantee or encumber any material property or assets of the Company or any Company Subsidiary (including any Registered Intellectual Property and unregistered Owned Intellectual Property), except (i) to the extent required pursuant to

Contracts in effect prior to the date hereof, (ii) pursuant to the sale, purchase or licensing of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business consistent with past practice or (iii) for non-exclusive licenses in the ordinary course of business consistent with past practice with a fair market value not in excess of $2,500,000 in the aggregate;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

(f) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, or otherwise enter into any agreements imposing material restrictions on the assets, operations or businesses of the Company or any Company Subsidiary;

(g) enter into a new line of business (other than currently-projected extensions of existing product lines);

(h) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets (including, without limitation, the purchase of inventory, raw materials, equipment, goods, or other supplies) in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $2,500,000, or in the aggregate not in excess of $5,000,000;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money;

(j) make any loans, advances, guarantees or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary) in excess of $2,500,000 in the aggregate;

(k) terminate, cancel or amend any Company Material Contract, or cancel, modify or waive any rights thereunder, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract;

(l) make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $2,500,000;

(m) except to the extent required by (i) applicable Law, (ii) the existing terms of any Company Benefit Plan, (iii) contractual commitments or corporate policies with respect to severance or termination pay as in existence on the date hereof and listed on Section 5.1(m) of the Company Disclosure Schedule or (iv) as otherwise provided on Section 5.1(m) of the Company Disclosure Schedule: (A) increase in any manner the compensation, bonus or benefits payable or to become payable to its Service Providers (except for increases in the ordinary course of business consistent with past practice in base salaries or base wages of employees of the Company or any Company Subsidiary); (B) grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any Service Provider, or establish, adopt, enter into or amend any Company Benefit Plan; (C) grant any new awards under any Company Benefit Plan, (D) amend or modify any outstanding award under any Company Benefit Plan, (E) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company Benefit Plan or remove any existing restrictions in any Company Benefit Plans or awards made thereunder, (F) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan or (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable laws;

(n) forgive any loans to Service Providers or any of their respective affiliates;

(o) make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p) encourage customers to make payments earlier than would otherwise reasonably be expected (based on past practice) to be made to the Company or the Company Subsidiaries, or agree to payment terms or conditions with suppliers that are not consistent in all material respects with past practice;

(q) compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $2,500,000 individually or $5,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary;

(r) (i) make, change, or rescind any material Tax election, (ii) file any material amended Tax Return of the Company or any of the Company Subsidiaries, (iii) or adopt or change any material method or period of Tax accounting, (iv) settle or compromise any material claim relating to Taxes; (v) surrender any material claim for a refund of Taxes; (vi) enter into any “closing agreement” as described in Section 7121 of the Code with respect to material Taxes; or (vii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(s) write up, write down or write off the book value of any assets, except for depreciation and amortization and normal valuation adjustments to accounts receivable and inventory in accordance with GAAP consistently applied;

(t) pre-pay any long-term debt; or

(u) authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses (a) through (t).

5.2 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such Person will use commercially reasonable efforts to cause the counterparty thereto to waive), and except as would result in the loss or waiver of any attorney-client, work product or other applicable privilege, from the date of this Agreement to the Effective Time, the Company will, and will cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Representatives” and, with respect to the Company and the Company Subsidiaries, the “Company Representatives”) to: (i) provide to Parent and Merger Sub and their respective Representatives (the “Parent Representatives”) reasonable access at reasonable times during normal operating hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof (including Tax Returns) and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request, provided that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement. The information referred to in the previous sentence shall be subject to the Confidentiality Agreement, dated September 19, 2012, by and between the Company and Bayer AG (the “Confidentiality Agreement”).

5.3 Acquisition Proposals.

(a) Except as permitted by this Section 5.3, the Company will, and it will cause the No-Shop Representatives to:

i. (A) immediately cease and cause to be terminated any solicitation, encouragement, activities, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal, (B) take the necessary steps to promptly inform such Persons of the obligations set forth in this Section 5.3, (C) immediately instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company or any Company Subsidiary, and (D) enforce (and not release, waive, amend or modify the provisions of) any confidentiality, non-solicit, non-use or standstill agreements entered into with any Person; and

ii. not, directly or indirectly: (A) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent or Merger Sub, (C) furnish to any Person other than Parent or Merger Sub any information that the Company believes or should reasonably expect would be used in connection with, or for the purposes of formulating, any Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) (each, an “Alternative Acquisition Agreement”) or (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company. No later than 48 hours after the date hereof, the Company will notify Parent in writing of the identity of any Person that submitted an Acquisition Proposal within one year prior to the date hereof.

Without limiting the generality of the foregoing, the parties hereto acknowledge and hereby agree that any violation of the restrictions set forth in this Section 5.3 by any No-Shop Representative will be deemed to be a breach of this Section 5.3 by the Company.

(b) From and after the date of this Agreement, the Company will promptly (and in any event within 24 hours) provide Parent with: (i) a written description of any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal (including any modification thereto), or any request for information that would reasonably be expected to lead to an Acquisition Proposal, that is received by the Company or any Company Subsidiary or any No-Shop Representative from any Person (other than Parent or Merger Sub) including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”); and (ii) a copy of each material written communication and a summary of each material oral communication transmitted by or on behalf of the Other Interested Party or any of its Representatives to the Company, any Company Subsidiary or any No-Shop Representative or transmitted on behalf of the Company, any Company Subsidiary or any No-Shop

Representative to the Other Interested Party or any of its Representatives. Without limiting the foregoing, the Company will promptly (and in any event within 24 hours) notify Parent orally and in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(c).

(c) Notwithstanding anything to the contrary contained in Section 5.3(a), if prior to Noon, Eastern time, on the 30th calendar day following the date of this Agreement (the “Subsequent Time”), (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in material breach of the provisions of this Agreement, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then prior to but not after the Subsequent Time, notwithstanding the execution and delivery of the Stockholder Written Consent to the Company in accordance with Section 5.4(a), the Company may take the following actions: (A) furnish information with respect to the Company and any Company Subsidiary to the Person making such Acquisition Proposal and/or (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) will not, and will not allow any Company Subsidiary or any No-Shop Representative to, take any action contemplated by the foregoing clauses (A) or (B) without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any information concerning the Company or any Company Subsidiary provided to such other Person which was not previously provided to Parent or the Parent Representatives.

(d) Subject to Section 5.3(e) and 5.3(f), neither the Company Board nor any committee thereof will (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) adopt, approve, recommend, or otherwise declare advisable (or publicly propose to adopt, approve, recommend or otherwise declare advisable) the adoption of any Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, or (iv) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (iv) being referred to as a “Change of Board Recommendation”).

(e) Notwithstanding anything to the contrary contained in this Article 5, if (i) the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged or facilitated in material breach of the provisions of this Agreement and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and its outside counsel, that making a Change of Board Recommendation with respect to such Superior Proposal is necessary in order for the members of the Company Board to comply with their fiduciary duties under applicable Law, then the Company Board may, at any time prior to but not after the time at which the Stockholder Written Consent is executed and delivered to Parent in accordance with Section 5.4(a), effect the type of Change of Board Recommendation provided for in Section 5.3(d)(i) with respect to such Superior Proposal.

(f) Notwithstanding anything to the contrary contained in this Article 5, if (i) the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged or facilitated in material breach of the provisions of this Agreement and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to this Section 5.3(f), that are binding and have been irrevocably committed to by Parent in writing, then the Company Board may, at any time prior to but not after the Subsequent Time, take the following actions: (y) effect a Change of Board

Recommendation with respect to such Superior Proposal and (z) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

i. the Company has, prior to the Subsequent Time, provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the material terms and conditions of such Superior Proposal, (including the identity of the party making such Superior Proposal) and the Company has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including any definitive agreement with respect to such Superior Proposal; and

ii. prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company negotiates, and causes the No-Shop Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

iii. after the expiration of the Notice Period, the Company Board determines in good faith, after consultation with its financial advisor and its outside counsel, and after taking into account any amendments to this Agreement that Parent and Merger Sub have irrevocably agreed in writing to make, that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) making a Change of Board Recommendation and causing the Company to enter into such Alternative Acquisition Agreement with respect to such Superior Proposal is necessary in order for the members of the Company Board to comply with their fiduciary duties under applicable Law.

In the event of any material revisions to the financial or other material terms of such Acquisition Proposal, the Company will be required to deliver, prior to the Subsequent Time, a new written notice to Parent and to comply with the requirements of this Section 5.3(f) with respect to such Acquisition Proposal (provided that the Notice Period for any subsequent notice will be shortened from four Business Days to two Business Days from the date of Parent’s receipt of such new notice, but only if such shortening would result in such Notice Period ending subsequent to the end of the original Notice Period). In the event that any Notice Period is scheduled to expire after the Subsequent Time, the Subsequent Time will be extended until Noon, Eastern time, on the calendar day immediately following the final day of such Notice Period (as the same may have been recommenced pursuant to the immediately preceding sentence). For the avoidance of doubt, once the Subsequent Time has occurred, no Notice Period may be initiated.

(g) Nothing contained in this Agreement shall prohibit the Company (i) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e–2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d–9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that the Company Board determines to make in good faith (after consultation with its outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law, in each case, so long as (A) any such disclosure includes the Company Board Recommendation, without any modification or qualification thereof and (B) does not contain either an express Change of Board Recommendation or any other statements by or on behalf of the Company Board as would reasonably be expected to have the same effect as a Change of Board Recommendation.

5.4 Stockholder Written Consent; Preparing of Information Statement.

(a) Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit the form of Stockholder Written Consent attached hereto as Exhibit C (the “Stockholder Written Consent”) to those of the Company’s stockholders listed on Exhibit D. If the Stockholder Written Consent is duly executed by the Company’s stockholders by the Required Vote and is delivered to the Company in accordance with Section 228 of the DGCL, then, as promptly as practicable thereafter, the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the Stockholder Written Consent, certified as correct and complete by an executive officer of the Company.

(b) If the Stockholder Written Consent is not executed by the stockholders of the Company by the Required Vote, or a copy (including by facsimile or other electronic image scan transmission) thereof is not delivered by the Company to Parent pursuant to Section 5.4(a), in each case within 24 hours after the execution and delivery of this Agreement by the parties hereto, Parent shall have the right to terminate this Agreement as set forth in Section 7.1(c).

(c) As soon as reasonably practicable following the due execution and delivery of the Stockholder Written Consent by the Company’s stockholders by the Required Vote, but in any event not later than the fifth Business Day following the date of this Agreement, the Company shall prepare and file with the SEC an information statement of the type contemplated by Rule 14c–2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider and incorporate the reasonable comments of Parent. Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c–2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL.

5.5 Appropriate Action; Consents; Filings.

(a) The Company and Parent will use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain, or cause their affiliates to obtain, from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including without limitation the Offer and the Merger and (iii) as promptly as reasonably practicable, and in any event within five Business Days after the date hereof, make, or cause their affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided, that the Company and Parent will cooperate with each other in connection with (x) preparing and filing the Information Statement, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish, and cause their affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent will give (or will cause their respective affiliates to give) any notices to third parties, and use, and cause their respective affiliates to use, their commercially reasonable efforts to obtain any third-party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

(c) Without limiting the generality of anything contained in this Section 5.5, each party hereto will, and will cause their affiliates to: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate, and will cause its affiliates to consult and cooperate, with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit, and will cause its affiliates to permit, authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Each of Parent, Merger Sub and the Company will, and will cause its affiliates to, (i) cooperate and coordinate with each other in the making of any filings or submissions that are required to be made under any applicable Competition Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply each other or each other’s outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made under any applicable Competition Laws as promptly as practicable, and (iv) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable. Without limiting the generality of the foregoing, Parent will not, and will not permit any of its Subsidiaries to, enter into or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership or to acquire any assets, business or company if such agreement, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in

Article 6 not to be satisfied or would reasonably be expected to have the effect of preventing, materially impairing, materially delaying or otherwise materially and adversely affecting the consummation of the Merger.

(e) Nothing contained in this Section 5.5 will require, or be construed to require, Bayer AG or any of its affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time, or any interest therein, or to agree to any material change (including through a licensing arrangement) or restriction on, or other impairment of Bayer AG’s or any of its affiliates’ ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation (any of the actions referred to in this Section 5.5(e), a “Non-Required Remedy”).

(f) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.7 Public Announcements. The Company, Parent and Merger Sub agree that the initial joint press release and other announcements concerning the execution and delivery of this Agreement will be substantially in the form provided to each other prior to the date hereof (with such changes as the parties may mutually agree). Each of the Company, Parent and Merger Sub agrees that no subsequent public release or announcement concerning the transactions contemplated hereby will be issued by any party without the prior written consent of the Company and Parent (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

5.8 Employee Benefit Matters.

(a) For a period of twelve months following the Effective Time, Parent will provide, or will cause to be provided, to those employees of the Company who continue to be employed by Parent and Parent Subsidiaries (individually, “Company Employee” and collectively, “Company Employees”) annual base salary or base wages and short-term target cash incentive compensation opportunities that are no less favorable than the annual base salary or base wages and short-term target cash incentive compensation opportunities provided to such Company Employees immediately prior to the Effective Time. After the Effective Time, Parent will provide pension, health and welfare benefits to Company Employees who work more than 20 hours per week that are at least as favorable in the aggregate to those provided to similarly situated Parent employees; provided, that Parent may elect to continue Company Employees who work more than 20 hours per week in their existing Company Benefit Plans for a transition period.

(b) For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting under any equity incentive plan) under the 401(k) plan, severance pay plan, vacation plan, short term disability plan, active employee medical, dental, vision and prescription drug plan, active employee life insurance plan and service award of Parent and the Parent Subsidiaries in which Company Employees first become eligible to participate after the Effective Time (the “New Plans”), Parent shall use reasonable best efforts to credit each Company Employee with his or her years of service with the Company before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply for purposes of qualifying for subsidized early retirement benefits, retiree medical benefits or life benefits, or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent will use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Company Employee participated immediately prior to the Effective Time.

(c) For the terms of the agreements or arrangements, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms, the employment, severance and change of control agreements and arrangements that are listed on Section 5.8(c) of the Company Disclosure Schedule.

(d) From and after the date of this Agreement until the Effective Time, prior to making any written or formal oral communications to Service Providers pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each party will provide the other party hereto with a copy of the intended communication, the other party hereto shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication; provided, however, that the foregoing shall not apply to any individualized communications between Parent and a Company Employee regarding such Company Employee’s service after the Closing or any individualized negotiations regarding offers of employment by Parent to such Company Employee for post-Closing service. Between the date of this Agreement and the Effective Time, the Company will use its reasonable best efforts to assist Parent in entering into Parent’s standard documents relating to compensation and benefits in respect of periods after the Effective Time with each of the Company Employees.

(e) Nothing in this Agreement will require the continued employment of any Person, and except as expressly set forth in this Section 5.8 and as set forth on Section 5.8 of the Company Disclosure Schedule, no provision of this Agreement will prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan or benefit plans of any Parent or Parent Subsidiaries.

(f) The Company and Parent acknowledge and agree that all provisions contained in this Section 5.8 with respect to employees are included for the sole benefit of the respective parties and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

5.9 Indemnification of Directors and Officers.

(a) For a period of six years from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless all past and present directors and officers of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Certificate, the Company Bylaws and indemnification agreements in existence on the date of this Agreement with any directors and officers of the Company arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the Effective Time. Parent and the Surviving Corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the indemnification agreements in existence on the date of this Agreement.

(b) For a period of six years from and after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate. Parent will cause the indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

(c) For six years from and after the Effective Time, Parent will cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (accurate and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the obligations thereunder. If the Company elects to purchase such prepaid policies prior to the Effective Time, the Company (i) will not purchase policies with claims limits in excess of the Company’s current policies or expend in connection therewith an amount in excess of 250% of the last annual premium paid prior to the date of this Agreement, and (ii) will consult and reasonably coordinate with Parent in connection with such purchase.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 will (i) continue, notwithstanding any six year limitation referred to above, until the final disposition of any action, suit, proceeding or investigation brought or commenced during such six year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies will be third party beneficiaries of this Section 5.9).

5.10 State Takeover Laws. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent, Merger Sub or the Merger, including the acquisition of Shares pursuant thereto, the Support Agreements or any other transaction contemplated by this Agreement, then the Company Board will take all action necessary to render such Law inapplicable to the foregoing.

5.11 Parent Agreement Concerning Merger Sub. Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

5.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares (including Company Restricted Shares), Company RSUs or Company Options pursuant to this Agreement, and the Merger will be an exempt transaction for purposes of Section 16.

5.13 Stock Exchange Delisting; Deregistration. The Company and Parent will cooperate and use their respective reasonable best efforts to cause the delisting of the shares of Company Common Stock from the NYSE and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.

5.14 Stockholder Litigation. The Company will promptly provide Parent with any pleadings and correspondence relating to any Proceedings involving the Company or any of its officers or directors relating to this Agreement or the transactions contemplated hereby and will keep Parent reasonably informed regarding the status of any such Proceedings. The Company will consult and reasonably coordinate with Parent with respect to the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

5.15 Domain Names. Prior to the Closing, the Company will use its commercially reasonable efforts to cause the Internet domain names set forth on Section 3.17(c)(16) of the Company Disclosure Schedule to be assigned to the Company or any Company Subsidiary.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been adopted by the Company’s stockholders by the Required Vote, and the Information Statement shall have been cleared by the SEC and been mailed to stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least twenty calendar days prior to the Closing.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) (i) No Specified Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or imposing a Non-Required Remedy, (ii) there shall not be pending, or threatened in writing, any Proceeding by any Specified Governmental Entity seeking to restrain or prohibit the consummation of the Merger or to impose a Non-Required Remedy, other than in connection with any Proceeding involving the Company or any of its officers or directors relating to this Agreement or the transactions contemplated hereby which is brought by or on behalf of stockholders of the Company, whether as an individual or a purported class or derivative action; and (iii) there shall be no statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Merger, other than the application to the Merger of applicable waiting periods under the HSR Act, that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Non-Required Remedy.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) (i) Each representation or warranty of the Company contained in Section 3.2(a) (third sentence only), Section 3.2(d), Section 3.3 and Section 3.11(b) of this Agreement shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), (ii) each representation or warranty of the Company contained in (A) the first and fourth sentences of Section 3.2(a), (B) the third sentence of Section 3.2(b) and (C) the second and third sentences of Section 3.2(c) of this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time), and (iii) all other representations and warranties of the Company contained in the Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so shall have been cured.

(c) Since the date of this Agreement, there shall have not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which has had a Company Material Adverse Effect.

(d) Parent shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a), (b) and (c) of this Section 6.2 have been satisfied.

6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver at or prior to the Effective Time of each of the following conditions:

(a) Each representation or warranty of Parent and Merger Sub contained in the Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so has been cured.

(c) The Company shall have received a certificate of Parent, executed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

(b) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or imposing a Non-Required Remedy, which Order or other action has become final and nonappealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5);

(c) By Parent, if, within 24 hours after execution and delivery of this Agreement by the parties hereto, (i) a duly executed Stockholder Written Consent evidencing adoption of this Agreement by the Company’s stockholders by the Required Vote shall not have been delivered to the Company or (ii) the Company shall not have delivered to Parent a certified copy of such Stockholder Written Consent, in each case, pursuant to and in accordance with Section 5.4(a);

(d) By Parent, at any time prior to the Effective Time if a Triggering Event has occurred;

(e) By the Company, concurrently with the Company Board’s causing the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3(f); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) will not be available unless the Company shall have complied in all material respects with Section 5.3;

(f) By Parent or the Company, if the Effective Time has not occurred on or before April 1, 2013 (the “Outside Date”);

(g) By Parent, if: (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied, (ii) Parent has delivered to the Company written notice of such Uncured Inaccuracy or breach (a “Breach Notice”) and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the fifteenth calendar day after delivery of such Breach Notice to the Company; or

(h) By the Company, if: (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company has delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the fifteenth calendar day after delivery of such written notice to Parent.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (i) with respect to the last sentence of Section 5.2, this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), then the Company will pay to Parent concurrent with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee of $22 million (the “Breakup Fee”).

(c) In the event that this Agreement is terminated pursuant to Section 7.1(f) or Section 7.1(g), and prior to the date of termination of this Agreement an Acquisition Proposal shall have been made known to the Company Board and is not definitively withdrawn prior to the thirtieth calendar day prior to the date of termination (with respect to any termination pursuant to Section 7.1(f)) or the fifth calendar day prior to the delivery of the applicable Breach Notice (with respect to any termination pursuant to Section 7.1(g)), and on or prior to the 12-month anniversary of the termination of this Agreement, (x) the Company enters into a definitive written agreement providing for the consummation of any Acquisition Proposal or (y) any Acquisition Proposal is consummated, then on the earlier to occur of the event described in clause (x) of this sentence and the event described in clause (y) of this sentence, the Company will pay to Parent the Breakup Fee (provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “20%” will be deemed to be references to “a majority”).

(d) In the event that this Agreement is terminated pursuant to Section 7.1(c), and on or prior to the 12-month anniversary of the termination of this Agreement, (x) the Company enters into a definitive written agreement providing for the consummation of any Acquisition Proposal or (y) any Acquisition Proposal is consummated, then on the earlier to occur of (x) and (y), the Company will pay to Parent the Breakup Fee (provided that, for purposes of this Section 7.2(d), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “20%” will be deemed to be references to “a majority”).

(e) All payments under this Section 7.2 will be made by wire transfer of immediately available funds to an account designated in writing by Parent. Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.

7.3 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub; provided, however, that, after adoption of this Agreement by such stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.2, all Expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or (ii) on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Bayer Aktiengesellschaft

BAG-LPC-MA

Kaiser-Wilhelm-Allee, Q26

D-51368 Leverkusen

Germany

Attn: Dr. Jan Heinemann

Fax: +49 214 30 9621036

with a copy to (for information purposes only):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Facsimile No.:	Matthew G. Hurd (212) 558-3588

If to the Company, addressed to it at:

Schiff Nutrition International, Inc.

2002 South 5070 West

Salt Lake City, UT 84104-4726

Attention: Facsimile No.:	General Counsel (801) 975-1924

with a copy to (for information purposes only):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94062

Attention:	Tad Freese Jamie Leigh
Facsimile No.:	(650) 463-2600

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company or any Company Subsidiary from making any of the disclosures required to be made to the Parent or Merger Sub by Section 5.3 or any other provision of this Agreement and (ii) contains provisions that are no less favorable in any meaningful respect to the Company than those contained in the Confidentiality Agreement (provided, that such agreement need not contain any standstill or similar obligation).

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary, (b) sale, lease or other disposition of assets of the Company (including Equity Interests of a Company Subsidiary) or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance or sale by the Company of Equity Interests representing 20% or more of the voting power (or 20% or more of the aggregate number of all outstanding Shares) of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power (or 20% or more of the aggregate number of all outstanding Shares) of the Company or (e) any combination of the foregoing (in each case, other than the Merger).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business” means the business conducted by the Company or the Company Subsidiaries in the design, development, research, use, manufacture or sale of the Company Products.

“Business Day” means any day other than Saturday, Sunday and any day on which commercial banks in the City of Frankfurt am Main, Germany or in the County of New York, New York are required or permitted by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plans” means all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and all bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that: (i) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (c) any change that generally affects the nutritional supplement industry in the United States to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby; (d) any change proximately caused by the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Merger, including any litigation resulting therefrom (provided, however, that the exception in this clause (d) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.4 and Section 3.5); (e) any change proximately caused by the Company’s compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented; (f) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby; (g) changes in Laws after the date hereof, to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby; (h) changes in GAAP after the date hereof, to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby; (i) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (a)-(h) or (j) of the definition); or (j) a decline in the price of the Company Common Stock on the NYSE or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (a)-(i) of the definition); or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by the Company of any of its material obligations under this Agreement.

“Company Product” means each of MegaRed®, Move Free®, Airborne®, Tiger’s Milk®, Sustenex®, Digestive Advantage®, Schiff® Vitamins and any other product manufactured or marketed by the Company or any Company Subsidiary.

“Competition Law” means any merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any legally binding contract, agreement, indenture, note, bond, loan, license, instrument, lease or any other legally binding commitment, plan or arrangement, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Information Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including any court thereof.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (e) Trade Secrets, (f) URL and Internet domain name registrations, (g) inventions (whether or not patentable) and improvements thereto, (h) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (i) other proprietary, industrial or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, the Vice President and Controller or the General Counsel of the Person; provided, that, for purposes of Section 3.26 hereof, the knowledge of the Company shall also include the actual knowledge of the Chief Medical Officer or the Senior Vice President—Operations of the Company.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, lease, license, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“No-Shop Representatives” means, collectively, (a) the Company’s Representatives, (b) the Company Subsidiaries and each of their respective Representatives, (c) TPG Capital, L.P., its affiliates, and each of their respective Representatives and (d) Weider Health and Fitness, its affiliates, and each of their respective Representatives.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law and (c) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Securities Act” means the Securities Act of 1933.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Specified Governmental Entity” means any Governmental Entity in the United States or any State thereof.

“Superior Proposal” means a written and bona fide Acquisition Proposal (except the references therein to “20%” will be replaced by “50.1%” and the parenthetical phrases in clauses (c) and (d) therein will, in each instance, be replaced by the phrase “and 50.1% or more of each class of equity securities”) made by a third party that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the availability of committed financing) and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger (after giving effect to all adjustments to the terms thereof which may be irrevocably offered by Parent).

“Taxes” means any and all taxes (together with any and all interest, penalties and additions thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and gains tax.

“Tax Return” means any report, return (including information return), claim for refund or declaration filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, build instructions, test reports, schematics, algorithms, formulae, test vectors, databases, lab notebooks, processes, prototypes, materials, samples, studies, or other know-how and other works of authorship.

“Trade Secrets” means trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information).

“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury under the Code.

“Triggering Event” will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation (whether or not in compliance with Section 5.3); (b) the Company enters into any Alternative Acquisition Agreement; (c) the Company Board publicly recommends to its stockholders any Acquisition Proposal; (d) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within seven calendar days after Parent’s written request therefor; (e) a tender offer or exchange offer for securities of the Company is commenced and the Company Board shall have failed to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of such commencement; or (f) the Company Board formally resolves to take or announces its intention to take any of the foregoing actions.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to the Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of the Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.3(a)(ii)

“Book-Entry Shares”	Section 2.2(b)

“Breach Notice”	Section 7.1(g)

“Breakup Fee”	Section 7.2(b)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)

“Chancery Court”	Section 8.12(b)

“Change of Board Recommendation”	Section 5.3(d)

“Class A Common Stock”	Recitals

“Class B Common Stock”	Recitals

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(c)

“Company Certificate”	Section 3.1(c)

“Company Common Stock”	Recitals

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.8(a)

“Company Financial Statements”	Section 3.7(a)

“Company Material Contract”	Section 3.14(a)

“Company Options”	Section 2.4(a)

“Company Permits”	Section 3.6(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Representatives”	Section 5.2

“Company Restricted Shares”	Section 2.4(c)

“Company RSUs”	Section 2.4(b)

“Company SEC Documents”	Section 3.7(a)

“Company Stock Option Plans”	Section 2.4(a)

“Company Stockholder Approval”	Section 3.23

“Company Subsidiary”	Section 3.1(b)

“Confidentiality Agreement”	Section 5.2

“D&O Insurance”	Section 5.9(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.2

“Exchange Act”	Section 3.5

“Fairness Opinion”	Section 3.22

“FDA”	Section 3.26(a)

“FDCA”	Section 3.26(a)

“Houlihan”	Section 3.22

“Information Statement”	Section 5.4(c)

“Insurance Policies”	Section 3.19

“Leased Real Property”	Section 3.21(a)

“Licensed Intellectual Property”	Section 3.17(a)

“Material Intellectual Property”	Section 3.17(b)

“Merger”	Recitals

“Merger Consideration”	Recitals

“New Plans”	Section 5.8(b)

“Non-Required Remedy”	Section 5.5(e)

“Notice Period”	Section 5.3(f)(i)

“NYSE”	Section 3.5

“Option Payments”	Section 2.4(a)

“Order”	Section 3.15(b)

“Other Interested Party”	Section 5.3(b)

“Outside Date”	Section 7.1(f)

“Owned Intellectual Property”	Section 3.17(a)

“Parent”	Preamble

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.2

“Parent Subsidiary”	Section 4.3

“Paying Agent”	Section 2.2(a)

“Proceeding”	Section 3.15(a)

“Merger Sub”	Preamble

“Merger Sub Common Stock”	Section 2.1(c)

“Representatives”	Section 5.2

“Registered Intellectual Property”	Section 3.17(a)

“Required Vote”	Section 3.23

“RSU Payments”	Section 2.4(b)

“Sarbanes-Oxley Act”	Section 3.7(a)

“SEC”	Section 3.5

“Section 16”	Section 5.12

“Service Providers”	Section 3.12(a)

“Shares”	Recitals

“Stockholder Written Consent”	Section 5.4(a)

“Subsequent Time”	Section 5.3(c)

“Support Agreements”	Recitals

“Surviving Corporation”	Section 1.1(a)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and.

8.9 No Third Party Beneficiaries. Except as provided in Section 5.9 only, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

8.10 Assignment. The Agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Parent Subsidiary prior to the mailing of the Information Statement, but no such assignment will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BAYER HEALTHCARE LLC

By:	/s/ Philip Blake
Name:	Philip Blake
Title:	President Bayer HealthCare LLC

WILLOW ROAD COMPANY

By:	/s/ William B. Dodero
Name:	William B. Dodero
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

SCHIFF NUTRITION INTERNATIONAL, INC.

By:	/s/ Tarang P. Amin
Name:	Tarang P. Amin
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

WRITTEN CONSENT

OF

CERTAIN STOCKHOLDERS

OF

SCHIFF NUTRITION INTERNATIONAL, INC.

Pursuant to Section 228 of the

Delaware General Corporation Law

The undersigned stockholders of Schiff Nutrition International, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Section 7 of the Amended and Restated Bylaws of the Company, consenting together as a single class, do hereby irrevocably consent to the adoption of the following recitals and resolutions without the necessity of a meeting of the stockholders of the Company:

Adoption of the Merger Agreement

WHEREAS, there has been submitted to the undersigned stockholders of the Company an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 29, 2012, by and among Bayer HealthCare LLC, a Delaware limited liability company (“Parent”), Willow Road Company, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company to continue as the surviving corporation of the Merger;

WHEREAS, capitalized terms used but not otherwise defined in this written consent (this “Written Consent”) have the meanings set forth in the Merger Agreement;

WHEREAS, the Company Board has (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) recommended that the Company’s stockholders vote their Shares in favor of adopting the Merger Agreement;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each stockholder of the Company will be entitled to receive $34.00 for each Share held by them immediately prior to the Effective Time, payable net to the stockholder in cash, without interest;

WHEREAS, the affirmative vote or written consent of the holders of Shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon is the only vote required of the holders of any class of capital stock of the Company to adopt the Merger Agreement;

WHEREAS, the undersigned stockholders of the Company own, together, 7,486,574 shares of Class A Common Stock and 7,486,574 shares of Class B Common Stock, representing in the aggregate approximately 85.16% of the voting power of the outstanding Company Common Stock; and

B-1

WHEREAS, the undersigned stockholders of the Company have reviewed the Merger Agreement and such other information as they believe necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this Written Consent.

NOW, THEREFORE, BE IT:

RESOLVED, that the undersigned, in their capacity as stockholders of the Company, hereby adopt the Merger Agreement and approve in all respects the Merger and the other transactions contemplated by the Merger Agreement; and be it

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be irrevocable and filed with the minutes of the proceedings of the stockholders of the Company.

[Signature page follows]

B-2

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent on the date first set forth underneath its name below.

WEIDER HEALTH AND FITNESS

By:	/s/ Eric Weider
	Name:	Eric Weider
	Title:	President
	Date:	October 29, 2012

TPG STAR SNI, L.P.

By:	TPG STAR ADVISORS, L.L.C.,
its general partner

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President
	Date:	October 29, 2012

[Signature Page to Written Consent of Certain Stockholders of Schiff Nutrition International, Inc.]

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

October 29, 2012

Schiff Nutrition International, Inc.

2002 South 5070 West

Salt Lake City, UT 84104-4726

Attn: Board of Directors

Dear Board of Directors:

We understand that Bayer HealthCare LLC (the “Acquiror”), Willow Road Company, a wholly-owned subsidiary of the Acquiror (“Sub”), and Schiff Nutrition International, Inc. (the “Company”), propose to enter into the Agreement (as defined below) pursuant to which, among other things, Sub will be merged with and into the Company (the “Transaction”), and that, in connection with the Transaction, each issued and outstanding share of (i) Class A common stock, par value $0.01 per share (“Class A Common Stock”), of the Company and (ii) Class B common stock, par value $0.01 per share (“Class B Common Stock”, and, together with the Class A Common Stock, the “Company Common Stock”), of the Company, will be converted into the right to receive $34.00 payable net to the holder of Company Common Stock in cash, without interest (the “Consideration”).

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received in the Transaction by the holders of Class A Common Stock, collectively as a group, is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the following agreements and documents:

a.	Draft labeled “Execution Version” of Agreement and Plan of Merger, dated as of October 29, 2012, by and among the Acquiror, Sub and the Company (the “Agreement”);

b.	Draft labeled “Execution Version” of Letter Agreement, dated October 29, 2012, between TPG Star SNI, L.P., the Company and Sub (the “TPG Support Agreement”);

c.	Draft labeled “Execution Version” of Letter Agreement, dated October 29 2012, between Weider Health and Fitness, the Company and Sub (together with the TPG Support Agreement, the “Support Agreements”); and

d.	Amended and Restated Certificate of Incorporation of Schiff Nutrition International, Inc., filed with the Delaware Secretary of State on October 25, 2005;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including (i) historical financial information of the Company pro forma for the acquisition of Airborne Inc. (“Airborne”), and

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(ii) financial projections (and adjustments thereto) relating to the Company for the fiscal years ending 2013 through 2017, which include certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the acquisition of Airborne, all as prepared by the management of the Company (the “Synergies”);

4.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for Class A Common Stock, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, upon the advice of the management of the Company, we have assumed that the estimated Synergies reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company and that the Synergies will be realized in the amounts and the time periods indicated thereby, and we express no opinion with respect to such Synergies or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the such agreements and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, or the Company or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. We are also not expressing any opinion as to the price or range of prices at which (i) shares of Class A Common Stock will trade, or (ii) shares of Class B Common Stock may be transferable, at any time.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Board (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to the Company and one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with TPG Capital (“TPG Capital”, collectively with private equity and investment funds affiliated or associated therewith and the portfolio companies thereof, “TPG”), which we understand collectively directly or indirectly own a significant interest in the Company, for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (a) having provided valuation and transaction advisory services to TPG, (b) having acted as financial advisor to TPG in connection with its acquisition of Ontex International, which transaction closed in November, 2010, (c) having acted as financial advisor to British Vita Unlimited, an affiliate of TPG, in connection with a sale of part of one of its divisions, which transaction closed in September 2012, and (d) having acted as financial advisor to the Company in connection with its acquisition of Airborne, which transaction closed in March 2012. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror, TPG, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by TPG Capital, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with TPG, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, TPG, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, the Acquiror, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any terms, aspects or implications of any support agreement, standstill agreement or other arrangements, agreements or understandings entered into in connection with the Transaction or otherwise, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities (including, without limitation, the holders of Class B Common Stock), creditors or other constituencies of the Company or the Acquiror, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or the Acquiror’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, the Acquiror’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration between, amongst or within such classes or groups of security holders (including, without limitation, classes of Company Common Stock) or other constituents), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. In rendering this Opinion, we have not been requested to, and did not, take into account different classes or attributes of Company Common Stock or the individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received in the Transaction by the holders of Class A Common Stock, collectively as a group, is fair to such holders from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

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